Exhibit 2.1

[*****]

EXECUTION VERSION

DATED 22 FEBRUARY 2026

WILSON SONS S.A.

ULTRANAV INTERNATIONAL II, S.A.

REMOLCADORES ULTRATUG LIMITADA

WILSON, SONS ULTRATUG PARTICIPAÇÕES S.A.

ATLANTIC OFFSHORE SERVICES S.A.

PAN MARINE DO BRASIL LTDA.

TIDEWATER MARINE INTERNATIONAL, INC.

and

TIDEWATER INC.

SALE AND PURCHASE AGREEMENT
relating to the sale and purchase of
Wilson, Sons Ultratug Participações S.A.
and Atlantic Offshore Services S.A.

Slaughter and May,
One Bunhill Row,
LONDON EC1Y 8YY
(PIRD/JODW)

Certain information has been redacted because it is both not material and the type that the registrant treats as private and confidential.

25.	Electronic and Digital Signatures	83

26.	Invalidity	84

27.	Governing Law	84

28.	Jurisdiction	84

29.	Agent for Service	84

30.	Language	85

31.	Debt Financing Sources	86

32.	W&I Insurance Policy	87

Agreed Form Documents

Announcement

Release Letter

Forms of Resignation Letter

Trade Mark Assignments

THIS DEED (the “Agreement”) is made by way of a deed on 22 February 2026

BETWEEN:

1.	WILSON SONS S.A., a company incorporated in Brazil with registered number CNPJ: 33.130.691/0001-05, the registered office of which is Praia de Botafogo No. 186, 4th Floor, Room 301, Botafogo, City of Rio de Janeiro, State of Rio de Janeiro, Zip Code 22250-145, Brazil (“Wilson Sons”);

2.	ULTRANAV INTERNATIONAL II, S.A., a company incorporated in Panama with registered number 155720459, the registered office of which is PH Dream Plaza Workings, 10th Floor, Office 7, Costa del Este, Panama City, 0812, Panama (“Ultranav”);

3.	REMOLCADORES ULTRATUG LIMITADA, a company incorporated in Chile with registered number 78.558.840-1 and registered in Brazil under CNPJ number 08.529.751/0001-01, the registered office of which is Avenida. EI Bosque Norte, No. 500, Piso 19, Las Condes, Santiago, Chile (“Ultratug” and, together with Ultranav, the “Ultratug Sellers” and each an “Ultratug Seller”, and Wilson Sons and the Ultratug Sellers collectively being the “Sellers” and each a “Seller”);

4.	WILSON, SONS ULTRATUG PARTICIPAÇÕES S.A., a closed company incorporated in Brazil with registered number CNPJ: 04.017.196/0001-88, the registered office of which is Rua da Quitanda No. 86, 5th Floor, Room 501, Edifício Galeria, Centro, City of Rio De Janeiro, State of Rio de Janeiro, Zip Code 20.091-005, Brazil (the “Brazil Target Company”) (for the purposes of the Target Obligations only);

5.	ATLANTIC OFFSHORE SERVICES S.A., a closed company incorporated in Panama with registered number 679710, the registered office of which is Tower Financial Center, 16th Floor, 50th Street and Elvira Mendez, Panama City, Republic of Panama (the “Panama Target Company” and, together with Brazil Target Company, each a “Target Company” and, collectively, the “Target Companies”) (for the purposes of the Target Obligations only);

6.	PAN MARINE DO BRASIL LTDA., a company incorporated in Brazil with registered number CNPJ 42.519.082/0001-25, the registered office of which is Rua Paulo Sérgio Vasconcelos, No. 741, Granja Cavaleiros, City of Macaé, State of Rio de Janeiro, Zip Code 27.930-310, Brazil (the “Brazil Purchaser”);

7.	Tidewater Marine International, Inc. a company incorporated in the Cayman Islands with registered number 229814, the registered office of which is at c/o Centralis Cayman Limited, One Capital Place, 3rd Floor, Shedden Road, George Town, Grand Cayman KY1-1110, Cayman Islands (the “Cayman Purchaser” and, together with the Brazil Purchaser, the “Purchasers”); and

8.	TIDEWATER INC., a corporation incorporated in the State of Delaware and whose principal executive offices are at 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024, United States of America (the “Purchasers’ Guarantor” and together with the Sellers, the Target Companies and the Purchasers, the “Parties” and each a “Party”).

WHEREAS:

(A)	The Purchasers wish to acquire the Target Group.

(B)	Wilson Sons owns the Wilson Sons Panama Target Shares and Ultranav owns the Ultranav Panama Target Shares, which together constitute the entire issued share capital of the Panama Target Company.

(C)	Wilson Sons owns the Wilson Sons Brazil Target Shares and Ultratug owns the Ultratug Brazil Target Shares, which together constitute the entire issued share capital of the Brazil Target Company.

(D)	The Sellers have agreed to sell, and the Purchasers have agreed to purchase, the Target Shares, in each case, on the terms and subject to the conditions of this Agreement.

(E)	The Target Companies have become parties to this Agreement solely for the purposes of the Target Obligations.

WHEREBY IT IS AGREED as follows:

1.	Interpretation

1.1	In this Agreement and the Schedules to it:

“2025 Financial Statements”	means the annual consolidated financial statements of each of the Target Companies and their respective Subsidiaries (or, in the alternative, of the Target Group on a combined basis) as of and for the year ended 31 December 2025, which financial statements shall be audited by the independent auditors of the Target Group;

“Accounts”	means the Panama Accounts and the Brazil Accounts;

“Accounts Date”	means 31 December 2024;

“Action”	means any action, claim, charge, complaint, grievance, lawsuit, litigation, hearing, petition, suit, audit, assessment, reassessment, arbitration, mediation, examination, investigation, inquiry or other proceeding, in each case by or before any Governmental Authority, whether civil, criminal, administrative or otherwise, in Law or in equity, whether public or private, and whether formal or informal;

“Activities”	has the meaning given in Clause 14.1;

“Adjustment Amount”	has the meaning given in paragraph 1.1(K) of Part A of Schedule 8 (Post-Completion Adjustment);

“Affiliates”

means, in relation to a person, for these purposes (the “relevant person”):

(a)        any person Controlled by the relevant person (whether directly or indirectly);

(b)        any person Controlling (directly or indirectly) the relevant person; and

(c)        any person Controlled (whether directly or indirectly) by any person Controlling (whether directly or indirectly) the relevant person;

“Agreed Accountant”	has the meaning given in paragraph 3.4 of Part A of Schedule 8 (Post-Completion Adjustment);

“Agreed Form”	in relation to any document, means such document in a form agreed by the Sellers and the Purchasers and either: (a) initialled for the purposes of identification by the Purchasers’ Solicitors on behalf of the Purchasers and the Sellers’ Solicitors on behalf of the Sellers; or (b) confirmed by the Purchasers’ Solicitors and the Sellers’ Solicitors in writing (including via email) to be in “agreed form”;

“Agreement”	has the meaning given in the Preamble;

“Alternative Transaction”	has the meaning given in paragraph (Z) of Schedule 3 (Conduct of Business before Completion);

“Announcement”	means the announcement in the Agreed Form concerning the Transaction to be made by Purchasers’ Guarantor on the date of this Agreement following the execution of this Agreement;

“ANTAQ”	means the Brazilian National Agency of Waterway Transports (Agência Nacional de Transportes Aquaviários);

“Anti-Corruption and Anti-Money Laundering Laws”	has the meaning given in paragraph 5.7(A) of Schedule 4 (Seller Warranties);

“Antitrust Condition”	means the Condition set out in paragraph 1 of Schedule 1 (Conditions);

“Antitrust Restrictions”	has the meaning given in Clause 3.2(C), and “Antitrust Restriction” shall be construed accordingly;

“Applicable Exchange Rate”

means:

(a)        where the relevant amount is to be converted from Brazilian reais (R$) to US dollars (USD), the sale exchange rate (Taxa de Venda) expressed as the amount of Brazilian reais (R$) equivalent to one (1) US dollar (USD), as published by the Central Bank of Brazil on its website (which, on the date hereof, is located at http://www4.bcb.gov.br/pec/taxas/batch/taxas.asp?id=txdolar, or any successor replacement website) as of the Business Day immediately preceding either the day on which the relevant payment is due or, as the case may be, the relevant date of determination as provided in Clause 1.2(X); and

(b)        where the relevant amount is to be converted from any currency other than Brazilian reais (R$) to US dollars (USD), the applicable Bloomberg BFIX spot exchange rate as at 4.00 p.m. on the Business Day immediately preceding either the day on which the relevant payment is due or, as the case may be, the relevant date of determination as provided in Clause 1.2(X);

“Assurance”	means any undertaking, assurance, indemnity, guarantee, performance bond, bid bond, letter of credit, security or commitment that has the effect of making one person liable (in whole or in part) for a Liability or obligation of another person;

“Banco do Brasil”	means Banco do Brasil S.A.;

“Banco do Brasil Cash Collateral”	means any cash deposited by any member of the Target Group into the cash collateral accounts with account numbers [*****] and [*****] at the [*****] Corporate Banking Office of Banco do Brasil to secure the borrowings of the Target Group under the Banco do Brasil Financing Document (including any interest accrued thereon);

“Banco do Brasil Financing Document”	means the Financing Contract [*****] dated 18 December 2008 between Magallanes Navegação Brasileira S.A., Banco do Brasil, Ultratug and the other parties thereto, a copy of which is located at document reference 2.5.3.1.3.5 in the Data Room, as amended or restated on 15 June 2012, 24 September 2020, 28 December 2020 and 13 June 2022 pursuant to document references 2.5.3.1.3.1, 2.5.3.1.3.2, 2.5.3.1.3.3 and 2.5.3.1.3.4 in the Data Room and, subject to Clause 3.12, from time to time after the date of this Agreement;

“Banco do Brasil PCGs”

means:

(a)        the shareholders’ guarantees provided in the vessel construction agreements entered into between Magallanes Navegação Brasileira S.A., Inversiones Magallanes Limitada, Ultratug and the other parties thereto with Banco do Brasil and Wilson, Sons Offshore S.A., for which details are set out in tab 5. “overview” (rows 15 to 18 (inclusive)) of the file named “Debt Details 01.2026 (VDR Reference)” located at document reference 6.5.3.3 in the Data Room);

(b)        the stand-by letters of credit on behalf of Ultratug located at document references 6.5.2.1 to 6.5.2.4 (inclusive) in the Data Room; and

(c)       the letter of credit issued by Inversiones Magallanes Limitada located at document reference number 6.5.2.5 in the Data Room;

“Bank Consents Conditions”	means the Conditions set out in paragraphs 2 and 3 of Schedule 1 (Conditions), and “Bank Consents Condition” shall be construed accordingly;

“Base Purchase Price”	has the meaning given in Clause 6.1(A);

“Benefit Plan”	means any programme, policy or arrangement relating to mandatory or voluntary compensation and/or benefits offered by any member of the Target Group for the benefit of any director, officer, employee or consultant of any member of the Target Group, including any employment agreement, cash or equity-based bonus or incentive plan, employee loan, severance, retention or termination benefits, vacation policy, retirement or pension plan (including any pension plan registered with the Brazilian National Superintendence of Complementary Pensions (PREVIC)), health and welfare plan, or any other mandatory benefit required under applicable Law, including the Brazilian Consolidation of Labor Laws (CLT), and any part(s) of any applicable collective bargaining agreement, collective labour agreement or similar instrument (solely to the extent such part(s) contain any obligation on any member of the Target Group to pay any compensation and/or benefits to or for the benefit of any director, employee or consultant of any member of the Target Group), in each case that is sponsored, maintained, funded or required to be funded by any member of the Target Group, but excluding, for the avoidance of doubt, any programme, policy or arrangement sponsored by any Governmental Authority;

“BNDES”	means Banco Nacional de Desenvolvimento Econômico e Social (BNDES);

“BNDES Financing Documents”	means the financing documents entered into by Wilson, Sons Offshore S.A. and/or Magallanes Navegação Brasileira S.A. (as applicable), as borrower, and BNDES, as lender, which are as set out in the file named “Documentos de Financiamento BNDES.4.xlsx” located at document reference 6.5.6.3 in the Data Room. Copies of the BNDES Financing Documents are contained in folders 2.3.3.1.3 and 6.5.6 and at document reference 2.5.3.1.3.6 in the Data Room;

“BNDES PCGs”

means:

(a)         the shareholders’ guarantees provided in the vessel construction agreements entered into by Wilson, Sons Offshore S.A. with BNDES, for which details are set out in tab 5. “overview” (rows 4 to 14 (inclusive)) of the file named “Debt Details 01.2026 (VDR Reference)” located at document reference 6.5.3.3 in the Data Room; and

(b)        the letters of credit issued by Ultratug and located at document references 6.5.2.7 to 6.5.2.10 (inclusive) in the Data Room;

“Books and Records”	has its common law meaning and includes all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programmes or other records (excluding software);

“Brazil Accounts”	means the audited consolidated financial statements of the Brazil Target Company and its Subsidiaries as at the Accounts Date, comprising: (a) the balance sheet as at the Accounts Date; (b) the profit and loss statement for the period of twelve (12) months ended on the Accounts Date; and (c) the notes to the accounts, a copy of which is located at document references 6.9.2.4 and 6.9.2.5 of the Data Room;

“Brazil Purchaser”	has the meaning given in the Recitals;

“Brazil Target Company”	has the meaning given in the Recitals and basic information concerning which is set out in Part A of Schedule 10 (The Target Companies and the Subsidiaries);

“Brazil Target Shares”	means the Wilson Sons Brazil Target Shares and the Ultratug Brazil Target Shares;

“Break Payment”	means an amount equal to seven million, five hundred thousand US dollars (USD 7,500,000);

“Break Payment Event”

means a termination of this Agreement pursuant to Clause 3.19 in circumstances where:

(a)         either of the Bank Consents Conditions has not been satisfied, except where the failure to satisfy the relevant Bank Consents Condition is the direct result of a material breach by a Seller of Clause 3.10 or if such material breach materially contributed to the failure to satisfy the relevant Bank Consents Condition; or

(b)        the Transaction has become conditional upon the satisfaction or waiver of the Material Adverse Effect Condition in accordance with the Transaction Documents and the Material Adverse Effect Condition has not been satisfied or waived;

“Burdensome Remedy”

means:

(a)        the divestment of more than five Vessels;

(b)        being required to remove more than five Vessels from the Brazilian market on more than a temporary or short-term basis; or

(c)        a combination of (a) and (b) that involves more than five Vessels;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business in London, the United Kingdom; Houston, the United States; São Paulo, Brazil; Panama City, Panama and Santiago, Chile;

“Business Information”

means all information (in whatever form held), including all:

(a)       formulas, designs, specifications, drawings, know-how, manuals and instructions;

(b)       customer and supplier lists, sales, marketing and promotional information;

(c)       business plans, budgets and forecasts;

(d)       technical or other expertise including source materials relating to software;

(e)       accounting and Tax records, correspondence, orders and inquiries; and

(f)         financial records, bills, accounting, internal and audit records, operating manuals, programming information, computerised data, quality records and reports, cost information, pricing data, market surveys, mailing lists and personnel and payroll records;

“Business Warranties”	means, other than any Fundamental Warranty, the Warranties set out in Schedule 4 (Seller Warranties), and “Business Warranty” shall be construed accordingly;

“BWT”	means any Brazilian withholding income Tax on capital gains (imposto de renda sobre o ganho de capital);

“CADE”	means the Brazilian Antitrust Authority (Conselho Administrativo de Defesa Econômica);

“Capex Plan”	means the capital expenditure plan for the Target Group, a copy of which is located at document reference 6.5.9.3 of the Data Room;

“Cash”

means:

(a)        any cash at bank and in hand and cash in transit owned by any member of the Target Group which is freely available and immediately accessible for use by the relevant member of the Target Group (net of uncleared cheques and excluding any Restricted Cash);

(b)        any marketable securities and cash equivalents with a maturity of not more than three (3) months owned by any member of the Target Group, in each case excluding Restricted Cash; and

(c)        the items specifically included within “Cash” pursuant to Part C of Schedule 8 (Post-Completion Adjustment),

but excluding any amounts specifically excluded from “Cash” pursuant to Part C of Schedule 8 (Post-Completion Adjustment);

“Cayman Purchaser”	has the meaning given in the Recitals;

“Charter”	means any charter or Contract of affreightment with respect to Vessels chartered out;

“Claim”	means any claim, Action or demand of any nature whatsoever made against any of the Sellers in respect of or in relation to any matter in this Agreement or in any other Transaction Document;

“Companies Act”	means the UK Companies Act 2006;

“Completion”	means completion of the sale and purchase of the Target Shares under this Agreement;

“Completion BWT Amount”	has the meaning given in Clause 12.3(A);

“Completion Date”	means the day on which the Completion takes place in accordance with Clause 7, being the fifth (5th) Business Day following the day on which the last in time of the Conditions applicable to the Transaction pursuant to the Transaction Documents (other than the Completion Date Conditions) shall have been satisfied or waived (if applicable) in accordance with the Transaction Documents (provided that if such Business Day is not an Eligible Completion Date, the Completion Date shall be the next Business Day which is an Eligible Completion Date) or such later date as may be determined in accordance with Clauses 7.2 or 7.5(A);

“Completion Date Conditions”	means those Conditions listed in paragraphs 4 to 9 (inclusive) of Schedule 1 (Conditions);

“Completion Exchange Rate”	means the sale exchange rate (Taxa de Venda) expressed as the amount of Brazilian reais (R$) equivalent to one (1) US dollar (USD), as published by the Central Bank of Brazil on its website (which, on the date hereof, is located at http://www4.bcb.gov.br/pec/taxas/batch/taxas.asp?id=txdolar, or any successor replacement website) on the Completion Date;

“Completion Payment”	has the meaning given in Clause 7.3(H);

“Completion Statement”	means the completion statement delivered by the Purchasers pursuant to Part A of Schedule 8 (Post-Completion Adjustment) after it becomes finalised pursuant to paragraph 3.2, 3.3 or 3.8 of Part A of Schedule 8 (Post-Completion Adjustment);

“Completion Working Capital”

means:

(a)       the Current Assets of the Target Group, less

(b)       the Current Liabilities of the Target Group,

in each case, as at the Effective Time, prepared in accordance with Schedule 8 (Post-Completion Adjustment).

A sample calculation of Completion Working Capital is set forth in Part E of Schedule 8 (Post-Completion Adjustment) as if the Effective Time was 31 December 2025;

“Compliant”

means, with respect to each set of Financial Statements, that:

(a)        such Financial Statements do not contain any untrue statement of a material fact regarding the Target Group or omit to state any material fact regarding the Target Group necessary in order to make such Financial Statements not misleading under the circumstances in which they were made;

(a)        the Target Group has not stated its intent to, or determined that it must, restate any historical financial information included in the Financial Statements; and

(b)       the Financial Statements are prepared in accordance with IFRS, compliant in all material respects with all applicable requirements of Regulation S-X under the Securities Act for an acquired business and, if applicable, audited in compliance with US GAAS, with the independent auditors of the Target Group having provided an unqualified audit opinion with respect to such set of Financial Statements and having not withdrawn or advised the Sellers in writing that it intends to withdraw such audit opinion, to the extent such financial statements would be (i) required in an offering of securities by the Purchasers’ Guarantor or any of its Affiliates, assuming for this purpose that such offering was being made pursuant to a registration statement on Form S-1 as of the date hereof in order for such registration statement to be declared effective by the SEC (or any successor form thereto) and (ii) required to be filed with the SEC in compliance with the reporting obligations of the Purchasers’ Guarantor under Item 9.01(a) of Form 8-K;

“Compliant Financial Statements”	has the meaning given in Clause 4.11(B);

“Computer Systems”	has the meaning given in paragraph 11.12(A) of Schedule 4 (Seller Warranties);

“Conditions”	has the meaning given in Clause 3.1;

“Confidentiality Agreement”	means the confidentiality agreement entered into between the Brazil Target Company and the Purchasers’ Guarantor on 12 September 2024, pursuant to which the Brazil Target Company made available to the Purchasers’ Guarantor certain confidential information relating to the Target Group;

“Consideration”	has the meaning given in Clause 6.1;

“Contingency Transitional Services”	has the meaning given in Clause 5.8;

“Contingency Transitional Services Agreement”	means the transitional services agreement which, in the event that the Purchasers deliver a Contingency TSA Notice to the Sellers in accordance with Clause 5.8 shall be entered into at Completion between Wilson Sons and the Brazil Target Company, and the form of which is to be agreed by Wilson Sons and the Purchasers in accordance with Clauses 5.7 and 5.8(B);

“Contingency TSA Notice”	has the meaning given in Clause 5.8;

“Contract”	means any agreement, whether written or oral, that creates binding legal obligations between the parties thereto, as evidenced by mutual assent, consideration and a lawful object;

“Control”	means, in relation to a person, for these purposes (the “relevant person”), the ability of another person to directly or indirectly ensure that the activities and business of the relevant person are conducted in accordance with the wishes of that other person (whether by exercise of contractual rights, ownership of shares or otherwise), and a person shall be deemed to have control of a body corporate if that person has the contractual right to procure that the activities and business of that body corporate are conducted in accordance with that person’s wishes or if that person possesses more than half of the issued share capital or the voting rights in that body corporate or the right to receive more than half of the income of that body corporate or any distribution by it of all of its income or more than half of its assets on a winding up, and “Controlled” and “Controlling” shall be construed accordingly;

“Current Assets”

means the current assets of the Target Group, but excluding:

(a)       any amounts comprising Cash;

(b)       any amounts receivable by one member of the Target Group from another member of the Target Group; and

(c)        any amounts specifically excluded from Current Assets and/or Completion Working Capital pursuant to Part C of Schedule 8 (Post-Completion Adjustment);

“Current Liabilities”

means the current liabilities of the Target Group, but excluding:

(a)       any amounts comprising Debt;

(b)       any Liabilities in respect of Transaction Costs;

(c)       any amounts payable by one member of the Target Group to another member of the Target Group;

(d)        any liabilities arising in respect of leases that would be required to be capitalised in accordance with IFRS 16; and

(e)        any amounts specifically excluded from Current Liabilities or Completion Working Capital pursuant to Part C of Schedule 8 (Post-Completion Adjustment);

“Data Protection Laws”	has the meaning given in paragraph 11.12(B) of Schedule 4 (Seller Warranties);

“Data Room”	means the electronic data room with the project name “Project Senna” made available by the Sellers to the Purchasers and hosted by Intralinks, the contents of which are listed in Appendix 1 to the Disclosure Letter;

“Debt”

means:

(a)        all outstanding indebtedness of any member of the Target Group for borrowed money (including overdrafts, drawn credit facilities, bank loans, bonds and notes, but net of any Banco do Brasil Cash Collateral);

(b)        all Assurances assumed by any member of the Target Group in respect of any indebtedness of any person not a member of the Target Group;

(c)        any intercompany financing balances owing from a member of the Target Group to any member of the Sellers’ Relevant Seller Groups, including the Shareholder Loans to the extent not settled in full as at the Effective Time, and excluding for the avoidance of doubt any trading balances owing from a member of the Target Group to any member of the Seller's Relevant Seller Groups arising in the ordinary course of business to the extent included as a Current Liability;

(d)        all liabilities in respect of unfunded or underfunded pension, gratuity, jubilee, retirement, termination, indemnity, health or welfare plan or other similar plans to the extent any member of the Target Group would be liable at or following Completion, in each case, together with the employer portion of any applicable Taxes due in respect of any such payments;

(e)        any liabilities of any member of the Target Group for deferred purchase price of assets, property, securities or services, including all earn-out payments, seller notes and other similar payments;

(f)        any liabilities of any member of the Target Group in respect of any interest rate swap, forward contract currency or other hedging arrangements;

(g)        any liabilities of any member of the Target Group in respect of any factoring arrangements where a member of the Target Group remains liable;

(h)        any items specifically included within “Debt” pursuant to Part C of Schedule 8 (Post-Completion Adjustment); and

(i)        all accrued or unpaid interest, fees, break costs, prepayment penalties and similar charges in connection with any indebtedness of any member of the Target Group that are incurred and become payable as a result of the Transaction;

but, for the avoidance of doubt, in each case, excluding:

(i)         any trade payables incurred in the ordinary course of business and reflected in Current Liabilities;

(ii)        any liabilities arising in respect of leases that would be required to be capitalised in accordance with IFRS 16;

(iii)       any amounts owing from one member of the Target Group to another member of the Target Group;

(iv)       any liabilities of any member of the Target Group in respect of any Transaction Costs; and

(v)        any items specifically excluded from “Debt” pursuant to Part C of Schedule 8 (Post-Completion Adjustment);

“Debt Financing”	means all or any part of any debt financing arranged or obtained by the Purchasers’ Guarantor (or any of its controlled Affiliates) prior to the Completion Date, including the offering of debt securities in an offering, which may consist of multiple tranches, registered under the Securities Act of 1933, as amended (the “Securities Act”) or in a private placement pursuant to an exemption from the registration requirements of the Securities Act;

“Debt Financing Sources”	means, collectively, any person that provides, or has entered into, or in the future enters into, any binding agreement, including any commitment letters, engagement letters, credit agreements, loan agreements, indentures, underwriting agreements or purchase agreements related thereto, with the Purchasers’ Guarantor or any of its Affiliates in connection with, or that is otherwise acting as a lender, arranger, bookrunner, manager, agent, underwriter, placement agent, initial purchasers, trustee or any other similar representative in respect of, all or any part of any Debt Financing and any other financial institutions, lenders or investors with respect to any Debt Financing, together with any of such person’s Affiliates and any of such person’s or any of its Affiliates’ respective direct or indirect, former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives and their respective successors or assignees; provided that none of the Purchasers, or the Purchasers’ Guarantor or any Affiliate thereof shall be a Debt Financing Source;

“Defendant”	has the meaning given in paragraph 1 of Schedule 11 (Petrobras Claim);

“Disclosed”	means information fairly disclosed to the Purchasers prior to the date of this Agreement in sufficient detail as would enable a reasonable purchaser of the Target Shares to identify the nature and the scope of the matter concerned;

“Disclosure Letter”	means the letter of the same date as this Agreement written by the Sellers to the Purchasers;

“Disputed Matters”	has the meaning given in paragraph 3.4 of Part A of Schedule 8 (Post-Completion Adjustment);

“DPEM”	has the meaning given in paragraph 18.5 of Schedule 4 (Seller Warranties);

“Draft Completion Statement”	has the meaning given in paragraph 1.1 of Part A of Schedule 8 (Post-Completion Adjustment);

“EBN”	has the meaning given in paragraph 18.12 of Schedule 4 (Seller Warranties);

“Effective Time”	means 23:59:59 on the day immediately before the Completion Date;

“Election Period”	has the meaning given in paragraph 3(C) of Schedule 11 (Petrobras Claim);

“Eligible Completion Date”	means a Business Day which is the final Business Day of a calendar month, provided that if such date falls on a Tuesday or a Friday, the Eligible Completion Date shall be deemed to occur on the next Business Day;

“Employee Retention Arrangements”	means the employee retention arrangements, copies and details of which are contained in folder 6.7.53 of the Data Room;

“Encumbrance”	means any mortgage, charge, rent-charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption (or other security holder right which may operate to restrict transfer), retention of title, assignment by way of security, fiduciary assignment, trust arrangement for the purpose of providing security, claim, right, interest or preference granted to any person or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same), excluding (where such term is used in relation to any business or assets) non-exclusive licences of Intellectual Property rights granted in the ordinary course of business;

“Enduring Provisions”	means this Clause 1 (Interpretation), Clause 10 (Remedies and Limitations on Liability), Clause 13 (Purchasers’ Guarantee), Clause 15 (Remedies and Waivers), Clause 16 (Binding Effect; Assignment), Clause 18 (Entire Agreement), Clause 19 (Rights of Third Parties), Clause 20 (Notices), Clause 21 (Announcements), Clause 22 (Confidentiality), Clause 23 (Costs and Expenses), Clause 24 (Counterparts), Clause 25 (Electronic and Digital Signatures), Clause 26 (Invalidity), Clause 27 (Governing Law), Clause 28 (Jurisdiction), Clause 29 (Agent for Service), Clause 30 (Language) and Clause 31 (Debt Financing Sources);

“Environmental Claim”	means any Action alleging Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to: (a) the presence, release of or exposure to any Hazardous Materials; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws; or (c) any other matters covered or regulated by, or for which Liability is imposed under, Environmental Laws;

“Environmental Laws”	means all Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of Hazardous Materials, including Laws relating to: (a) the exposure to, or releases or threatened releases of, Hazardous Materials; (b) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Materials; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials;

“Environmental Permits”	means any licences, permits, certifications, approvals or other authorisations or registrations of any Governmental Authority, (including all amendments, extensions, modifications and renewals thereof) provided or issued under Environmental Laws, and “Environmental Permit” shall be construed accordingly;

“Estimated Completion Working Capital”	means the amount of the Completion Working Capital as estimated by the Sellers in good faith;

“Estimated External Cash Value”	means the amount of the External Cash Value as estimated by the Sellers in good faith;

“Estimated External Debt Value”	means the amount of the External Debt Value as estimated by the Sellers in good faith;

“Estimated Net Debt Balance”	means the Estimated External Debt Value less the Estimated External Cash Value, which may be a positive or a negative amount;

“Estimated New Capex Amount”	means the amount of the New Capex Amount as estimated by the Sellers in good faith;

“Estimated Target Working Capital Adjustment”	means the Target Working Capital minus the Estimated Completion Working Capital;

“Estimated Transaction Costs Amount”	means the amount of the Transaction Costs Amount as estimated by the Sellers in good faith;

“Excess Policy”	has the meaning given in Clause 32.1;

“External Cash Value”	means the aggregate of the amounts of Cash (which can be a positive or negative number) as at the Effective Time determined in accordance with Schedule 8 (Post-Completion Adjustment);

“External Debt Value”	means the aggregate of the amounts of Debt as at the Effective Time determined in accordance with Schedule 8 (Post-Completion Adjustment);

“Final Determination”	has the meaning given in paragraph 1(B) of Schedule 11 (Petrobras Claim);

“Financial Statements”	means the Historical Financial Statements, the Interim Financial Statements and the 2025 Financial Statements, as applicable;

“Fundamental Warranties”	means the Warranties set out in paragraphs 1, 2, 3 and 4 of Schedule 4 (Seller Warranties), and “Fundamental Warranty” shall be construed accordingly;

“Fundamental Warranty Claim”	means any Claim in respect of breach of a Fundamental Warranty;

“Governmental Authority”	means any supranational, federal, national, state, municipal, provincial, local or similar government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof); any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, in any applicable jurisdiction; any securities exchange or governmental, regulatory, administrative or Tax Authority, agency or commission or any court, tribunal, or judicial or arbitral body in any applicable jurisdiction, including the SEC, the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários), any foreign exchange and/or investment authority, the CADE, any competition or antitrust authority, ANTAQ, the Brazilian Federal Revenue Services (Receita Federal do Brasil), the Ports and Civil Aviation Ministry (Ministério de Portos e Aeroportos), Federal Environmental Agency (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis - IBAMA), Maritime Authority of the Brazilian Navy and any other authorities, administrative agency or commission, regulator which regulates or supervises any member of either Relevant Seller Group, the Purchasers’ Group or the Target Group (as the case may be), in Brazil or overseas;

“Hazardous Material”

means:

(a)        any material, substance, chemical or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Environmental Law or (ii) can form the basis of any Liability under any Environmental Law; and

(b)        any petroleum, petroleum products, per- and polyfluoroalkyl substances, polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, mould, fungi and other substances, including related precursors and breakdown products;

“Historical Financial Statements”

means the following consolidated financial statements of each of the Target Companies and their respective Subsidiaries (or, in the alternative, of the Target Group on a combined basis) prepared in accordance with IFRS:

(a)        audited annual financial statements as of and for the year ended 31 December 2024, audited by the independent auditors of the Target Group; and

(b)        unaudited interim financial statements as of and for the nine (9) months ended 30 September 2024 and 30 September 2025, reviewed by the independent auditors of the Target Group;

“IFRS”	means International Financial Reporting Standards, International Accounting Standards and interpretations of those standards issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee and their respective predecessor bodies;

“Infringe”	has the meaning given in paragraph 11.6 of Schedule 4 (Seller Warranties);

“Intellectual Property”	means all intellectual property and industrial rights, including patents, trademarks, rights in designs, copyrights, database rights and domain names (whether or not any of these is registered and including applications for registration of any such patents, trademarks or rights) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Interim Financial Statements”

means the unaudited interim consolidated financial statements of each of the Target Companies and their respective Subsidiaries (or, in the alternative, of the Target Group on a combined basis) as of and for:

(a)        solely if the Completion Date occurs on or after 31 March 2026, the three (3) months ended 31 March 2025 and 31 March 2026;

(b)        solely if the Completion Date occurs on or after 30 June 2026, the six (6) months ended 30 June 2025 and 30 June 2026 (in addition to those unaudited interim consolidated financial statements required in (a)); and

(c)        solely if the Completion Date occurs after 30 September 2026, the nine (9) months ended 30 September 2025 and 30 September 2026 (in addition to those unaudited interim consolidated financial statements required in (a) and (b)),

(as applicable), each of which shall be reviewed by the independent auditors of the Target Group;

“Interim Period”	means the period commencing on the date of this Agreement and until the earlier of the Completion Date and the valid termination of this Agreement;

“JUCERJA”	means the board of commerce of the State of Rio de Janeiro (Junta Comercial do Estado do Rio de Janeiro);

“Labour Agreement”	means any collective bargaining agreement, works council agreement, labour agreement, memorandum of agreement or understanding or other labour-related agreement or arrangement with any Labour Organisation;

“Labour Organisation”	means any labour union, trade union, works council, labour organisation, staff association or staff council or similar employee representative body;

“Law”	means all statutes, laws, ordinances, decrees, treaties, codes, orders, decisions, rules, directives or regulations of any Governmental Authority in any relevant jurisdiction;

“Leased Real Properties”	has the meaning given in paragraph 7.1 of Schedule 4 (Seller Warranties);

“Leases”	has the meaning given in paragraph 7.1 of Schedule 4 (Seller Warranties);

“Liability”	means any debt, loss, expense, liability, damage, fine, cost, royalty, proceeding, deficiency or obligation of any nature (whether fixed or contingent, known or unknown, foreseen or unforeseen, suspected or unsuspected, matured or unmatured, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, direct, indirect or consequential and whether or not resulting from third-party claims) or any out-of-pocket cost or expense (including any claims under any benefit or compensatory plan, agreement, programme or arrangement), including any liability for Taxes;

“Licence Agreement and Other Covenants”	means the License Agreement and Other Covenants entered into by and between Wilson, Sons Offshore S.A. and Cargo Sapiens Software Ltda. on 7 May 2024;

“Long Stop Date”	means 31 December 2026, or such later time and date as may be agreed in writing between the Sellers and the Purchasers;

“Loss”	means, in respect of any matter, event or circumstance, any and all actual and out-of-pocket losses, demands, claims, Actions, proceedings, damages, payments, Liabilities, fines, penalties, costs, damages, expenses, disbursements or other liabilities, in any case of any nature whatsoever, including Taxes, reasonable legal and other professional expenses and any interest applicable in respect of any of the foregoing;

“Material Adverse Effect”	means a material and adverse effect on the Target Group as the Parties may agree to from time to time;

“Material Adverse Effect Condition”	has the meaning agreed between the Parties from time to time;

“Material Contract”	has the meaning given in paragraph 13.1 of Schedule 4 (Seller Warranties);

“Material IP Licence”

means any written contract to which any member of the Target Group is a party and under which any member of the Target Group:

(a)        is granted a licence, covenant not to sue or other similar right with respect to Intellectual Property, excluding open source licences and any non-exclusive licence to “off the shelf” software that is generally commercially available and that has annual aggregate licence and maintenance fees of less than fifty thousand Brazilian reais (R$ 50,000); or

(b)        grants any licence, covenant not to sue or other similar right with respect to any Target Group IP, excluding in each case of clauses (a) and (b), any:

(i)         agreements with employees or independent contractors entered into in the ordinary course of business in connection with the Target Group’s engagement of that person;

(ii)        non-exclusive licences granted by the Target Group to its vendors, customers and suppliers in the ordinary course of business; or

(iii)       agreements containing a non-exclusive licence that is merely incidental to the transaction contemplated in such contract, the commercial purpose of which is primarily for something other than such licence;

“Minimum Cash”	means an aggregate amount of ten million US dollars (USD 10,000,000) either (i) falling within limb (a) of the definition of “Cash” or (ii) comprising marketable securities or cash equivalents falling within limb (b) of the definition of “Cash” but with a maturity of no more than one week (as opposed to not more than three (3) months) and which convert on maturity to cash at bank, in hand or in transit which is freely available and immediately accessible for use by the relevant member of the Target Group (net of uncleared cheques and excluding any Restricted Cash) on such maturity date;

“Most Recent Annual Accounts”	has the meaning given in paragraph 1.8 of Part C of Schedule 8 (Post-Completion Adjustment);

“Net Debt Adjustment”	has the meaning given in paragraph 1.1(D) of Part A of Schedule 8 (Post-Completion Adjustment);

“Net Debt Balance”	means the External Debt Value less the External Cash Value, which may be a positive or a negative amount (a positive amount meaning the External Debt Value exceeds the External Cash Value and a negative amount meaning that the External Cash Value exceeds the External Debt Value);

“New Capex Adjustment”	has the meaning given in paragraph 1.1(F) of Part A of Schedule 8 (Post-Completion Adjustment);

“New Capex Amount”	means the aggregate value of all New Capex Items as at the Effective Time;

“New Capex Item”

means the aggregate of:

(a)       any Relevant Capital Expenditure made prior to the Effective Time by any member of the Target Group; and

(b)        any interest, fees, break costs, prepayment penalties and similar charges (whether paid or unpaid) accrued following the date of this Agreement and prior to the Effective Time in connection with any Debt of any member of the Target Group incurred for the purposes of funding any Relevant Capital Expenditure made or committed to be made (including as may arise through the Relevant Tender Process or other successful contractual tender process approved by the Purchasers in writing in accordance with Clause 4.2(C)) prior to the Effective Time by any member of the Target Group;

“Non-Vessels Transition Period”	has the meaning given in Clause 11.7(C);

“Panama Accounts”	means the audited consolidated financial statements of the Panama Target Company and its Subsidiary as at the Accounts Date, comprising: (i) the balance sheet as at the Accounts Date; (ii) the profit and loss statement for the period of twelve (12) months ended on the Accounts Date; and (iii) the notes to the accounts, a copy of which is located at document reference 6.9.2.3 of the Data Room;

“Panama Target Company”	has the meaning given in the Recitals and basic information concerning which is set out in Part A of Schedule 10 (The Target Companies and the Subsidiaries);

“Panama Target Shares”	means the Wilson Sons Panama Target Shares and the Ultranav Panama Target Shares;

“Parent Company Guarantees”	means the BNDES PCGs and the Banco do Brasil PCGs;

“Payment”	has the meaning given in Clause 1.2(J);

“Payment Obligation”	has the meaning given in Clause 1.2(J);

“Permits”	means any licences, permits, certifications, approvals or other authorisations or registrations of any Governmental Authority including all amendments, extensions, modifications and renewals thereof (but excluding, for the avoidance of doubt, any Environmental Permits), and “Permit” shall be construed accordingly;

“Permitted Capex Commitments”	has the meaning given in paragraph (D) of Schedule 3 (Conduct of Business before Completion);

“Permitted Encumbrances”

means, with respect to any Leased Real Property or any Vessel, any of the following:

(a)        mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business or imposed by applicable Law for amounts that are not yet due and payable or the amount and validity of which are being contested in good faith and for which adequate reserves have been established in accordance with IFRS;

(b)        imperfections of title, easements, rights-of-way, covenants, restrictions and other similar charges or Encumbrances, if any, which do not, individually or in the aggregate, materially impair the present or continued use and operation of the specific assets to which they relate;

(c)        zoning, building and other generally applicable land use restrictions, provided, however, that such restrictions do not materially interfere with the present use of the relevant Lease by the Target Group;

(d)        Encumbrances not created by the Target Group that affect the underlying fee interest of any Lease;

(e)        any set of facts an up-to-date survey based on publicly available information would show; and

(f)         Encumbrances for Taxes which are not yet assessed or, if assessed, not yet due and payable, in each case, which arise by operation of Law;

provided, however, in each case, that such facts do not materially interfere with the present use of the relevant Leased Real Property (and related Lease) or Vessel (and related Charter) by the Target Group;

“Personal Data”	has the meaning given in paragraph 11.12(C) of Schedule 4 (Seller Warranties);

“Personal Data Breach”	has the meaning given in paragraph 11.12(D) of Schedule 4 (Seller Warranties);

“Petrobras”

means Petróleo Brasileiro S.A., together with the following Affiliates of Petrobras who are party to the Petrobras Contracts:

(a)       [*****]

(b)       [*****]

(c)       [*****]

(d)       [*****]

(e)       [*****]

(f)       [*****]

(g)      [*****]

(h)      [*****]

(i)       [*****]

(j)       [*****]

(k)      [*****]

(l)       [*****]

(m)      [*****];

“Petrobras Claim”	has the meaning given in paragraph 1(C) of Schedule 11 (Petrobras Claim);

“Petrobras Claim Proceeds”	has the meaning given in paragraph 1(D) of Schedule 11 (Petrobras Claim);

“Petrobras Contracts”	means the time charter contracts entered into by Wilson, Sons Offshore S.A. and/or Magallanes Navegação Brasileira S.A. (as applicable) with Petrobras, which are as set out at rows 3-20 (inclusive) and row 23 in the file named “Client List as of 2026.02.20” located at document reference 6.4.9.1.11 and folders 2.3.4.1.3 and 2.5.4.1.2 in the Data Room;

“Post-Completion Adjustment BWT Amount”	has the meaning given in Clause 12.5(A);

“Post-Completion Adjustment Exchange Rate”	means the sale exchange rate (Taxa de Venda) expressed as the amount of Brazilian reais (R$) equivalent to one (1) US dollar (USD), as published by the Central Bank of Brazil on its website (which, on the date hereof, is located at http://www4.bcb.gov.br/pec/taxas/batch/taxas.asp?id=txdolar, or any successor replacement website) on the Post-Completion Adjustment Payment Date;

“Post-Completion Adjustment Payment Date”	means the date falling five (5) Business Days after the final determination of the Completion Statement in accordance with paragraph 3.2, 3.3 or 3.8 (as applicable) of Part A of Schedule 8 (Post-Completion Adjustment);

“Pre-Completion Tax Period”	means any Tax Return Period ending before or on (and including) the Completion Date and the portion of any Straddle Period beginning on the first day of such Straddle Period and ending on and including the Completion Date;

“Pre-contractual Statement”	has the meaning given in Clause 18.2;

“Primary Policy”	has the meaning given in Clause 32.1;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement;

“Property” or “Properties”	means any freehold, leasehold or other immovable property in any part of the world;

“Proposed Transferee”	has the meaning given in paragraph 3(A) of Schedule 11 (Petrobras Claim);

“Purchasers”	has the meaning given in the Recitals;

“Purchasers’ Bank Account”	means such bank account as the Purchasers may notify to the Sellers in accordance with Clause 20 (Notices), at least five (5) Business Days before the relevant due date for payment;

“Purchasers’ Group”	means the Purchasers and their Affiliates from time to time, including, from Completion, each member of the Target Group;

“Purchasers’ Guarantor”	has the meaning given in the Recitals;

“Purchasers’ Guarantor Warranties”	means those warranties set out in Part B of Schedule 5 (Purchasers’ and Purchasers’ Guarantor Warranties) given by the Purchasers’ Guarantor;

“Purchasers’ Solicitors”	means Skadden, Arps, Slate, Meagher & Flom LLP of 1000 Louisiana Street, Suite 6800, Houston, Texas 77002, United States of America;

“Purchasers’ Warranties”	means those warranties set out in Part A of Schedule 5 (Purchasers’ and Purchasers’ Guarantor Warranties) given by the Purchasers;

“Registered Target Group IP”	has the meaning given in paragraph 11.1 of Schedule 4 (Seller Warranties);

“Release Letter”	means the form of letter of release in the Agreed Form to be executed by the relevant Seller(s), each relevant member of the Target Group and each of the Resigning Directors and Officers in respect of the full and irrevocable release of such persons in their capacity as directors and officers of the relevant members of the Target Group, such release to take effect from Completion;

“Relevant Capital Expenditure”

means any capital expenditure made or, to the extent reflected as a Current Liability, committed to be made (including by way of participation in any contractual tender process which, if successful, would require relevant capital expenditure to be made) (as relevant) by any member of the Target Group following the date of this Agreement which either:

(a)        relates to the Relevant Tender Process or any contract or agreement awarded to any member of the Target Group in connection with, and following the conclusion of, the Relevant Tender Process; or

(b)        has, for the purposes of Clause 4.1 and paragraph (D) of Schedule 3 (Conduct of Business before Completion), been approved (or deemed to be approved in accordance with Clause 4.7) by the Purchasers in writing in accordance with Clause 4.2(C), but, for the avoidance of doubt, in each case, excluding any capital expenditure made or committed to be made (as relevant) by any member of the Target Group in the ordinary course of business in accordance with the Capex Plan;

“Relevant Completion Payment Amount”

means:

(a)        in relation to Wilson Sons, an amount equal to its proportion of the Completion Payment as allocated in accordance with Schedule 7 (Consideration Allocation);

(b)        in relation to Ultranav, an amount equal to its proportion of the Completion Payment as allocated in accordance with Schedule 7 (Consideration Allocation); and

(c)        in relation to Ultratug, an amount equal to the aggregate of:

(i)      its proportion of the Completion Payment as allocated in accordance with Schedule 7 (Consideration Allocation);

(ii)     minus the Retention Amount as at Completion (being, for the avoidance of doubt, five million US dollars (USD 5,000,000) only);

(iii)    minus the Completion BWT Amount;

“Relevant Insurance Claim”	means any claim under any Seller Insurance Policy or any insurance policy of any member of the Target Group, in each case, made by or on behalf of any member of the Target Group prior to Completion in respect of which (a) no Current Asset is recognised within the Completion Working Capital and (b) repairs or other remediation relating to the insurance claims were paid for by the Sellers or the Target Companies prior to the Effective Time or any Liability in respect of such repairs or remediation is recognised as a Current Liability or Debt in the Completion Statement;

“Relevant Proportion”

means, in relation to any Seller and in respect of any Claim against, or amount payable or receivable by, such Seller, a fraction equal to X/Y where:

(a)       “X” equals the percentage set out against such Seller’s name in Schedule 7 (Consideration Allocation); and

(b)       “Y” equals the aggregate of the percentages set out in Schedule 7 (Consideration Allocation) against the name of each Seller against whom the relevant Claim (or series of separate Claims relating to the same facts and circumstances) is made, from whom the relevant amount is payable or by whom the relevant amount is receivable (as relevant), and, for the avoidance of doubt, in relation to Wilson Sons only, where, for the purposes of calculating “X” or “Y” (as relevant), the relevant Claim (or series of separate Claims relating to the same facts and circumstances), the relevant amount payable or the relevant amount receivable (as relevant) relates to:

(i)      solely the Wilson Sons Panama Target Shares or the Wilson Sons Brazil Target Shares (as relevant), the relevant percentage shall be the percentage set out against Wilson Sons’ name in Schedule 7 (Consideration Allocation) in respect of solely the Wilson Sons Panama Target Shares or the Wilson Sons Brazil Target Shares (as relevant); and

(ii)    both the Wilson Sons Panama Target Shares and the Wilson Sons Brazil Target Shares, the relevant percentage shall be the aggregate of the percentages set out against Wilson Sons’ name in Schedule 7 (Consideration Allocation) in respect of both the Wilson Sons Panama Target Shares and the Wilson Sons Brazil Target Shares;

“Relevant Seller Group”

means:

(a)         in relation to Wilson Sons, Wilson Sons, and its Affiliates from time to time; and

(b)         in relation to either or both of the Ultratug Sellers (as relevant), Ultratug and Ultranav and their respective Affiliates from time to time,

but, in each case, excluding any member of the Target Group;

“Relevant Tender Process”	means the ongoing tender process between [*****] [*****] [*****] [*****] details of which are contained in folder 6.4.33 in the Data Room;

“Representatives”	has the meaning given in Clause 14.1;

“Resignation Letter”	means the forms of letter of resignation in the Agreed Form to be executed by each of the Resigning Directors and Officers in respect of the resignation of such persons as directors and/or officers of the relevant members of the Target Group, effective as of Completion, and delivered in accordance with paragraph 1.1(A)(v) or paragraph 1.2(A)(vi) (as relevant) of Schedule 2 (Completion and Post-Completion Arrangements);

“Resigning Directors and Officers”	means the Wilson Sons Resigning Directors and Officers and the Ultratug Resigning Directors and Officers;

“Resolution Period”	has the meaning given in paragraph 3.3 of Part A of Schedule 8 (Post-Completion Adjustment);

“Restricted Cash”	means any Cash that is subject to any legal, regulatory, contractual, or other restriction on use, transfer or distribution, including cash held in escrow, pledged as collateral, subject to exchange controls, subject to pending or anticipated Tax withholdings, remittances or other similar obligations or otherwise not freely available for use by the relevant member of the Target Group (including, for the avoidance of doubt, the Banco do Brasil Cash Collateral);

“Restricted Names”

means each of the following:

(a)       Wilson Sons Ultratug Offshore;

(b)       WSUT;

(c)       Wilson Sons Offshore;

(d)       Wilson, Sons;

(e)       Ultratug;

(f)       Ultranav;

(g)       Ultramar;

(h)       Antares Naviera; and

(i)       Magallanes,

and “Restricted Name” shall be construed accordingly;

“Restricted Territory”	has the meaning given in paragraph 5.7(B) of Schedule 4 (Seller Warranties);

“Retention Amount”

means an amount equal to the aggregate of:

(a)       five million US dollars (USD 5,000,000); and

(b)        an amount equal to interest on such sum at an annual interest rate of 4.5% (calculated on a daily basis assuming a 365-day year), which shall accrue daily for the period from (but excluding) the Completion Date to (and including) the Post-Completion Adjustment Payment Date;

“Review Period”	has the meaning given in paragraph 2.1 of Part A of Schedule 8 (Post-Completion Adjustment);

“Right of First Refusal”	has the meaning given in paragraph 3(C) of Schedule 11 (Petrobras Claim);

“Sanctioned Person”	has the meaning given in paragraph 5.7(C) of Schedule 4 (Seller Warranties);

“Sanctions Authority”	has the meaning given in paragraph 5.7(D) of Schedule 4 (Seller Warranties);

“Sanctions Laws”	has the meaning given in paragraph 5.7(E) of Schedule 4 (Seller Warranties);

“SEC”	means the United States Securities and Exchange Commission;

“Seller” or “Sellers”	has the meaning given in the Recitals;

“Seller Bank Account”	means, in relation to each Seller, such bank account as the relevant Seller may notify to the Purchasers in accordance with Clause 20 (Notices), at least five (5) Business Days before the relevant due date for payment;

“Seller Insurance Policies”	has the meaning given in Clause 11.10, and “Seller Insurance Policy” shall be construed accordingly;

“Seller Related Parties”	has the meaning given in Clause 32.4(A);

“Sellers’ Solicitors”	means Slaughter and May of One Bunhill Row, London EC1Y 8YY;

“Separation”

means the activities required or advisable for the transfer or migration of services, assets, contracts or other rights to or for the benefit of the Target Group and the activities required or advisable in order to establish the necessary platforms and systems, in each case to enable the Target Group to operate independently of each Relevant Seller Group and be integrated with the operations of the Purchasers’ Group as soon as reasonably practicable following Completion, including:

(a)        the transfer of data relating to the Target Group hosted on systems of Wilson Sons and its Relevant Seller Group to systems of the Purchasers’ Group and/or the Target Group;

(b)        the migration of information technology servers from Wilson Sons and its Relevant Seller Group to the Purchasers’ Group and/or the Target Group; and

(c)         the transfer of services provided by Wilson Sons and its Relevant Seller Group to the Purchasers’ Group and/or the Target Group, which may include replacement of such current services with suitable alternatives or support and assistance with the establishment of standalone arrangements by the Purchasers’ Group and/or the Target Group;

“Separation Manager”	has the meaning given in Clause 5.3;

“Separation Plan”	has the meaning given in Clause 5.1;

“Service Documents”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Settlement”	has the meaning given in paragraph 1 of Schedule 11 (Petrobras Claim);

“Shareholder Loans”	means the Wilson Sons Shareholder Loan and the Ultratug Shareholder Loan;

“Statement of Objections”	has the meaning given in paragraph 3.1 of Part A of Schedule 8 (Post-Completion Adjustment);

“Straddle Period”	means any Tax Return Period that begins on or before, and ends after, the Completion Date;

“Subsidiary” or “Subsidiaries”	means, with respect to a person, at any relevant time any then subsidiary of such person and/or any entity in which such person holds a direct or indirect equity interest;

“Target Company” or “Target Companies”	has the meaning given in the Recitals;

“Target Group”	means the Target Companies and all of their respective Subsidiaries;

“Target Group IP”	has the meaning given in paragraph 11.12(E) of Schedule 4 (Seller Warranties);

“Target Obligations”	means Clauses 3.5, 3.6, 3.10, 4.1, 4.2(A), 4.3, 4.5, 4.8, 4.11, 4.12 and 5.12 and Schedule 3 of this Agreement, as well as any other obligation to be undertaken or fulfilled by any of the Target Companies as expressly indicated in this Agreement;

“Target Permits”	has the meaning given in paragraph 14.1 of Schedule 4 (Seller Warranties), and “Target Permit” shall be construed accordingly;

“Target Policies”	has the meaning given in paragraph 15.1 of Schedule 4 (Seller Warranties), and “Target Policy” shall be construed accordingly;

“Target Shares”	means the Wilson Sons Target Shares and the Ultratug Target Shares;

“Target Working Capital”	means thirty million, one hundred thousand US dollars (USD 30,100,000);

“Target Working Capital Adjustment”	means the Target Working Capital minus the Completion Working Capital;

“Tax”	means any and all taxes, customs, duties, levies, fees, tariffs, imposts, contributions, and any other similar deductions and withholdings, in each case, in the nature of tax and imposed or assessed by any Governmental Authority, including taxes on or with respect to net or gross income, earnings, franchise, profits or gains, receipts, proceeds, capital, sales, use, ad valorem, value added, transfer, ownership, property, inventory, capital stock, licence, payroll, occupation, employment, social security, development, registration, business, capital stock, natural resources, non-resident or other withholding, alternative or add-on minimum, base erosion minimum, including IRPJ (Imposto de Renda da Pessoa Jurídica – Income Tax), BWT, CSLL (Contribuição Social sobre o Lucro Líquido – Social Contribution on Net Equity), ICMS (Imposto sobre Operações Relativas à Circulação de Mercadorias e Prestações de Serviços), IPI (Imposto sobre Produtos Industrializados – Tax on Industrialised Products), PIS (Programa de Integração Social – Social Integration Program), COFINS (Contribuição para Financiamento da Seguridade Social – Social Security Financing Contribution), ISS (Imposto sobre Serviços de Qualquer Natureza – Services Tax), IPTU (Imposto sobre a Propriedade Predial e Territorial Urbana – Urban Property Tax), ITR (Imposto Territorial Rural – Rural Property Tax), ITBI (Imposto sobre a Transmissão de Bens Imóveis – Immovable Property Transfer Tax), ITCMD (Imposto de Transmissão Causa Mortis e Doação – Gift and Inheritance Tax), IPVA (Imposto sobre a Propriedade de Veículos Automotores – Vehicle Ownership Tax), IOF (Imposto sobre Operações Financeiras – Tax on Financial Transactions), IBS (Imposto sobre Bens e Serviços – Tax on Goods and Services), CBS (Contribuição sobre Bens e Serviços – Contribution on Goods and Services), IS (Imposto Seletivo – Excise Tax), FGTS (Fundo de Garantia por Tempo de Serviço – Severance Guarantee Fund), together with all penalties, charges, interest and fines imposed by any Governmental Authority with respect to any of the foregoing or as a result of any failure to file any Tax Return required for the purposes of any of the foregoing;

“Tax Authority”	means any authority responsible for or having jurisdiction over the administration, determination, collection, management or the imposition of any Tax;

“Tax Authority Claim”	has the meaning given in paragraph 1.1 of Schedule 9 (Tax Covenant);

“Tax Benefit”

means, for any taxable year in which a Loss is incurred, as reasonably determined by the relevant recipient of any Payment, the amount by which the cash Tax Liability of such payee or any member of its group for such taxable year or the subsequent taxable year is actually reduced as a result of such Loss calculated by comparing:

(a)        the Taxes payable by such person in respect of such taxable years without giving effect to any deductions for the payment or accrual of such Loss that gives rise to the relevant Payment Obligation; and

(b)        the Taxes payable by such person in respect of such taxable years after giving effect to any deductions actually allowed as a result of the payment or accrual of such Loss, and net of any Taxes and reasonable out-of-pocket expenses incurred by such person in connection with obtaining, receiving or accruing such reduction in cash Tax Liability or the related Payment Obligation;

“Tax Claim”	means a Claim for a breach of Tax Warranties or a Claim made under Schedule 9 (Tax Covenant);

“Tax Covenant”	means the tax covenant in the agreed form set out in Schedule 9 (Tax Covenant);

“Tax Covenant Claim”	means any Claim arising out of, or in connection with, the Tax Covenant;

“Tax Incentives”	has the meaning given in paragraph 12.4 of Schedule 4 (Seller Warranties);

“Tax Liability”	has the meaning given in paragraph 1.1 of Schedule 9 (Tax Covenant);

“Tax Return Period”	has the meaning given in paragraph 1.1 of Schedule 9 (Tax Covenant);

“Tax Returns”	means any return (including any information return and any amended return), report, statement, schedule, notice, attachment, supplement, form, declaration, estimate, election, claim for refund or other document or information in each case filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to Tax;

“Tax Warranties”	means the Warranties set out in paragraph 12 of Schedule 4 (Seller Warranties) and “Tax Warranty” shall be construed accordingly;

“Trade Laws”	has the meaning given in paragraph 5.7(F) of Schedule 4 (Seller Warranties);

“Trade Mark Assignments”	means each of the trade mark assignments in the Agreed Form (to be entered into at Completion) relating to the transfer of certain Restricted Name registered trade marks from the Target Group to: (i) Wilson Sons; and (ii) Inversiones Magallanes Limitada, in each case, for nominal consideration;

“Transaction”	the proposed sale and purchase of the Target Shares as contemplated by this Agreement;

“Transaction Costs”

means:

(a)        any unpaid fees, costs and expenses of counsel, accountants, financial advisors or other advisors or service providers (including any brokerage fees, commissions, finders’ fees, or financial advisory fees) incurred since 24 June 2024 by any member of the Target Group directly in connection with the preparation, execution and carrying into effect of this Agreement and all other Transaction Documents, together with any amounts in respect of irrecoverable VAT and/or IOF-FX Tax payable in respect thereof by the Target Group; and

(b)        all amounts payable by any member of the Target Group under any contractual arrangement between any member of the Target Group and any employee or consultant of any member of the Target Group that will be triggered in whole or in part by either the execution of this Agreement or as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) (but excluding, for the avoidance of doubt, the Employee Retention Arrangements), together with the employer portion of any applicable employment Taxes, including social security contributions for which any member of the Target Group is liable in respect of such payments, but, in each case, excluding, for the avoidance of doubt, any fees, costs and expenses incurred by any member of the Target Group:

(i)         in relation to the satisfaction of the Conditions;

(ii)        in effecting the Separation;

(iii)       in connection with Clauses 4.11 to 4.16 (inclusive); or

(iv)       otherwise at the written direction or the written instruction of any member of the Purchasers’ Group;

“Transaction Costs Adjustment”	has the meaning given in paragraph 1.1(H) of Part A of Schedule 8 (Post-Completion Adjustment);

“Transaction Costs Amount”	means the aggregate value of all Transaction Costs as at the Effective Time;

“Transaction Documents”	means this Agreement, the Confidentiality Agreement, the Disclosure Letter, the Contingency Transitional Services Agreement, the Release Letters, the Resignation Letters, the Trade Mark Assignments and any other documents and letters entered into from time to time between the Sellers and the Purchasers in relation to the sale and purchase of the Target Shares contemplated by this Agreement;

“Transfer Notice”	has the meaning given in paragraph 3(B) of Schedule 11 (Petrobras Claim);

“Transfer Taxes”	has the meaning given in Clause 23.2;

“Transition Period”	has the meaning given in Clause 11.7(C);

“Ultranav”	has the meaning given in the Recitals;

“Ultranav Panama Target Shares”	means the 2,500 ordinary shares without nominal value in the capital of the Panama Target Company held by Ultranav;

“Ultratug”	has the meaning given in the Recitals;

“Ultratug Acquisition Cost”	has the meaning given in Clause 12.4;

“Ultratug Brazil Target Shares”	means the 273,792,179 ordinary shares with no par value in the capital of the Brazil Target Company held by Ultratug;

“Ultratug Post-Completion BWT Amount”	has the meaning given in Clause 12.6(A);

“Ultratug Post-Completion Exchange Rate”	means the sale exchange rate (Taxa de Venda) expressed as the amount of Brazilian reais (R$) equivalent to one (1) US dollar (USD), as published by the Central Bank of Brazil on its website (which, on the date hereof, is located at http://www4.bcb.gov.br/pec/taxas/batch/taxas.asp?id=txdolar, or any successor replacement website) applicable on the date on which any Ultratug Post-Completion Payment is made;

“Ultratug Post-Completion Gross Adjustment Payment”

means:

(a)       in the event that following delivery of the Completion Statement in accordance with paragraph 1 of Part A of Schedule 8 (Post-Completion Adjustment) the Adjustment Amount is a negative number and Ultratug’s Relevant Proportion of the Adjustment Amount (expressed as a positive number) is less than or equal to the Retention Amount (as at the Post-Completion Adjustment Payment Date), an amount equal to:

(i)       the Retention Amount (as at the Post-Completion Adjustment Payment Date);

(ii)       minus Ultratug’s Relevant Proportion of the Adjustment Amount (expressed as a positive number); and

(b)       in the event that following delivery of the Completion Statement in accordance with paragraph 1 of Part A of Schedule 8 (Post-Completion Adjustment) the Adjustment Amount is a positive number, an amount equal to:

(i)       the Retention Amount (as at the Post-Completion Adjustment Payment Date);

(ii)       plus Ultratug’s Relevant Proportion of the Adjustment Amount;

“Ultratug Post-Completion Net Adjustment Payment”	means the aggregate amount to be paid to Ultratug by the Purchasers in accordance with either paragraph 3.9(A)(iii)(a) of Part A of Schedule 8 (Post-Completion Adjustment) or paragraph 3.9(B)(iii) of Part A of Schedule 8 (Post-Completion Adjustment) (as relevant);

“Ultratug Post-Completion Payment”	has the meaning given in Clause 12.6;

“Ultratug Resigning Directors and Officers”	means [*****] [*****] [*****] [*****] [*****] [*****];

“Ultratug Seller” or “Ultratug Sellers”	has the meaning given in the Recitals;

“Ultratug Shareholder Loan”	means the shareholder loan made pursuant to the Ultratug Shareholder Loan Agreement;

“Ultratug Shareholder Loan Agreement”	means the inter-company loan agreement entered into by Ultratug (as lender) and the Brazil Target Company (as borrower) on 28 March 2011 (as amended from time to time), a copy of which is located at document reference 2.2.3.3.2.4 of the Data Room;

“Ultratug Target Shares”	means the Ultratug Brazil Target Shares and the Ultranav Panama Target Shares;

“Unconditional Time”	has the meaning given in Clause 3.18;

“Undisputed Matters”	has the meaning given in paragraph 3.4 of Part A of Schedule 8 (Post-Completion Adjustment);

“US GAAS”	means Generally Accepted Auditing Standards in the United States;

“VAT”

means:

(a)        any value added tax or goods and services tax;

(b)        any state value added tax on the circulation of goods and on interstate and intermunicipal transportation and communication services – imposto sobre circulação de mercadorias e serviços (ICMS), established by the Brazilian Federal Constitution and regulated by Complementary Law No. 87/1996, as amended, generally levied on the circulation of goods and those services, including on imports;

(c)        any federal tax on industrialised products – imposto sobre produtos industrializados (IPI), established by the Brazilian Federal Constitution, instituted by Law No. 4,502/1964, and regulated by Decree No. 7,212/2010 (RIPI/2010), generally levied upon the import of industrialised products and on their exit from an industrial establishment or an equivalent establishment;

(d)        any federal social contributions on gross revenue, namely the Social Integration Program contribution – contribuição para o programa de integração social (PIS/Pasep) and the Social Security Financing Contribution - contribuição para o financiamento da seguridade social (COFINS), instituted respectively by Complementary Law No. 7/1970 and Complementary Law No. 70/1991 and currently governed, for the non-cumulative regime, by Laws No. 10,637/2002 (PIS) and 10,833/2003 (COFINS), generally levied on the gross revenue of legal entities and also on imports under Law No. 10,865/2004;

(e)        any contribuição sobre bens e Serviços (CBS) introduced by Constitutional Amendment No. 132/23 and Complementary Law No. 214/2025 generally due over the sale of goods and provision of services;

(f)         any imposto sobre Bens e Serviços (IBS) introduced by Constitutional Amendment No. 132/23 and Complementary Law No. 214/2025 generally due over the sale of goods and provision of services;

(g)        any Impuesto a la Transferência de Bienes Corporales Muebles y la Prestación de Servicios (ITBMS) generally due over the sale of goods and provision of services; and

(h)        any other Tax of a similar nature to the Taxes referred to in any of paragraphs (a) to (g) (inclusive) above, whether imposed in substitution for, or levied in addition to, the Taxes referred to in any of paragraphs (a) to (g) (inclusive) above or imposed elsewhere;

“Vessels”	has the meaning given in paragraph 18.1 of Schedule 4 (Seller Warranties), and “Vessel” shall be construed accordingly;

“Vessel Support Base Lease”	means the lease amendment (1º aditivo ao contrato de locação de imóvel não residencial) dated 25 November 2025 between Wilson Sons Offshore S.A. (as lessee) and Wilson Sons Serviços Marítimos Ltda. (as lessor) in respect of the vessel support base at Ponta D’Areia;

“Vessels Transition Period”	has the meaning given in Clause 11.7(A);

“Vitiating Policy Breach”	has the meaning given in paragraph 2.11 of Schedule 6 (Limitations on Liability);

“W&I Insurance Policy”	has the meaning given in Clause 32.1;

“Warranties”	means the warranties set out in Schedule 4 (Seller Warranties) and “Warranty” shall be construed accordingly;

“Wilson Sons”	has the meaning given in the Recitals;

“Wilson Sons Brazil Target Shares”	means the 273,792,179 ordinary shares with no par value in the capital of the Brazil Target Company held by Wilson Sons;

“Wilson Sons Panama Target Shares”	means the 2,500 ordinary shares without nominal value in the capital of the Panama Target Company held by Wilson Sons;

“Wilson Sons Resigning Directors and Officers”	means [*****] [*****] [*****] [*****] [*****] [*****];

“Wilson Sons Shareholder Loan”	means the shareholder loan made pursuant to the Wilson Sons Shareholder Loan Agreement;

“Wilson Sons Shareholder Loan Agreement”	means the inter-company loan agreement entered into by Wilson Sons (as lender) and the Brazil Target Company (as borrower) on 5 April 2011 (as amended from time to time), a copy of which is located at document reference 2.2.3.3.2.6 of the Data Room, as amended on 14 January 2016, pursuant to document reference 2.2.3.3.2.7 in the Data Room;

“Wilson Sons Target Shares”	means the Wilson Sons Brazil Target Shares and the Wilson Sons Panama Target Shares;

“withholding payee”	has the meaning given in Clause 12.2(B);

“withholding payor”	has the meaning given in Clause 12.2(B);

“Working Capital Adjustment”	has the meaning given in paragraph 1.1(J) of Part A of Schedule 8 (Post-Completion Adjustment); and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to Clauses, paragraphs and Schedules are to clauses, paragraphs of and schedules to, this Agreement;

(B)	use of any gender includes the other genders;

(C)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and (unless otherwise stated) shall include any subordinate legislation made from time to time under that statute or statutory provision;

(D)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(E)	references to a “person” shall be construed so as to include any individual, firm, company (including any limited liability company or joint stock company), corporation, body corporate, government, Governmental Authority or any joint venture, association or partnership (in each case, whether or not having separate legal personality);

(F)	the expressions “body corporate”, “paid up” and “subsidiary”, except if otherwise provided herein, shall have the meaning given in the Companies Act;

(G)	any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(H)	references to times are, unless otherwise specified, to London time;

(I)	references to “US dollars” or “USD” are to the lawful currency of the United States of America and references to “Brazilian reais” or “R$” are to the lawful currency of Brazil;

(J)	any indemnity expressed to be given with respect to a Loss or obligation to pay (the “Payment Obligation”) being given on “an after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)	the amount of any additional Tax which becomes payable as a result of the Payment’s being subject to Tax; and

(iii)	the amount of any Tax Benefit which is obtained in respect of the Loss giving rise to the Payment Obligation,

the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person;

(K)	references to “fees”, “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT comprised in such fees, costs or expenses for which either that person or, if relevant, a member of its group for VAT purposes is entitled to credit or repayment as input VAT;

(L)	references to writing shall include any modes of reproducing words in a legible and non-transitory form and whether sent or supplied by electronic mail;

(M)	the formulation “to the extent that” shall be read as meaning “if, but only to the extent that”;

(N)	the words “include”, “includes” or “including” shall be deemed to be followed by the wording “without limitation”;

(O)	the rule known as the ejusdem generis rule does not apply and, accordingly, general words introduced by the word “other” are not to be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(P)	general words are not to be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(Q)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement;

(R)	the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

(S)	words appearing in a language other than English in italics shall have their accepted meanings under the Laws of the jurisdiction to which the relevant term relates;

(T)	references to the knowledge, belief or awareness (or similar phrases) of a Seller or any other member of its Relevant Seller Group shall be limited to the actual knowledge of the relevant Seller after due inquiry of: (i) in relation to Wilson Sons, [*****] [*****] [*****] [*****] [*****]; (ii) in relation to either or both of the Ultratug Sellers, [*****] [*****] [*****] [*****]; and (iii) in relation to any Seller, [*****] [*****] [*****] [*****] [*****];

(U)	references to any English legal term for any Action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, where the context requires, in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(V)	any reference to a Tax of a jurisdiction (or any part thereof) shall be deemed to include any equivalent Tax of any part of the jurisdiction that is levied pursuant to the devolution of powers relating to Tax to that part of the jurisdiction, unless the context otherwise requires;

(W)	an amount of Tax shall be deemed to be “finally and conclusively determined” when, in respect of such amount: (i) an agreement in writing between the party liable to pay the Tax and the relevant Tax Authority is made; (ii) a final assessment or final additional assessment is issued by the relevant Tax Authority, in respect of which no appeal or challenge is made within the prescribed time limit, or any appeal or challenge made is withdrawn (and the amount of Tax shall be deemed to be finally and conclusively determined at the time of expiration of the prescribed time limit or the withdrawal of the appeal or challenge, whichever is later); or (iii) a decision of a court or tribunal (including any judicial or administrative tribunal) is given or any binding agreement or determination is made, from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit (in which case, the amount of Tax shall be deemed to be finally and conclusively determined at the time of expiration of the prescribed time limit); and

(X)	where it is necessary to determine whether a monetary limit or threshold set out in this Agreement has been reached or exceeded (as the case may be) and the value of any of the relevant amount is expressed in a currency other than US dollars (USD), the value of such amount not already expressed in US dollars (USD) shall be translated into US dollars (USD) at the Applicable Exchange Rate on the date such amount is to be determined (which, for the purposes of Clause 4 (Conduct of Business before Completion) and Schedule 3 (Conduct of Business before Completion) shall be the date on which the relevant act or matter is undertaken and, for the purposes of Schedule 6 (Limitations on Liability), shall be the date of receipt by the relevant Seller(s) of written notification of the relevant Claim from the Purchasers in accordance with paragraph 3 of Schedule 6 (Limitations on Liability)).

2.	Sale and Purchase

2.1	On and subject to the terms of this Agreement (including the Conditions), at Completion:

(A)	Wilson Sons shall sell, and the Cayman Purchaser shall purchase, full legal and beneficial title to the Wilson Sons Panama Target Shares;

(B)	Wilson Sons shall sell, and the Brazil Purchaser shall purchase, full legal and beneficial title to the Wilson Sons Brazil Target Shares;

(C)	Ultranav shall sell, and the Cayman Purchaser shall purchase, full legal and beneficial title to the Ultranav Panama Target Shares; and

(D)	Ultratug shall sell, and the Brazil Purchaser shall purchase, full legal and beneficial title to the Ultratug Brazil Target Shares,

in each case, free from all Encumbrances (including any and all rights of pre-emption over the Target Shares, which the Sellers shall procure to be irrevocably waived on or prior to Completion by the persons entitled thereto) together with all rights attaching or accruing to them as at Completion (including the right to receive all dividends or distributions declared, made or paid on or after Completion).

2.2	The Sellers acknowledge that the Purchasers enter into this Agreement in reliance on the Warranties and undertakings of the Sellers under this Agreement. The Purchasers acknowledge that the Sellers enter into this Agreement in reliance on the warranties and undertakings of the Purchasers under this Agreement.

3.	Conditions

3.1	The sale and purchase of the Target Shares pursuant to this Agreement is in all respects conditional upon the satisfaction or waiver (as relevant) of those matters listed in Schedule 1 (Conditions) (the “Conditions”).

Antitrust Condition

3.2	The Purchasers shall:

(A)	subject to Clause 3.2(C), use all reasonable endeavours to fulfil or procure the fulfilment of the Antitrust Condition as soon as reasonably practicable following the date of this Agreement and, in any event, before the Long Stop Date;

(B)	submit the formal filing to CADE as soon as reasonably practicable following the date of this Agreement and, in any event, provided that the Sellers and the Target Companies have complied in all material respects with their obligations under Clause 3.6, by no later than twenty (20) Business Days from the date hereof;

(C)	if required in connection with the fulfilment of the Antitrust Condition, offer or agree to commitments, undertakings, hold separate orders or any other equivalent acts for the sale, divestiture or disposition of, or the imposition of any limitation upon, any of its assets, businesses or behaviour, and execute any and all such acts and otherwise take any and all such action and give any undertakings as are imposed, needed or would reasonably be expected to be needed to secure satisfaction of the Antitrust Condition (“Antitrust Restrictions”), provided that the Purchasers shall not be required to offer or to agree to any Antitrust Restriction that would:

(i)	(A) involve the sale, divestiture or disposition of any of the Purchasers’ Group’s assets or businesses or (B) require the Purchasers to remove any of the Purchasers’ Group’s assets or businesses from the Brazilian market on more than a temporary or short-term basis (excluding, for the avoidance of doubt, any assets or businesses of the Target Group); or

(ii)	require the implementation of a Burdensome Remedy; and

(D)	notify the Sellers in writing as soon as reasonably practicable of the satisfaction of the Antitrust Condition.

3.3	Subject to Clause 3.4, the Purchasers undertake to keep the Sellers informed as to progress towards satisfaction of the Antitrust Condition, and undertakes, without prejudice to the generality of Clause 3.2, to:

(A)	lead the work to fulfil the Antitrust Condition, including (subject to Clauses 3.3(D) and 3.6) preparing and submitting all appropriate filings, submissions and notifications (formal and informal) for the fulfilment of the Antitrust Condition, provided that the Purchasers shall consult with the Sellers and take into consideration the Sellers’ reasonable comments regarding the strategy for fulfilling the Antitrust Condition;

(B)	notify the Sellers and provide copies of, or, in the case of non-written communications, details of, any communications to or from CADE, where such communications have not been independently or contemporaneously supplied to the Sellers (or the Sellers’ advisers), as soon as reasonably practicable after the communication is made or received;

(C)	respond as soon as reasonably practicable to all inquiries received from CADE and to supplement such filings as reasonably requested by CADE;

(D)	provide the Sellers (and/or advisers nominated by the Sellers) with draft copies of all responses to inquiries, filings, supplements to filings, submissions and communications to CADE (other than any inquiries, filings, supplements to filings, submissions and communications relating solely to the Purchasers’ Group, which the Purchasers shall notify the Sellers (and/or advisers nominated by the Sellers) that it has received) in relation to satisfying the Antitrust Condition at such time (which in any event shall be no less than two (2) Business Days prior to the relevant submission or communication unless not reasonably practicable) as will allow the Sellers (or such nominated advisers) a reasonable opportunity to provide comments to be reasonably considered by the Purchasers on such responses, filings, supplements, submissions and communications before they are submitted or sent, and, unless such responses, filings, supplements, submissions and communications have been disclosed to the Sellers by CADE, the Purchasers or are otherwise available to the Sellers as part of the proceedings with CADE, provide the Sellers (or such nominated advisers) with copies of all such responses, filings, supplements, submissions and communications in the form submitted or sent as soon as reasonably practicable;

(E)	where permitted by CADE, allow persons nominated by the Sellers to attend all meetings or significant telephone calls with CADE (by giving the Sellers reasonable notice of such meetings or calls) and, where appropriate, to make oral submissions at such meetings or calls; and

(F)	not itself take, and procure that each member of the Purchasers’ Group does not take, any action that would or would be reasonably likely to prevent or materially delay the approval from CADE for the purposes of satisfying the Antitrust Condition.

3.4	In the event that submissions, communications or meetings as envisaged by Clauses 3.3 or 3.5 in relation to the Antitrust Condition contain information relating to the Purchasers’ Group or either Relevant Seller Group of a confidential or commercially sensitive nature or which the Parties are not permitted to disclose to each other pursuant to applicable Law, such information shall be: (a) redacted; or (b) if reasonably requested by the recipient Party, only disclosed as agreed in advance between the relevant Seller(s) and the Purchasers on an “outside counsel” basis via their respective external antitrust advisers.

3.5	Subject to Clause 3.4, the Sellers and Target Companies shall:

(A)	promptly notify the Purchasers (and provide copies or, in the case of non-written communications, details) of any communication received from CADE in relation to the Transaction; and

(B)	not communicate with or respond to CADE directly in relation to the Transaction (other than to receive any non-written communications referred to above) without (i) providing the Purchasers with a copy of communication or response no less than two (2) Business Days prior to the relevant communication or response (unless not reasonably practicable to do so), and (ii) the prior written consent of the Purchasers (or its nominated advisers) (such consent not to be unreasonably withheld, conditioned or delayed), in each case, save as required by applicable Law or by the decision of an applicable Governmental Authority.

3.6	Subject to Clauses 3.3 and 3.4, each of the Sellers and the Target Companies shall:

(A)	use all reasonable endeavours to procure the fulfilment of the Antitrust Condition;

(B)	co-operate with the Purchasers in good faith in connection with the fulfilment of the Antitrust Condition;

(C)	not, without the prior written consent of the Purchasers, agree to any proposal, commitment or undertaking requested by CADE or offer any proposal, commitment or undertaking to CADE, in each case in connection with the Antitrust Condition;

(D)	if requested by the Purchasers, agree to any proposal, commitment or undertaking requested by CADE or offered to CADE by the Purchasers so long as such proposal, commitment or undertaking is conditioned upon Completion occurring, relates to the Target Group and/or the Purchasers (and does not adversely impact the Sellers, their Relevant Seller Groups or their businesses following Completion) and such Seller would not reasonably be expected to have any post-Completion Liability in connection with such proposal, commitment or undertaking;

(E)	provide, and procure that the other members of its Relevant Seller Group provide, and use all reasonable endeavours to procure that the members of the Target Group provide, such assistance and information concerning its Relevant Seller Group and the Target Group as may be reasonably requested by the Purchasers in connection with the fulfilment of the Antitrust Condition; and

(F)	not take any action that would or would be reasonably likely to materially prevent or materially delay the approval from CADE for the purposes of satisfying the Antitrust Condition.

3.7	For the avoidance of doubt, if CADE requires the Purchasers, or the Purchasers offer or agree, to implement a restructure or divestment of any part of the business of the Purchasers’ Group (to the extent it elects to do so) or the Target Group, there shall be no adjustment to the Consideration.

3.8	The Parties acknowledge and agree that, in accordance with applicable Brazilian Law, the Antitrust Condition may not be waived by any Party.

Bank Consents Conditions

3.9	The Purchasers shall:

(A)	use all reasonable endeavours to fulfil or procure the fulfilment of the Bank Consents Conditions as soon as reasonably practicable following the date of this Agreement and, in any event, before the Long Stop Date, which shall include:

(i)	the Purchasers promptly making such submissions and promptly providing such responses to inquiries and other information to BNDES and Banco do Brasil, or any other relevant third party;

(ii)	the Purchasers promptly offering to replace the Parent Company Guarantees with effect from Completion with guarantee(s) to be provided by McLaren Inc. or such other member of the Purchasers’ Group as may be acceptable to BNDES or Banco do Brasil (as applicable); and

(iii)	the Purchasers, acting reasonably and promptly, considering, offering and/or accepting other proposals, negotiations, commitments or undertakings as may be required by BNDES or Banco do Brasil (as applicable) in connection with satisfaction of the Bank Consents Conditions, provided that the Purchasers shall not be obliged to accept or agree to any material increase to the applicable interest rate(s) under the BNDES Financing Documents or the Banco do Brasil Financing Document;

(B)	lead the work to satisfy the Bank Consents Conditions, provided that the Purchasers shall, in consultation with the Sellers, in good faith assess the best strategy for the satisfaction of the Bank Consents Conditions; and

(C)	keep the Sellers informed as to progress towards satisfaction of the Bank Consents Conditions, providing the Sellers with a copy of any substantive documents or correspondence in connection with therewith, and notify the Sellers in writing as soon as reasonably practicable of the satisfaction of each Bank Consents Condition.

3.10	Subject to Clauses 3.9(B) and 3.9(C), each of the Sellers and the Target Companies shall:

(A)	except in accordance with Clauses 3.10(B) to 3.10(D), not engage in discussions with BNDES or Banco do Brasil with respect to the Bank Consents Conditions except with the express written consent of the Purchasers (not to be unreasonably withheld, conditioned or delayed), provided that:

(i)	this Clause 3.10(A) shall not, for the avoidance of doubt, restrict the Sellers or the Target Companies from engaging in discussions with BNDES or Banco do Brasil with respect to matters unconnected with the Bank Consents Conditions; and

(ii)	the Sellers or the Target Companies may respond to an unsolicited inquiry or communication from BNDES, Banco do Brasil or other relevant third party with respect to the Bank Consents Conditions but only on a non-substantive basis until such time as the Purchasers have consented to any substantive engagement pursuant to this Clause 3.10(A);

(B)	co-operate with the Purchasers in good faith, and shall use all reasonable endeavours to procure that the relevant members of the Target Group co-operate with the Purchasers in good faith, in connection with the satisfaction of the Bank Consents Conditions;

(C)	timely and duly make any and all required payments under the Banco do Brasil Financing Document and the BNDES Financing Documents that become due and payable during the Interim Period; and

(D)	use all reasonable endeavours to:

(i)	where requested by the Purchasers, procure that the relevant members of the Target Group make such introductions to, and attend meetings with the representatives of, BNDES, Banco do Brasil and/or any other relevant third parties, and cooperate in explaining the benefits of this Agreement and the Transaction for all the parties involved;

(ii)	make or deliver on behalf of the Purchasers such submissions or communications as the Purchasers may reasonably direct to BNDES or Banco do Brasil and/or any other relevant third parties;

(iii)	not take any action that would or would be reasonably likely to prevent or delay the satisfaction of the Bank Consents Conditions; and

(iv)	provide the Purchasers with a copy of any documents or correspondence, and disclose any material verbal information, received from BNDES or Banco do Brasil and/or any other relevant third parties,

in each case as may reasonably be required in connection with the satisfaction of the Bank Consents Conditions.

3.11	A Bank Consents Condition may not be waived, in whole or in part, except with the prior written consent of each of the Sellers and the Purchasers, provided that the Purchasers may, following reasonable consultation with the Sellers and having taken into account the reasonable views of the Sellers, by written notice to the Sellers, waive the part of the Condition set out at sub-paragraph (B) (only) of either or both of the Bank Consents Conditions (in whole or in part) set out at paragraphs 2 and 3 of Schedule 1 (Conditions) at any time prior to Completion, if the Purchasers elect to procure the repayment in full of the amounts outstanding under the BNDES Financing Documents and/or the Banco do Brasil Financing Document (as applicable) and provided that all obligations and liabilities of the Sellers and any relevant member of their respective Relevant Seller Groups under the Parent Company Guarantees shall be irrevocably and unconditionally released and discharged in full with effect from no later than Completion. In such an event, the Sellers shall cooperate with the Purchasers’ reasonable requests to facilitate such repayment and release.

3.12	Except pursuant to Clause 3.10(D), the Sellers shall not, and shall cause the members of the Target Group not to, replace, amend, supplement, terminate or waive any of the Banco do Brasil Financing Document or the BNDES Financing Documents, or any provision thereof, without the Purchasers’ prior written consent.

3.13	The Sellers shall promptly notify the Purchasers: (A) upon becoming aware of any actual or threatened breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any such breach, default, repudiation, cancellation or termination) by any party to the Banco do Brasil Financing Document or the BNDES Financing Documents; and (B) upon receipt by any Seller or any member of the Target Group of any written notice or other written communication of any such breach, default, repudiation, cancellation or termination.

General

3.14	Each Party undertakes in connection with each of the Conditions not to engage in any conduct in breach of any applicable Anti-Corruption and Anti-Money Laundering Laws. Each Party shall promptly notify in writing the other Parties of any solicitation, demand or other request for anything of value, by or on behalf of any official, employee or representative of, or any other person acting in an official capacity for or on behalf of any Governmental Authority, relating to any approval or consent to be given under or in connection with any of the Conditions.

3.15	The Purchasers and the Sellers undertake to disclose in writing to the other Parties any event, development or circumstance that would reasonably be expected to prevent any of the Conditions from being satisfied on or prior to the Long Stop Date, promptly after such event, development or circumstance comes to their attention (provided that the relevant Party is not otherwise prevented by applicable Law from making such disclosure).

3.16	The Purchasers may, in their sole discretion, waive, by written notice to the Sellers, in whole or in part any of the Completion Date Conditions (save for the Condition set out in paragraph 4 of Schedule 1, which may be waived only by mutual consent of the Purchasers and the Sellers).

3.17	This Agreement may be terminated:

(A)	by mutual written consent of the Purchasers and the Sellers;

(B)	by written notice from the Purchasers (acting jointly) to the Sellers or from the Sellers (acting jointly) to the Purchasers if any Governmental Authority of the United States of America, Brazil, the United Kingdom, Panama or Chile shall have enacted, issued, promulgated, enforced or entered any governmental order which has become final and non-appealable and has the effect of making consummation of the Transaction illegal under the laws of the United States of America, Brazil, the United Kingdom, Panama or Chile or otherwise prohibiting consummation of the Transaction; provided that, if either the Purchasers (acting jointly) or the Sellers (acting jointly) (in each case acting reasonably and in good faith) conclude that there is a reasonable prospect of any non-judicial order being lifted or modified so as to cease being of such effect, and notifies the other Parties of the same, no Party may terminate this Agreement pursuant to this Clause 3.17(B) unless such non-judicial order has not been lifted or so modified as at the earlier to occur of (i) the date on which the last in time of the of the Conditions (other than the Completion Date Conditions) is satisfied or waived (if applicable) in accordance with the Transaction Documents and (ii) 12.00 p.m. on the Long Stop Date;

(C)	by written notice from the Purchasers to the Sellers if there has been a violation, breach, or inaccuracy of any Fundamental Warranty, in any material respect, of the Sellers or the Target Companies under this Agreement prior to the Completion Date, which violation, breach, or inaccuracy:

(i)	has not been waived by the Purchasers; and

(ii)	either:

(a)	if capable of being cured prior to the Long Stop Date, has not been cured by the Sellers within the earlier to occur of (1) the Long Stop Date and (2) thirty (30) days after receipt by the Sellers of written notice thereof from the Purchasers; or

(b)	is not capable of being cured prior to the Long Stop Date.

3.18	The time at which all Conditions applicable to the Transaction pursuant to the Transaction Documents (other than the Completion Date Conditions) are satisfied (or, if applicable, validly waived) is the “Unconditional Time”. If the Unconditional Time has not occurred on or before 5.00 p.m. on the Long Stop Date, then this Agreement shall be capable of termination by either the Purchasers or the Sellers forthwith on written notice to, in the case of the Purchasers, the Sellers and, in the case of the Sellers, the Purchasers, provided that:

(A)	in the event that the Purchasers are proposing so to terminate, the Purchasers have complied in all material respects with its obligations under this Clause 3 and any other Transaction Document in relation to any Condition that remains to be satisfied (or (if applicable) waived as at 5.00 p.m. on the Long Stop Date); and

(B)	in the event that the Sellers are proposing so to terminate, the Sellers have complied in all material respects with their obligations under this Clause 3 and any other Transaction Document in relation to any Condition that remains to be satisfied (or (if applicable) waived as at 5.00 p.m. on the Long Stop Date).

Break Payment

3.19	By way of compensation for the loss or damage (including incurring substantial costs and expenses, lost opportunity costs, business dislocation, reputational harm or adverse stakeholder reaction) that may be suffered by the Sellers and/or any member of their respective Relevant Seller Groups on the occurrence of a Break Payment Event, the Purchasers shall pay to the Sellers the Break Payment, which payment shall be settled in accordance with Clause 3.21.

3.20	The Sellers and the Purchasers acknowledge and agree, having taken appropriate professional advice, that the Break Payment constitutes a fair and reasonable amount payable by the Purchasers as a result of the occurrence of a Break Payment Event and is proportionate to the legitimate interests of the Sellers and their respective Relevant Seller Groups in connection with the Transaction in the circumstances that give rise to the obligation for the Break Payment to be paid in accordance with this Agreement.

3.21	In the event that the Break Payment becomes payable:

(A)	the Purchasers shall pay, in accordance with Clause 12, to each Seller’s Seller Bank Account its Relevant Proportion of an amount equal to the Break Payment within ten (10) Business Days of the Break Payment Event occurring; and

(B)	the payment of the Break Payment shall be the Sellers’ sole and exclusive remedy in respect of the termination of this Agreement and the Sellers shall not be entitled to make any claim for damages in respect of such termination.

3.22	If this Agreement is terminated in accordance with Clauses 3.17, 3.18, 7.2 or 7.5(C) (and without limiting any Party’s right to claim damages in accordance with this Agreement), all obligations of the Parties under this Agreement shall end (except for the Enduring Provisions) and all rights, remedies and liabilities of the Parties which have accrued before termination shall continue to exist.

3.23	For the avoidance of doubt, prior to any termination of this Agreement in accordance with its terms, the Parties shall be entitled to seek any remedy (including injunctive relief or any order for specific performance) in respect of the performance of the other Parties’ obligations applicable at such time.

4.	Conduct of Business before Completion

4.1	Subject to Clause 4.2 and Clause 4.8(B), between the date of this Agreement and Completion (or, if earlier, termination of this Agreement in accordance with its terms), each of the Sellers and the Target Companies shall use all reasonable endeavours to:

(A)	procure that each member of the Target Group carries on its business in the ordinary course of the business as carried on in the twelve (12) months preceding the date of this Agreement; and

(B)	make capital expenditures substantially in accordance with the Capex Plan.

In particular, no Target Company will undertake, and each Target Company shall procure that no member of the Target Group will undertake, and each of the Sellers shall exercise its voting rights and other rights as a shareholder of the relevant Target Company (insofar as it is able to do so through the exercise of such rights) and cause any board member appointed by such Seller to (insofar as such director is able to do so) to ensure that no member of the Target Group will undertake, any of the acts or matters listed in Schedule 3 (Conduct of Business before Completion).

4.2	Clause 4.1 and Schedule 3 (Conduct of Business before Completion) shall not operate so as to restrict or prevent:

(A)	any action or matter reasonably undertaken by any member of the Target Group or any member of either Relevant Seller Group in the case of an emergency or disaster with the good faith intention of minimising any adverse effect thereof on any member of the Target Group, provided that to the extent practicable, the Target Companies and the Sellers shall consult with the Purchasers prior to taking such action;

(B)	any action taken in order to comply with any applicable Law (including the requirements of any Governmental Authority), save where there is an alternative means of achieving the same outcome which is reasonably practicable and permitted pursuant to Clause 4.1 and Schedule 3 (Conduct of Business before Completion);

(C)	any matter undertaken at the written request or with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Purchasers;

(D)	the completion or performance of any obligation undertaken pursuant to any Contract entered into by or relating to any of the Sellers or any member of the Target Group prior to the date of this Agreement that has been Disclosed to the Purchasers;

(E)	subject to Clause 4.4 and other than in relation to paragraph (M) of Schedule 3 (Conduct of Business before Completion), any member of the Target Group and their respective employees from engaging with Petrobras in the ordinary course of business and consistent with past practice;

(F)	subject to paragraph (BB) of Schedule 3 (Conduct of Business before Completion), any member of the Target Group from participating in the Relevant Tender Process or any other contractual tender process in which the Purchasers or any member of the Purchasers’ Group are also participating, in a manner consistent with past practice;

(G)	other than in relation to paragraph (M) of Schedule 3 (Conduct of Business before Completion) and save where there is an alternative means of achieving the same outcome which is reasonably practicable and permitted pursuant to Clause 4.1 and Schedule 3 (Conduct of Business before Completion), any matter undertaken for the purposes of causing the Separation in accordance with Clause 5;

(H)	any matter contemplated by the Transaction Documents; or

(I)	other than in relation to paragraph (M) of Schedule 3 (Conduct of Business before Completion), any increase in emoluments, compensation or benefits of any category of employees of any member of the Target Group solely where such increase is required pursuant to the terms and conditions of any Labour Agreement existing prior to the date of this Agreement and Disclosed to the Purchasers or extended or entered into in accordance with paragraph (Q) of Schedule 3 (Conduct of Business before Completion) or any applicable Law.

4.3	As soon as reasonably practicable following the execution of this Agreement (and in any event no later than any timeframe specified in any Petrobras Contract), the applicable member of the Target Group shall notify Petrobras of this Agreement and the Transactions in accordance with the requirements of the applicable Petrobras Contract. The Sellers shall provide copies of each such notification to the Purchasers promptly following the delivery of the relevant notification to Petrobras.

4.4	If requested by the Purchasers, the Sellers shall procure that the relevant members of the Target Group (i) make such introductions of the Purchasers to Petrobras and/or any other relevant third parties as may be reasonably so requested and (ii) make or deliver on behalf of the Purchasers such submissions or communications as the Purchasers may reasonably direct to Petrobras and/or any other relevant third parties in connection with the Petrobras Contracts.

4.5	During the period commencing on the date of this Agreement and ending on Completion, (i) the Sellers shall make available appropriate Representatives of the Sellers, and (ii) the Target Group shall make available appropriate Representatives of the Target Group, in each case, to appropriate Representatives of the Purchasers (a) promptly in the event of any development in the Target Group’s ongoing commercial relationship with Petrobras which is likely to have a material adverse impact on the Target Group as a whole, and (b) for regular monthly meetings for the purpose of, to the extent permitted by applicable antitrust Law, discussing and providing relevant updates on the status of the Target Group’s ongoing commercial relationship with Petrobras, provided that the discussions at and updates provided at such meetings shall address only operational and commercial matters with respect to Petrobras.

4.6	For the avoidance of doubt, the Parties agree that the provisions of Clauses 4.1 and 4.5 and Schedule 3 (Conduct of Business before Completion) shall not be considered as constituting any kind of premature integration between the activities of the Purchasers and the Target Group.

4.7	The Purchasers’ approval under Clause 4.2(C) shall be deemed to have been given to the Sellers if such approval has neither been granted nor denied by the Purchasers within ten (10) Business Days of the Sellers notifying the Purchasers in accordance with Clause 20 (Notices) of its intention to undertake such act or matter.

4.8	Notwithstanding any other provision of this Agreement, the Sellers and the Target Companies shall:

(A)	procure that: (i) any and all amounts outstanding under the Shareholder Loans are repaid by the Target Group or waived by the relevant lender(s), provided that the Shareholder Loans may only be waived if such waiver does not result in any adverse Tax consequences for any Party; and (ii) the Shareholder Loans are fully and finally settled and discharged in accordance with their terms, resulting in the full and final release of each relevant member of the Target Group in respect of any liabilities under the Shareholder Loans as a consequence of such payment or waiver (as applicable), by no later than the Completion Date; and

(B)	use all reasonable endeavours to procure that the amount of Cash held by the Target Group as a whole as at Completion is not less than the Minimum Cash.

4.9	Between the date of this Agreement and Completion, the Sellers shall be entitled to

(A)	seek to procure that each relevant member of the Target Group enters into a Release Letter with each of the Resigning Directors and Officers; and

(B)	subject to compliance with Clause 4.2, Clause 4.8 and Schedule 3 (Conduct of Business before Completion), make or procure the making of lawful payments of any dividend, distribution or return of capital in cash by any member of the Target Group.

4.10	Claims for breach of any of the obligations in this Clause 4 shall not in any respect be extinguished or affected by Completion.

Financial Statements

4.11

(A)	The Sellers and the Target Companies have Disclosed to the Purchasers the Historical Financial Statements.

(B)	During the Interim Period, the Sellers and the Target Companies shall use all reasonable endeavours to procure the preparation and delivery to the Purchasers of:

(i)	the Historical Financial Statements as soon as reasonably practicable and in any event within sixty (60) calendar days of the date of this Agreement;

(ii)	the 2025 Financial Statements as soon as reasonably practicable and in any event within sixty (60) calendar days following the date of this Agreement;

(iii)	the Interim Financial Statements in respect of each reporting period as soon as reasonably practicable and in any event within sixty (60) calendar days following the end of the applicable reporting period, provided that Completion occurs sixty (60) calendar days or more after the end of such applicable reporting period, in each case, on a basis which is Compliant on the date(s) of their delivery (the “Compliant Financial Statements”).

(C)	Following Completion and until the date that is ninety (90) days thereafter, the Sellers shall provide such reasonable assistance and co-operation as may be necessary or reasonably requested by the Purchasers or any member of the Purchasers’ Group (including the Target Companies) or their respective Representatives, including the provision of reasonable access during normal business hours to its personnel, Books and Records, in order for the Purchasers to prepare financial statements relating to any member(s) of the Target Group as of the Completion Date and for the period from the date of the latest Financial Statements delivered by the Sellers and the Target Companies pursuant to Clause 4.11(B) up to and including the Completion Date, in each case, on a Compliant basis.

(D)	The Purchasers shall be responsible for all documented costs, fees and expenses incurred or payable by the Sellers or (prior to Completion) any member of the Target Group in connection with the compliance by the Sellers and the Target Companies of their obligations pursuant to Clauses 4.11(B) or 4.11(C), whether in the case of the Sellers, paid prior to or following Completion and including any reasonable and documented costs, fees and expenses of the independent auditor of the Target Group incurred (x) between the date hereof and Completion and (y) on or after Completion to the extent any Financial Statements are required to be prepared and/or delivered after Completion. For the avoidance of doubt, the Purchasers shall be responsible for all costs, fees and expenses incurred by itself or any member of the Purchasers’ Group in connection with this Clause 4.11.

(E)	The Purchasers shall reimburse the Sellers (on their own behalf or as trustee for each member of the Target Group) for any and all such costs, fees and expenses by wire transfer of immediately available funds promptly after written request therefor by or on behalf of a Seller to the Purchasers, including an itemised list of the requested costs, fees and expenses (which request shall identify an account or accounts designated for receipt of such reimbursement). For the avoidance of doubt, the Sellers may deliver requests for reimbursement on more than one occasion (without duplication of amounts to be reimbursed), but not more than once per calendar month.

Debt Financing

4.12	During the Interim Period, each Seller and each Target Company agrees to use all reasonable endeavours to provide, and shall cause their respective Affiliates and their respective Representatives to use all reasonable endeavours to provide, in each case at the Purchasers’ sole expense, all reasonable and customary cooperation as is reasonably necessary or customary for any Debt Financing.

4.13	Notwithstanding anything in Clause 4.12 to the contrary:

(A)	such requested cooperation shall not unreasonably disrupt or interfere with the business or the operations of the Sellers, the Target Group or their respective Affiliates;

(B)	nothing in Clause 4.12 shall require the cooperation of each Seller, the Target Group or their respective Affiliates or Representatives to the extent that it would (i) subject any of the Sellers’, the Target Group’s or their respective Affiliates’ respective directors, managers, officers or employees to any personal Liability (as opposed to Liability in his or her capacity as a director, manager, officer or employee of such person), (ii) reasonably be expected to conflict with, violate or result in a default or breach under Sellers’, the Target Group’s or their respective Affiliates’ respective constitutional documents, any applicable Law or any agreements by which any member of the Target Group is bound, or (iii) cause any obligation, representation or warranty in this Agreement to be breached by the Sellers or the Target Companies or prevent or materially delay the consummation of the Transaction;

(C)	prior to the Completion Date, neither any Seller, the Target Group nor any of their respective Affiliates shall be required to (i) pay any commitment or other similar fee or incur any other expense, Liability or obligation or make any other payment, in each case, for which it has not first been put in funds in full by the Purchasers or (ii) agree to provide any indemnity in connection with any Debt Financing unless such indemnity would be of no effect unless and until Completion occurs;

(D)	none of any Seller, the Target Group, their respective Affiliates or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive debt financing agreement, with respect to any Debt Financing that is not contingent upon the consummation of the Completion or that would be effective prior to the Completion Date (other than representation letters and authorisation letters) and none of the directors and managers of the Target Group shall be required to adopt resolutions approving the agreements, documents and instruments pursuant to which any Debt Financing is obtained prior to the Completion Date unless the Purchasers have determined that such directors and managers are to remain as directors and managers of the Target Group on and after the Completion Date and such resolutions are contingent upon the occurrence of, or only effective as of, Completion; and

(E)	nothing in Clause 4.12 shall oblige any Seller or the Target Group to provide any information which (i) would result in the loss or waiver of any attorney-client privilege of any Seller, any Target Company or any of their respective Affiliates, or (ii) would contravene any applicable Law, rule, regulation or order (provided that the Sellers and the Target Group, as applicable, shall use reasonable best endeavours to make substitute arrangements or permit such disclosure in a manner that would not result in the loss or waiver of any such attorney-client privilege).

4.14	The Purchasers shall on demand indemnify, defend and hold harmless on an after-Tax basis each of the Sellers, each member of the Target Group and each of their respective Affiliates, directors, managers and other Representatives from and against any and all Liabilities or Losses suffered or incurred by them in connection with their cooperation in arranging the Debt Financing (including the provision of any information to be utilised in connection therewith) and the performance of their respective obligations under Clauses 4.11(B), 4.11(C) or 4.12, in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or wilful misconduct of any Seller, any Target Company or any of their Affiliates or any of their respective Representatives. The Purchasers shall, promptly upon written request from any Seller, reimburse the Sellers (on their own behalf and as trustee for each member of the Target Group and each of their respective Affiliates, directors, managers and other Representatives) for all reasonable out-of-pocket fees, costs and expenses incurred by any of the foregoing in connection with the cooperation required by Clause 4.12.

4.15	Without prejudice to Clause 22, neither the Purchasers nor any member of the Purchasers’ Group shall disclose (including on a private basis to any third party) any information made available to it pursuant to Clauses 4.11 or 4.12 without the prior written consent of the Sellers (not to be unreasonably withheld, conditioned or delayed), provided that the Purchasers shall be permitted to disclose such information:

(A)	to the Debt Financing Sources subject to their confidentiality obligations under the definitive documentation evidencing the applicable Debt Financing which confidentiality obligations each Seller shall have approved in writing and shall be entitled to enforce directly against the Debt Financing Sources;

(B)	to prospective lenders and investors during syndication and marketing of any Debt Financing subject to their agreed confidentiality undertakings, which shall be customary for financing transactions of the same type as the applicable Debt Financing (including customary “click-through” confidentiality undertakings and confidentiality provisions contained in customary confidential information memoranda or other offering memoranda) and which confidentiality undertakings each Seller shall have approved in writing and shall be entitled to enforce directly against the prospective lenders and investors;

(C)	to the extent required to be filed with the SEC in compliance with the reporting obligations of the Purchasers’ Guarantor under the United States federal securities laws, provided that the Purchasers shall consult with the Sellers (acting reasonably and in good faith) prior to making any such disclosure and shall take into account the Sellers’ reasonable comments on the contents of any such disclosure; and

(D)	to ratings agencies, on a confidential basis.

Third Party Consents

4.16	Prior to Completion, the Sellers shall use their respective reasonable endeavours to:

(A)	obtain a waiver from Chubb in writing irrevocably waiving any and all rights to terminate the Chubb Errors and Omissions Insurance Policy No 16.10.0024445.28 arising thereunder as a result of the change of control of the Target Companies and their respective Affiliates occurring as a result of the Transaction;

(B)	obtain a waiver in writing irrevocably waiving any and all rights to terminate the lease agreement with Fundo de Investimento Imobiliário - FII Edifício Galeria [*****] and related to the Target Group’s headquarters arising thereunder as a result of the change of control of the Target Companies and their respective Affiliates occurring as a result of the Transaction; and

(C)	obtain a waiver in writing irrevocably waiving any and all rights to renegotiate the monthly licensing fee and/or to terminate the Licence Agreement and Other Covenants as a result of the change of control of the Target Companies and their respective Affiliates occurring as a result of the Transaction.

5.	Separation and Termination of Existing Shareholder Arrangements

Separation

5.1	Wilson Sons and the Purchasers each undertake to work together (acting reasonably and in good faith) in order to agree to the terms of a plan for Separation in writing, specifying the activities to be performed to achieve Separation (“Separation Plan”) as soon as reasonably practicable following the date of this Agreement and, in any event, by no later than one (1) calendar month after the date of this Agreement. Any substantive variations to the plan for Separation must be mutually agreed in writing between Wilson Sons and the Purchasers.

5.2	The Separation Plan shall include details of:

(A)	specified activities to be performed in order to achieve Separation;

(B)	a target date and time by which each activity is to be performed;

(C)	the Party responsible for the performance of each activity;

(D)	any acceptance testing or similar processes to be carried out before an activity identified in the Separation Plan is completed; and

(E)	appropriate safeguards in order to ensure minimal disruption to the businesses of Wilson Sons’ Relevant Seller Group and the Purchasers’ Group, including relationships with third parties, during implementation of the Separation Plan.

5.3	With effect from the date of this Agreement, each of Wilson Sons and the Purchasers shall appoint a separate representative (each a “Separation Manager”) who shall be:

(A)	generally responsible for negotiating and agreeing on the items set out in Clause 5.2;

(B)	overseeing the progress towards completion of the Separation; and

(C)	generally available during Working Hours to discuss (whether in person or otherwise) any aspect of the Separation.

5.4	Following agreement of the Separation Plan, Wilson Sons shall notify the Purchasers in writing promptly after becoming aware of the relevant matter of anything which Wilson Sons considers (acting reasonably and in good faith) would or is likely to prevent completion of the Separation (or any part of it) occurring in accordance with the timetable set out in the Separation Plan.

5.5	Wilson Sons and the Purchasers shall each use commercially reasonable efforts to undertake all activities assigned to each of them respectively under the Separation Plan and to implement the Separation Plan in all material respects in accordance with the timetable set out in the Separation Plan, which shall include using commercially reasonable efforts to replace the current arrangements provided by Wilson Sons or other members of its Relevant Seller Group with respect to the provision of information technology services for the Target Group as contemplated by the Separation by establishing standalone arrangements of the Target Group prior to Completion and/or transferring such service provision to, and integrating such service provision with the arrangements of, the Purchasers’ Group following Completion.

5.6	In relation to any aspects of the Separation that remain to be implemented after Completion, Wilson Sons shall use commercially reasonable efforts to cooperate and assist the Purchasers with respect to the implementation of the Separation as soon as reasonably practicable, including following the Completion Date until such Separation has been implemented and, in any event, for no longer than six (6) months following Completion. During such period, Wilson Sons and the Purchasers shall ensure that appropriate access rights (including appropriate access to information, documents, premises and employees) will be provided to Wilson Sons’ Relevant Seller Group or the Purchasers’ Group (as relevant) to the extent reasonably required in connection with Separation planning and implementation, provided that the Party granting such access will not be required to breach any applicable Law or contractual obligations including obligations of confidentiality in order to do so.

5.7	Wilson Sons and the Purchasers shall each use commercially reasonable efforts to negotiate in good faith and agree the form of the Contingency Transitional Services Agreement (excluding the scope, duration and pricing of the relevant Contingency Transitional Services which shall be agreed pursuant to Clause 5.8(B)) as soon as reasonably practicable following the date of this Agreement and, in any event, by no later than two (2) calendar months after the date of this Agreement.

5.8	If at any time prior to Completion, the Purchasers (acting reasonably) determine that certain transitional services will be required to be provided following Completion by any member of the Seller’s Relevant Seller Group to any member of the Target Group (“Contingency Transitional Services”), then it may request that Wilson Sons and the Brazil Target Company enter into the Contingency Transitional Services Agreement at Completion (a “Contingency TSA Notice”) detailing the scope and duration of the Contingency Transitional Services that it reasonably believes will be required by the Target Group following Completion, and following delivery of such Contingency TSA Notice to the Sellers in accordance with Clause 20:

(A)	subject to Clauses 5.8(B) and 5.8(C), at Completion, Wilson Sons shall deliver to the Purchasers the Contingency Transitional Services Agreement, duly executed by Wilson Sons and Brazil Target Company;

(B)	Wilson Sons and the Purchasers shall negotiate in good faith (each acting reasonably) with a view to agreeing as soon as reasonably practicable after the date of such notification and, in any event, prior to Completion the scope, duration and pricing of the relevant Contingency Transitional Services to be provided to the relevant members of the Target Group following Completion under the Contingency Transitional Services Agreement;

(C)	Wilson Sons shall, and shall procure that its Relevant Seller Group shall, use all reasonable endeavours to identify and obtain by Completion all permissions, consents, agreements or authorisations from any third party service provider necessary for the provision of any of the Contingency Transitional Services; and

(D)	in the event that Wilson Sons and the Purchasers cannot, before the Completion Date, agree on the scope, duration and pricing of any of the Contingency Transitional Services to be provided, including the fees to be paid by the Brazil Target Company under the Contingency Transitional Services Agreement or any other material terms, then, subject to the Sellers obtaining all permissions, consents, agreements or authorisations from any third party service provider necessary for the provision of any of the Contingency Transitional Services, the scope of any such Contingency Transitional Services shall be deemed to be the same, in all material respects, as the equivalent service provided by Wilson Sons’ Relevant Seller Group to the Target Group during the period of twelve (12) months (or such shorter period in which the existing service was provided, if less than twelve (12) months) prior to the Completion Date, except that fees to be paid in respect of the Contingency Transitional Services shall be increased or decreased (as applicable) to reflect the annual rate of inflation in Brazil (being the inflation index rate (IPCA) calculated by the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatistica - IBGE) as published by the Central Bank of Brazil from time to time), and the relevant service(s) shall be provided by Wilson Sons’ Relevant Seller Group to the Target Group for the period reasonably requested by the Purchasers in the Contingency TSA Notice (provided that the period shall be no longer than three (3) months from the Completion Date), in consideration for fees equal to the fees payable as at the date of this Agreement to Wilson Sons’ Relevant Seller Group for providing the equivalent service(s) to the Target Group.

5.9	Any dispute or difference which arises between Wilson Sons and the Purchasers relating to the Separation or the Separation Plan shall, if not first resolved by the Separation Managers (who shall be responsible for working within the protocols established between Wilson Sons and the Purchasers) within ten (10) Business Days, be referred to a senior manager of each of Wilson Sons and the Purchasers for determination. In the event that the senior managers cannot resolve such dispute or difference within ten (10) Business Days, the dispute or difference shall be referred to the Chief Financial Officers of Wilson Sons and the Purchasers. In the event that the Chief Financial Officers cannot resolve such dispute or difference within ten (10) Business Days, the Parties shall not be under an obligation to enter into mediation or formal dispute resolution procedures.

5.10	Where the approval, co-operation or participation of any member of the Purchasers’ Group is expressly contemplated in connection with the Separation, whether pursuant to the terms of this Agreement or the Separation Plan, the Purchasers undertake to act, and to use all reasonable endeavours to procure that each other relevant member of the Purchasers’ Group acts, reasonably and in good faith in connection therewith.

5.11	Any costs reasonably incurred in connection with the implementation of the Separation by any member of Wilson Sons’ Relevant Seller Group or any member of the Target Group including: (i) any costs imposed by a third party in connection with granting a third party consent or “right to use”, or splitting, assigning or novating the relevant third party agreement (including any cancellation costs); (ii) any Taxes payable by a member of the Target Group; (iii) any contractual costs associated with any transfer of relevant data or assets to a member of the Purchasers’ Group or the Target Group; (iv) any costs incurred in connection with any data separation and migration exercise, including any reasonably incurred consultancy fees; and (v) any costs associated with the Purchasers migrating off of the Contingency Transitional Services, shall be borne by the Purchasers. To the extent the Parties engage any third parties to assist in the Separation, the Parties will use reasonable efforts to have such third parties engaged by the Purchasers and, if such third parties are engaged by the Sellers, the Purchasers must consent to any scope of work and fee structure in advance. For the avoidance of doubt, each Party shall bear its own costs in connection with the negotiation and agreement of (x) the Separation Plan and (y) the form and terms of the Contingency Transitional Services Agreement. The Purchasers shall, promptly at the written request of Wilson Sons or any Target Company, which request shall include an itemised list of the relevant costs and identify an account or accounts designated for receipt of reimbursement monies, reimburse Wilson Sons or such Target Company (on its own behalf and as trustee for each other member of the Target Group) on an after-Tax basis for all such costs to be borne by the Purchasers pursuant to this Clause 5.11 to the extent such costs are incurred by any member of Wilson Sons’ Relevant Seller Group or the Target Group.

Termination of existing shareholder arrangements

5.12	Except as expressly referred to in any of the Transaction Documents, and for the Transaction Documents themselves, and except for (i) the maritime agency services agreement dated 24 May 2023 between Wilson, Sons Offshore S.A., Magallanes Navegação Brasileira S.A. and Wilson Sons Shipping Ltda.; (ii) the maritime agency services agreement between Wilson, Sons Offshore S.A., Magallanes Navegação Brasileira S.A. and Rochamar Agência Marítima S.A. (an entity which was historically part of the same corporate group as Ultratug and Ultranav); and (iii) the Vessel Support Base Lease, the Sellers shall procure that all existing contracts, agreements and/or other arrangements between (and only between) any members of either Relevant Seller Group, on the one hand, and any member of the Target Group, on the other hand, (including the shareholders’ agreement relating to the Brazil Target Company dated 28 May 2010 which is located at document reference 2.2.1.7.3 of the Data Room) shall terminate with effect from Completion, and all rights, obligations and liabilities thereunder shall cease to have any force and effect and any accrued rights, obligations and liabilities thereunder shall be irrevocably and unconditionally waived. The Sellers and the Target Companies shall use their reasonable efforts to formalise in writing prior to Completion the maritime agency services agreement between Wilson, Sons Offshore S.A., Magallanes Navegação Brasileira S.A. and Rochamar Agência Marítima S.A. (an entity which was historically part of the same corporate group as Ultratug and Ultranav), subject to the written consent of the Purchasers (not to be unreasonably withheld, conditioned or delayed).

5.13	Other than in relation to the Shareholder Loans, the Sellers shall procure that all financial indebtedness arising between, on the one hand, a member of the Target Group and, on the other hand, a member of a Seller’s Relevant Seller Group, and excluding trade credit or trading balances arising in the ordinary course of business, is settled and discharged in full at or prior to Completion.

6.	Consideration

6.1	The total consideration for the sale of the Target Shares shall be:

(A)	the sum of five hundred million US dollars (USD 500,000,000), as adjusted pursuant to any Transaction Document (the “Base Purchase Price”);

(B)	minus (in the event that the Target Working Capital Adjustment is a positive number) or plus (in the event that the Target Working Capital Adjustment is a negative number) an amount equal to the absolute amount (being, for the avoidance of doubt, the variance from zero) of the Target Working Capital Adjustment;

(C)	minus (in the event that the Net Debt Balance is a positive number) or plus (in the event that the Net Debt Balance is a negative number) an amount equal to the absolute amount (being, for the avoidance of doubt, the variance from zero) of the Net Debt Balance;

(D)	plus an amount equal to the New Capex Amount;

(E)	minus an amount equal to the Transaction Costs Amount,

(such amount, as adjusted pursuant to this Agreement, being the “Consideration”).

6.2	In addition, following Completion:

(A)	in relation to any Relevant Insurance Claim:

(i)	the Purchasers shall (and shall procure that each relevant member of the Purchasers’ Group shall) use reasonable endeavours to promptly submit, diligently pursue and successfully obtain recovery of amounts from the relevant insurer in respect of such Relevant Insurance Claim;

(ii)	the Purchasers shall keep the Sellers reasonably informed at all times, and shall consult in good faith with the Sellers, as to the conduct and pursuit of such Relevant Insurance Claim;

(iii)	the Purchasers shall promptly provide the Sellers with copies of any material notices, correspondence or other documents and reasonable details of any material oral communications with the relevant insurer in relation to such Relevant Insurance Claim;

(iv)	the Purchasers shall provide the Sellers with a reasonable opportunity to comment on any material documentation relating to such Relevant Insurance Claim and shall consider, in good faith, any reasonable comments of the Sellers on such documentation or any reasonable suggestions of the Sellers in relation to the conduct and progress of the Relevant Insurance Claim;

(v)	if the Sellers (acting reasonably and in good faith) believe, after having reasonably consulted with the Purchasers, that the Purchasers are in material breach of their obligation in Clause 6.2(A)(i), the Sellers shall be entitled to assume conduct of such Relevant Insurance Claim by delivery of a written notice to the Purchasers, in which case, the Purchasers shall (and shall procure that each relevant member of the Purchasers’ Group shall) provide reasonable assistance and access (at the Sellers’ cost) to their respective Books and Records and personnel to the Sellers as the Sellers may request in connection with their conduct and pursuit of such Relevant Insurance Claim against the relevant insurer; and

(vi)	if any member of the Target Group or the Purchasers’ Group receives any proceeds in respect of such Relevant Insurance Claim, the Purchasers shall (and shall procure that the relevant member of the Target Group shall) promptly, and in any event within five (5) Business Days of receipt of such monies, remit such amounts actually recovered (net of Taxes) to the Sellers in their respective Relevant Proportions by wire transfer of immediately available funds; and

(B)	if any employee that is a party to an Employee Retention Arrangement voluntarily terminates his or her employment with an applicable member of the Target Group within six months following the Completion Date, then:

(i)	the Purchasers shall promptly notify the Sellers of such termination; and

(ii)	within ten (10) Business Days of such notification, each Seller shall reimburse the Purchasers, by wire transfer of immediately available funds, for their respective Relevant Proportion of any amounts paid by the relevant member of the Target Group to such employee pursuant to the applicable Employee Retention Arrangement.

6.3	The Consideration shall be calculated and paid in accordance with:

(A)	Clause 7 (Completion and post-Completion) and paragraph 2.2 of Schedule 2 (Completion and Post-Completion Arrangements); and

(B)	Clause 8 (Post-Completion Adjustment) and Schedule 8 (Post-Completion Adjustment).

6.4	The Parties agree that the Consideration shall be allocated between the Target Shares and the Sellers in the proportions set out in Schedule 7 (Consideration Allocation).

6.5	To the extent permitted by applicable Law, any payment made by a Party under this Agreement shall be treated as taking effect by way of an adjustment to the Consideration. Where there is a reduction of the Consideration pursuant to this Clause 6, the adjustment shall be made by way of reduction of the consideration paid by the Purchasers allocated pro rata to all the Target Shares held by the relevant Seller(s) by reference to the proportions in which the Consideration is to be allocated in accordance with Schedule 7 (Consideration Allocation).

6.6	The consideration payable by the Purchasers to the Sellers in respect of the Target Shares in accordance with the foregoing provisions of this Clause 6 (as adjusted in accordance with Clause 8 and Schedule 8 (Post-Completion Adjustment)) shall (if applicable) be further adjusted after Completion:

(A)	in accordance with Clause 6.2; and

(B)	by the Purchasers paying to the Sellers the Petrobras Claim Proceeds in accordance with Schedule 11 (Petrobras Claim).

7.	Completion and post-Completion

7.1	Subject to the Completion Date Conditions being satisfied on the Completion Date, Completion shall take place remotely on the Completion Date (or at such later date and/or such other place (including virtually) as may be agreed in writing between the Sellers and the Purchasers).

7.2	If any Completion Date Condition is not satisfied on or before the proposed Completion Date, the Completion Date shall be automatically deferred to the next Eligible Completion Date on a repeating basis until the first Eligible Completion Date on which all Completion Date Conditions are satisfied or (if applicable) waived (so that the provisions of this Clause 7 shall apply to Completion as so deferred), provided that if, on any such deferral, the resulting Eligible Completion Date would occur after the Long Stop Date, the Sellers or the Purchasers (as the case may be) may terminate this Agreement by notice in writing to (in the case of the Sellers seeking to terminate) the Purchasers or (in the case of the Purchasers seeking to terminate) the Sellers.

7.3	Not less than ten (10) Business Days prior to the Completion Date, the Sellers shall notify the Purchasers in writing of:

(A)	the Base Purchase Price;

(B)	the Estimated External Cash Value;

(C)	the Estimated Completion Working Capital;

(D)	the Estimated External Debt Value;

(E)	the Estimated Net Debt Balance;

(F)	the Estimated New Capex Amount;

(G)	the Estimated Transaction Costs Amount; and

(H)	the estimated Consideration as at Completion (the “Completion Payment”), being an amount calculated as follows:

(i)	the Base Purchase Price;

(ii)	minus (in the event that it is a positive number) or plus (in the event that it is a negative number) the absolute amount (being, for the avoidance of doubt, the variance from zero) of the Estimated Target Working Capital Adjustment;

(iii)	minus (in the event that it is a positive number) or plus (in the event that it is a negative number) an amount equal to the absolute amount (being, for the avoidance of doubt, the variance from zero) of the Estimated Net Debt Balance;

(iv)	plus an amount equal to the Estimated New Capex Amount; and

(v)	minus an amount equal to the Estimated Transaction Costs Amount.

7.4	Prior to or at Completion, Wilson Sons shall do those things listed in paragraph 1.1 of Schedule 2 (Completion and Post-Completion Arrangements), the Ultratug Sellers shall do those things listed in paragraph 1.2 of Schedule 2 (Completion and Post-Completion Arrangements), each of the Sellers shall do those things listed in paragraph 1.3 of Schedule 2 (Completion and Post-Completion Arrangements) and the Purchasers shall do those things listed in paragraph 2 of Schedule 2 (Completion and Post-Completion Arrangements). Completion shall take place in accordance with paragraph 3 of Schedule 2 (Completion and Post-Completion Arrangements).

7.5	If the respective obligations of the Sellers or the Purchasers under Clause 7.4 and Schedule 2 (Completion and Post-Completion Arrangements) (but excluding, for the avoidance of doubt, the obligations of the Purchasers under paragraph 4 of Schedule 2 (Completion and Post-Completion Arrangements)) are not complied with on the Completion Date, the Purchasers (in the case of non-compliance by the Sellers) or, as the case may be, the Sellers (in the case of non-compliance by the Purchasers) may:

(A)	defer Completion to the final Business Day of the next calendar month after the Completion Date (and which date is also an Eligible Completion Date) (so that the provisions of this Clause 7 shall apply to Completion as so deferred and the date to which Completion is so deferred shall be the “Completion Date” for the purposes of this Agreement);

(B)	proceed to Completion as far as practicable (without limiting their rights under this Agreement); or

(C)	subject to Completion having been deferred at least once under Clause 7.5(A), terminate this Agreement by notice in writing to, in the case of the Sellers, the Purchasers and, in the case of the Purchasers, the Sellers.

7.6	Neither the Sellers nor the Purchasers shall be obliged to complete the sale and purchase of any of the Target Shares unless the sale and purchase of all the Target Shares under this Agreement is completed simultaneously.

7.7	Payment by or on behalf of the Purchasers of the amount stated in Clause 6 (in accordance with paragraph 2.2 of Schedule 2 (Completion and Post-Completion Arrangements)) and, if applicable, any amount to be paid by the Purchasers pursuant to Schedule 8 (Post-Completion Adjustment) following delivery of the Completion Statement in accordance with Part A of Schedule 8 (Post-Completion Adjustment) and/or Clause 6.6 shall constitute payment of the Consideration and shall discharge the obligations of the Purchasers under Clause 2.

7.8	Following Completion, the Purchasers shall do those things listed in paragraph 4 of Schedule 2 (Completion and Post-Completion Arrangements).

7.9	The Parties hereby acknowledge and agree that:

(A)	the provisions of Schedule 9 (Tax Covenant) shall come into effect from Completion; and

(B)	the provisions of Schedule 11 (Petrobras Claim) shall come into effect from and including the Completion Date.

7.10	Any provision of this Agreement and any other documents referred to in it which is capable of being performed after, but which has not been performed at or before, Completion and all warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement, shall remain in full force and effect notwithstanding Completion.

8.	Post-Completion Adjustment

8.1	Following Completion, the Parties will comply with their respective obligations set out in Schedule 8 (Post-Completion Adjustment).

8.2	The Sellers and the Purchasers acknowledge and agree that they intend for the amounts paid under Schedule 8 (Post-Completion Adjustment) to be treated as an adjustment to the Consideration for all applicable Tax purposes, and the Parties will report such payments consistently with such intent unless otherwise required by applicable Law.

9.	Seller Warranties

9.1	Subject as provided in this Agreement, each Seller warrants to the Purchasers:

(A)	as at the date of this Agreement, that each Business Warranty is true and accurate in all respects as at the date of this Agreement;

(B)	as at the date of this Agreement, that each Fundamental Warranty is true and accurate in all respects as at the date of this Agreement; and

(C)	as at Completion, that each Fundamental Warranty will be true and accurate in all respects as at Completion as if repeated immediately before Completion by reference to the facts and circumstances then subsisting at that date, save that, for the avoidance of doubt, where any Fundamental Warranty is given in respect of facts and circumstances existing as at a specified date, that specified date shall continue to apply to such Fundamental Warranty.

9.2	Each Seller gives:

(A)	the Warranties set out in paragraphs 1, 2 and 3.1(A) to 3.1(D) (inclusive) of Schedule 4 (Seller Warranties) only in respect of itself and the Target Shares that the relevant Seller agrees to sell under this Agreement and shall be liable in respect of any breach of any such Warranty only to the extent that the relevant breach relates to or affects itself or the Target Shares that the relevant Seller agrees to sell under this Agreement;

(B)	the Warranties which are given by each Seller so far as that Seller is aware (or subject to any similar qualification relating to that Seller’s awareness): (i) only so far as it knows, believes or is aware that such Warranty is accurate and only in respect of its own knowledge, belief or awareness and not in respect of the knowledge, belief or awareness of the other Seller; and (ii) in the event that there is a breach of any such Warranty by more than one Seller, on the basis that each such Seller shall be liable (subject always to Clause 10) in respect of any breach of any such Warranty only for its Relevant Proportion of the aggregate amount claimed by the Purchasers in respect of any such breach; and

(C)	all other Warranties set out in Schedule 4 (Seller Warranties) on the basis that each Seller shall be liable (subject always to Clause 10) in respect of any breach of any such Warranty only for its Relevant Proportion of the aggregate amount claimed by the Purchasers in respect of any such breach.

9.3	Each of the Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to any other Warranty.

10.	Remedies and Limitations on Liability

10.1	Except in the case of fraud, the Liability attaching to the Sellers or any other member of their respective Relevant Seller Groups in respect of any Claims (including under the Warranties) shall be limited by the applicable exclusions and/or limitations set out in Schedule 6 (Limitations on Liability).

10.2	Notwithstanding that the Purchasers or a member of the Purchasers’ Group become aware at any time (whether it does so by reason of any disclosure made in the Disclosure Letter or otherwise) that there has been any breach of the Warranties or any other term of this Agreement or that there may be a Claim against the Seller, save as, and to the extent, set out in Clauses 3.17, 3.18, 7.2 or 7.5(C), the Purchasers shall not be entitled to rescind this Agreement or treat this Agreement as terminated. Save as, and to the extent, set out in Clauses 3.17, 3.18, 7.2 or 7.5(C), each Party waives all and any rights of rescission or termination in respect of this Agreement it may have (howsoever arising or deemed to arise), other than any such rights in respect of fraud.

10.3	Except in the case of fraud or otherwise under the Transaction Documents (including the Warranties), the Purchasers acknowledge that they do not rely on and have not been induced to enter into this Agreement or any other Transaction Document on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever.

10.4	Except in the case of fraud, the Purchasers (acting for themselves and as agents and trustees for each member of the Purchasers’ Group) undertake to each of the Sellers, that neither they nor any other member of the Purchasers’ Group:

(A)	has any rights or remedies against (and shall waive (to the fullest extent permitted by applicable Law) any right or remedy it may have against); nor

(B)	shall be entitled to make any claim against (and shall waive (to the fullest extent permitted by applicable Law) any claim it may have against),

any of the respective directors, officers, employees, advisers or agents of any member of its Relevant Seller Group or any member of the Target Group in respect of matters arising solely in connection with the agreement, negotiation, execution and/or implementation of the Transaction that occur on or before Completion (including the facilitation of any due diligence conducted by or on behalf of the Purchasers’ Group).

10.5	Without prejudice to Clause 18 (Entire Agreement) and except as expressly set out in Schedule 4 (Seller Warranties), the Purchasers acknowledge and agree that no member of any Seller’s Relevant Seller Group makes any warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchasers (howsoever provided) on or prior to the date of this Agreement, including in the Wilson Sons Ultratug Offshore information memorandum, a copy of which is located at document reference 1.1.1 of the Data Room, or in the documents provided to the Purchasers or their advisers in the course of the Purchasers’ due diligence exercise (including the Data Room) or in the Disclosure Letter.

10.6	The Parties hereby acknowledge and agree that:

(A)	no Seller shall be liable to make any payment under this Agreement nor shall the Purchasers exercise any right of set-off or counterclaim against or otherwise withhold payment of any sums stated to be payable by the Purchasers to the Sellers or any of them hereunder or under any other agreement subsisting between them other than any withholding required by applicable Law (save as set out in Clauses 12.3, 12.5 and 12.6, paragraph 2.2 of Schedule 2 (Completion and Post-Completion Arrangements) and paragraph 3.9(A)(iii)(a) or paragraph 3.9(B)(iii)(a) of Part A of Schedule 8 (Post-Completion Adjustment)); and

(B)	the Purchasers, on their own behalf and on behalf of the other members of the Purchasers’ Group and their respective successors and permitted assigns, hereby waive any rights of set-off, netting, offset, recoupment or similar rights that the Purchasers, any other member of the Purchasers’ Group or any of their respective successors and permitted assigns has or may have with respect to the payment of the Consideration or any other payments to be made by the Purchasers or any other member of the Purchasers’ Group pursuant to this Agreement, the other Transaction Documents or any other document or instrument delivered by the Purchasers or another member of the Purchasers’ Group in connection herewith, in each case, unless and until the Liability of the Sellers or any of them has been agreed or adjudged payable in any Action.

10.7	The obligations of the Sellers under the Transaction Documents shall be several and not joint obligations or joint and several obligations and shall, where applicable, be subject to the limitations set out in Schedule 6 (Limitations on Liability).

10.8	Each Seller shall have rights and liabilities (including in relation to payment) under or in relation to a breach of the Transaction Documents to the extent that those rights and liabilities or the relevant breach relate to or affect the Target Shares (including, as applicable, the part of the business of the Target Group undertaken by the relevant Target Company) it agrees to sell under this Agreement or otherwise arise in connection with the sale of those Target Shares to the Purchasers. For the avoidance of doubt, no Seller shall have any Liability for breach of any warranty, undertaking or obligation given by, or expressed to be performed by, any other Seller or for breach by any other Seller of its obligations under the Transaction Documents, or on behalf of, or for the benefit of, any other Seller or any member of that Seller’s Relevant Seller Group or its respective directors, officers and employees.

10.9	Without prejudice to Clauses 10.7 or 10.8 or the limitations and other provisions set out in Schedule 6 (Limitations on Liability), in relation to any Claim made against more than one Seller (or any series of separate Claims made against more than one Seller relating to the same facts and circumstances), the maximum Liability of each such Seller in respect of such Claim shall not exceed such Seller’s Relevant Proportion of the amount claimed.

10.10	Without prejudice to Clauses 10.7 to 10.9 (inclusive) or the limitations and other provisions set out in Schedule 6 (Limitations on Liability), the maximum aggregate Liability of each Seller under or in connection with the Transaction Documents in respect of all Claims on any ground whatsoever (in the absence of fraud) shall not exceed the amount of the Consideration received by such Seller or, if the relevant Claim is made before Completion has occurred or following termination of this Agreement, the amount set out opposite its name in the table below:

Name of Seller	Maximum aggregate Liability

Wilson Sons	One hundred and thirty one million, five hundred and ninety thousand US dollars (USD 131,590,000)

Ultratug	Ninety two million, one hundred and thirteen thousand US dollars (USD 92,113,000)

Ultranav	Thirty nine million, four hundred and seventy seven thousand US dollars (USD 39,477,000)

10.11	The Purchasers undertake that they shall not themselves, and that they will procure that no Affiliate of the Purchasers shall, make any Claim against any Seller under or in connection with the Transaction Documents unless the estimated maximum amount of that Claim is expressly stated, except when the estimated maximum amount of that Claim cannot be assessed at the moment that the Purchasers make the Claim against any Seller.

10.12	Without prejudice to Schedule 9 (Tax Covenant), no Party shall be entitled to claim for any loss of profit or indirect loss or other unforeseeable damages or for any punitive damages. For the avoidance of doubt, in the case of any Claim relating to an amount of damages awarded against or payable by the Purchasers’ Group or the Sellers’ Group, as applicable, in connection with a third party claim, this exclusion shall not apply to limit the amount recoverable by the Purchasers or the Sellers, as applicable, in respect of such third party claim where the damages payable by the Purchasers’ Group or Sellers’ Group, as applicable, were in respect of any loss of profit, indirect loss, other unforeseeable damages or any punitive damages, provided that the loss suffered by the Purchasers or the Sellers (as applicable) in respect of such third party claim is recoverable under this Clause 10.12.

11.	Purchasers and Purchasers’ Guarantor Warranties and Undertakings

Purchasers’ Warranties

11.1	The Purchasers warrant to the Sellers that each of the Purchasers’ Warranties is true and accurate in all respects at the date of this Agreement and at Completion as if repeated immediately before Completion by reference to the facts and circumstances subsisting at that date.

11.2	Each of the Purchasers’ Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to any other such warranty.

Purchasers’ Guarantor Warranties

11.3	The Purchasers’ Guarantor warrants to the Sellers that each of the Purchasers’ Guarantor Warranties is true and accurate in all respects at the date of this Agreement and at Completion as if repeated immediately before Completion by reference to the facts and circumstances subsisting at that date.

11.4	Each of the Purchasers’ Guarantor Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to any other such warranty.

Restricted Names

11.5	Subject to Clause 11.7, the Purchasers acknowledge and agree that nothing in this Agreement shall transfer or license, or shall operate as an agreement to transfer or license, any right, title or interest in or to the Restricted Names or any associated logo or device, or any similar name or mark. Accordingly, the Purchasers:

(A)	acknowledge and agree that, at Completion, the relevant members of the Target Group shall enter into the Trade Mark Assignments;

(B)	undertake that, following Completion, they shall (and shall procure that any member of the Purchasers’ Group) shall provide such assistance and take any such action as any Seller may reasonably request in connection with the filing of the Trade Mark Assignments with the Relevant Government Authority; and

(C)	undertake that, following Completion, they shall not, and shall procure that no other member of the Purchasers ‘Group shall, hold either: (i) itself out as being part of or in any way connected with any Seller’s Relevant Seller Group; or (ii) any Seller or any other member of its Relevant Seller Group out as being part of or in any way connected with the Purchasers’ Group.

11.6	The Purchasers shall procure that each member of the Target Group whose corporate name contains any of the Restricted Names shall, as soon as reasonably practicable following Completion and in any event within ten (10) Business Days after Completion, file all required resolutions and other required documentation to change their corporate names to a name which does not include any of the Restricted Names or any confusingly similar name thereto, and shall use all reasonable endeavours to procure that effect is given to such name change without undue delay thereafter. Promptly upon receipt of confirmation from the appropriate court, registry or other authority that such name change has been effected, the Purchasers shall provide the Sellers with written proof that such name change has been effected.

11.7

(A)	The Purchasers shall procure that each member of the Target Group shall, before the end of the applicable Transition Period, destroy, delete or otherwise remove the Restricted Names from all publicly distributed or publicly accessible or available assets and materials owned or used by, or on behalf of, any member of the Target Group, including existing stocks, websites, e-mails, systems, sales literature, stationery, buildings, signage, vessels (including Vessels) and vehicles. In relation to any vessels (including Vessels), the Target Group shall use all reasonable endeavours to effectuate such destruction, deletion or removal within three (3) months following the Completion Date (and, in any event, no later than six (6) months following the Completion Date) (the period of time it takes to actually cause all such destruction, deletion or removal, the “Vessels Transition Period”).

(B)	Each Seller, on behalf of itself and the Relevant Seller Group, hereby grants to the Purchasers and the Target Group a non-exclusive, worldwide, fully paid-up, royalty-free, non-transferable, limited licence to use and display the Restricted Names on vessels (including Vessels) for the Vessels Transition Period, solely in a manner and to an extent that is substantially consistent with their use and display in the conduct of the business of the Target Companies during the six (6) months immediately prior to the Completion Date (and any natural evolutions or extensions of such use in the business of the Target Companies).

(C)	Each Seller, on behalf of itself and the Relevant Seller Group, hereby grants to the Purchasers and the Target Group a non-exclusive, worldwide, fully paid-up, royalty-free, non-transferable, limited licence to use and publicly display the Restricted Names on material or assets other than on vessels for the period of three (3) months immediately following Completion (the “Non-Vessels Transition Period” and each of the Vessels Transition Period and the Non-Vessels Transition Period being a “Transition Period”), solely in a manner and to an extent that is substantially consistent with their use and display in the conduct of the business of the Target Companies during the six (6) months immediately prior to the Completion Date (and any natural evolutions or extensions of such use in the business of the Target Companies).

(D)	The Purchasers and the Target Group shall use the Restricted Names at a level of quality consistent in all material respects to that in effect for the Restricted Names used in the business of the Target Companies during the six (6) months immediately prior to the Completion Date.

Assurances

11.8	The Purchasers undertake to the Sellers that they shall use all reasonable endeavours, and take any such action as any Seller may reasonably request, to obtain the removal or replacement of, and the release of any obligations of such Seller or any member of its Relevant Seller Group under, any Assurances given or procured by any member of its Relevant Seller Group to or for the benefit of any person who is not a member of such Relevant Seller Group in connection with the business of the Target Group with effect from Completion (or, where the Purchasers are unable to procure such removal or replacement, and release, with effect from Completion, as soon as reasonably practicable thereafter), and any such removal or replacement, and release, shall in each case be on a non-recourse basis to any member of either Relevant Seller Group.

11.9	Pending such removal or replacement, and release, the Purchasers shall:

(A)	indemnify, on an after-Tax basis, each Seller and any other member of such Seller’s Relevant Seller Group in respect of any Losses suffered or incurred after Completion by that Seller or any other member of such Seller’s Relevant Seller Group in any way pursuant to or in connection with any such Assurance; and

(B)	not enter into any variation of any agreement which may have the effect of varying any such Assurance in a way which is materially adverse to any member of a Seller’s Relevant Seller Group without the prior written consent of the relevant Seller.

Insurances

11.10	The Purchasers acknowledge and agree that each Seller shall be entitled to arrange for all insurance policies provided or arranged by its Relevant Seller Group in relation to the business of the Target Group (whether under policies maintained with third party issuers or other members of its Relevant Seller Group) prior to or at Completion (such policies collectively, the “Seller Insurance Policies”) to cease upon Completion in respect of any occurrence, event, act, omission or other matter relating to any member of the Target Group or the business of the Target Group occurring or existing on or after Completion.

11.11	Subject to Clause 11.12, the Purchasers further acknowledge and agree that:

(A)	neither they, nor any other member of the Purchasers’ Group, shall have or be entitled to the benefit of, nor shall it or they make or notify any claim under, any Seller Insurance Policies in respect of any occurrence, event, act, omission or other matter relating to any member of the Target Group or the business of the Target Group occurring or existing on or after Completion; and

(B)	it shall be the sole responsibility of the Purchasers to ensure that, with effect from Completion, adequate insurance cover (including any insurance cover required pursuant to applicable Law or the terms of any contract to which any member of the Target Group is party) is put in place with respect to the business of the Target Group.

11.12	Notwithstanding Clauses 11.10 and 11.11 and without prejudice to Clause 6.2(A):

(A)	to the extent that, following Completion, any member of the Target Group has any claim under any Seller Insurance Policy (excluding any Relevant Insurance Claim in respect of which Clause 6.2(A) applies), and if and to the extent that such claim would remain valid following Completion, then each Seller shall ensure that the relevant members of its Relevant Seller Group shall (in each case, subject to, and where permitted by, the terms of the relevant Seller Insurance Policy):

(i)	provide to the Purchasers and the relevant member of the Target Group such reasonable assistance and cooperation as the Purchasers or the relevant member of the Target Group may reasonably request in order to allow such member of the Target Group to pursue or continue to pursue such claim and to continue to have the benefit of such Seller Insurance Policy, provided that the Purchasers shall be responsible for any reasonable costs and expenses incurred by any Seller and the members of its Relevant Seller Group in providing such assistance and cooperation;

(ii)	subject to the Purchasers indemnifying, on an after-Tax basis, each Seller and the other members of its Relevant Seller Group for any reasonable costs, Liabilities and expenses incurred by any member of such Seller’s Relevant Seller Group in making a claim under the relevant Seller Insurance Policy, make and pursue such claim under such Seller Insurance Policy as the Purchasers or the relevant member of the Target Group shall reasonably request and keep the Purchasers and the relevant member of the Target Group reasonably informed of the progress of such claim, provided that no Seller nor any other member of a Seller’s Relevant Seller Group shall be obliged to take any action (or omit or desist from taking any action) which would reasonably be expected to be materially detrimental to any Seller and/or its Relevant Seller Group, provided, further, that if any Seller or any member of its Relevant Seller Group, on the one hand, and any member of the Target Group, on the other hand, have competing claims under a Seller Insurance Policy and there are insufficient limits remaining under such Seller Insurance Policy, then such limits shall be allocated pro rata among such parties in accordance with their respective bona fide losses covered thereunder (it being acknowledged that the Target Group’s bona fide losses will relate to claims in respect of occurrences, events, acts, omissions or other matters relating to any member of the Target Group or the business of the Target Group occurring or existing at or prior to Completion only); and

(iii)	promptly remit, by wire transfer of immediately available funds, upon receipt any insurance proceeds (net of any Taxes) relating to any such claim to the Purchasers or the relevant member of the Target Group.

Transaction Costs

11.13	The Purchasers undertake to the Sellers that they shall procure that each relevant member of the Target Group shall pay any Transaction Costs which remain payable by it on or after the Completion Date (provided such Transaction Costs are included in the Transaction Costs Amount) either: (A) as soon as reasonably practicable following Completion and, in any event, within five (5) Business Days of the Completion Date; or (B) at such later date as may be expressly agreed in writing between the relevant member of the Target Group and the relevant third party.

ANTAQ Notifications

11.14	The Purchasers shall procure that, as soon as reasonably practicable following Completion and, in any event, within thirty (30) days of the Completion Date, each of the following Affiliates notifies ANTAQ that Completion has occurred (in each case in accordance with all applicable Law, regulations and ANTAQ requirements relating to such notifications):

(A)	Wilson, Sons Offshore S.A.; and

(B)	Magallanes Navegação Brasileira S.A.

12.	Payments, Withholdings and Deductions

12.1	Unless otherwise expressly set out in this Agreement or agreed in writing between the Sellers and the Purchasers, all payments to be made under this Agreement shall be made by way of electronic transfer in US dollars in immediately available same-day funds, provided, however, that if any such amount comprising the Consideration is payable to any person in Brazil, it must be converted into Brazilian reais (R$) at the Completion Exchange Rate or Post-Completion Adjustment Exchange Rate, as the case may be.

12.2	Save in respect of the payment of the Consideration or in the case of a payment being made on an after-Tax basis where such deduction or withholding has already been taken into account in calculating the amount of the payment:

(A)	all payments made by any Party under this Agreement shall be made gross, free of any deduction or withholding of any kind other than any deduction or withholding required by applicable Law; and

(B)	if a Party (“withholding payor”) is required by applicable Law to make a deduction or withholding from a payment to another Party or person (the “withholding payee”) under this Agreement (other than a payment of any part of the Consideration, any amount in respect of the Retention Amount, and any payment of interest), the amount payable shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the withholding payee receives a sum equal to the sum it would have received had no deduction or withholding been made. Amounts deducted and withheld and remitted to the appropriate Tax Authority in accordance with applicable Law shall be treated as paid to the person in respect of whom such deduction or withholding was made.

Completion BWT Amount

12.3	Notwithstanding anything to the contrary in Clause 12.2, the Purchasers shall:

(A)	withhold from the payment of Ultratug’s Relevant Proportion of the Completion Payment and pay to the relevant Brazilian Governmental Authorities on the Completion Date the applicable BWT, in the amount calculated by Ultratug pursuant to Clause 12.4 (and having taken into account the Completion Exchange Rate for the purposes of finalising such calculation) (the “Completion BWT Amount”); and

(B)	deliver to Ultratug a copy of the BWT receipt (Documento de Arrecadação de Receitas Federais – DARF) promptly, and in any event within two (2) Business Days, following the payment by the Purchasers of the Completion BWT Amount in accordance with applicable Brazilian Law.

For the avoidance of doubt, the payment by the Purchasers to Ultratug of its Relevant Completion Payment Amount in accordance with paragraph 2.2 of Schedule 2 (Completion and Post-Completion Arrangements) already takes into account the BWT withholding to be made by the Purchasers pursuant to Clause 12.3(A), and the Purchasers shall not make any additional withholding or deduction from the payment of Ultratug’s Relevant Completion Payment Amount unless otherwise required by applicable Law.

12.4	Ultratug shall calculate the applicable BWT payable by the Purchasers pursuant to Clause 12.3(A) in good faith (converting, for these purposes, Ultratug’s Relevant Proportion of the Completion Payment from US dollars (USD) to Brazilian reais (R$) as at the Applicable Exchange Rate for the purposes of the date such calculations are made) according to applicable Brazilian Law, based on the difference between the Completion Payment and the acquisition cost originally incurred in Brazilian reais (R$) (considering the foreign exchange rates of the time of the acquisition, the subscription or capitalization of profits permitted by Law) by Ultratug in acquiring or subscribing for (as applicable) the Ultratug Brazil Target Shares (“Ultratug Acquisition Cost”), and shall:

(A)	provide to the Purchasers a draft of such calculation (which, for the avoidance of doubt, shall be subject to Ultratug’s Relevant Proportion of the Completion Payment being converted to Brazilian reais (R$) at the Completion Exchange Rate) by no later than the date falling three (3) Business Days prior to the Completion Date;

(B)	take into account any reasonable comments (acting in good faith) on such draft calculation of the applicable BWT provided by the Purchasers to Ultratug by no later than the date falling two (2) Business Days prior to the Completion Date; and

(C)	provide to the Purchasers a final version of such calculation (which, for the avoidance of doubt, shall be subject to Ultratug’s Relevant Proportion of the Completion Payment being converted to Brazilian reais (R$) at the Completion Exchange Rate) by no later than the date falling one (1) Business Day prior to the Completion Date.

Post-Completion Adjustment BWT Amount

12.5	In the event that following delivery of the Completion Statement in accordance with paragraph 2 of Part A of Schedule 8 (Post-Completion Adjustment) the Purchasers are required to make an Ultratug Post-Completion Gross Adjustment Payment to Ultratug pursuant to paragraph 3.9(A)(iii)(a) or paragraph 3.9(B)(iii) of Part A of Schedule 8 (Post-Completion Adjustment) (as relevant), the Purchasers shall:

(A)	withhold from the payment of such Ultratug Post-Completion Gross Adjustment Payment and pay to the relevant Brazilian Governmental Authorities on the Post-Completion Adjustment Payment Date the applicable BWT in the amount calculated by Ultratug pursuant to Clause 12.7 (and having taken into account the Post-Completion Adjustment Exchange Rate for the purposes of finalising such calculation) (the “Post-Completion Adjustment BWT Amount”); and

(B)	deliver to Ultratug a copy of the BWT receipt (Documento de Arrecadação de Receitas Federais – DARF) promptly, and in any event within two (2) Business Days, following the payment by the Purchasers of the Post-Completion Adjustment BWT Amount in accordance with applicable Brazilian Law.

For the avoidance of doubt, the payment by the Purchasers to Ultratug of the Ultratug Post-Completion Net Adjustment Payment in accordance with paragraph 3.9(A)(iii)(a) or paragraph 3.9(B)(iii) (as relevant) of Part A of Schedule 8 already takes into account the BWT withholding to be made by the Purchasers pursuant to Clause 12.6(A) and the Purchasers shall not make any additional withholding or deduction from the payment of the Ultratug Post-Completion Net Adjustment Payment unless otherwise required by applicable Law.

12.6	In the event that, following Completion, the Purchasers are required to make a payment to Ultratug pursuant to Clause 6.2(A)(vi), Clause 6.6 or Schedule 11 (Petrobras Claim) (as relevant) (each, an “Ultratug Post-Completion Payment”), the Purchasers shall:

(A)	withhold from the payment of such Ultratug Post-Completion Payment and pay to the relevant Brazilian Governmental Authorities on the date of the relevant Ultratug Post-Completion Payment the applicable BWT, in the amount calculated by Ultratug pursuant to Clause 12.7 (and having taken into account the Ultratug Post-Completion Exchange Rate for the purposes of finalising such calculation) (the “Ultratug Post-Completion BWT Amount”); and

(B)	deliver to Ultratug a copy of the BWT receipt (Documento de Arrecadação de Receitas Federais – DARF) promptly, and in any event within two (2) Business Days, following the payment by the Purchasers of the Ultratug Post-Completion Payment in accordance with applicable Brazilian Law.

12.7	Ultratug shall calculate the applicable BWT payable by the Purchasers pursuant to Clause 12.5(A) and, if applicable, Clause 12.6(A) in good faith (converting, for these purposes, the relevant Ultratug Post-Completion Gross Adjustment Payment or Ultratug Post-Completion Payment (as applicable) from US dollars (USD) to Brazilian reais (R$) as at the Applicable Exchange Rate for the purposes of the date such calculations are made) according to applicable Brazilian Law and, in the case of an Ultratug Post-Completion Gross Adjustment Payment, based on the difference between the Ultratug Post-Completion Gross Adjustment Payment and the Ultratug Acquisition Cost (taking into account the prior payment of Ultratug’s Relevant Proportion of the Completion Payment and, if applicable, any Ultratug Post-Completion Gross Adjustment Payment and any prior Ultratug Post-Completion Payment). Furthermore, Ultratug shall:

(A)	provide to the Purchasers a draft of such calculation (which, for the avoidance of doubt, shall be subject to the Ultratug Post-Completion Gross Adjustment Payment or relevant Ultratug Post-Completion Payment (as applicable) being converted to Brazilian reais (R$) at the Post-Completion Adjustment Exchange Rate or Ultratug Post-Completion Exchange Rate (as applicable)) by no later than the date falling three (3) Business Days prior to the Post-Completion Adjustment Payment Date or Ultratug Post-Completion Payment Date (as applicable);

(B)	take into account any reasonable comments (acting in good faith) on such draft calculation of the applicable BWT provided by the Purchasers to Ultratug by no later than the date falling two (2) Business Days prior to the Post-Completion Adjustment Payment Date or Ultratug Post-Completion Payment Date (as applicable); and

(C)	provide to the Purchasers a final version of such calculation (which, for the avoidance of doubt, shall be subject to the Ultratug Post-Completion Gross Adjustment Payment or Ultratug Post-Completion Payment (as applicable) being converted to Brazilian reais (R$) at the Post-Completion Adjustment Exchange Rate or Ultratug Post-Completion Exchange Rate (as applicable)) by no later than the date falling one (1) Business Day prior to the Post-Completion Adjustment Payment Date or Ultratug Post-Completion Payment Date (as applicable).

BWT indemnity

12.8	Subject to the Purchasers complying in all material respects with its obligations with respect to timely payment of applicable BWT (including pursuant to Clauses 12.3, 12.5 and 12.6 and to paragraph 4 of Schedule 6), except where such failure to so comply results from, or is caused by, any act or omission of Ultratug or any other Seller or their respective Affiliates (including any delay or failure by the Sellers to comply with its own obligations pursuant to Clauses 12.4 and 12.7), Ultratug hereby agrees and undertakes to hold the Purchasers (and any individual acting as legal representative of the Purchasers for Brazilian Tax Law purposes in connection with the Transaction) harmless and indemnify on an after-Tax basis such persons from and against any and all Losses (excluding, for the avoidance of doubt, the applicable amount of the BWT itself) incurred by them as a result of, or in connection with, its payment of the BWT applicable to the Transaction pursuant to this Agreement (including as a result of any error in Ultratug’s calculation of such BWT in accordance with Clause 12.4 or Clause 12.5 regardless of any limitations set forth in this Agreement). To the extent that the Purchasers (or any individual acting as legal representative of the Purchasers for Brazilian Tax Law purposes in connection with the Transaction) are required to post any bond, guarantee or surety in connection with any claim, demand, investigation or assessment initiated by the Brazilian Tax Authorities with the purpose of disputing the calculation and withholding the BWT, Ultratug shall take all actions that may be reasonably required to secure the timely and full posting of any such bond, guarantee or surety on behalf of the Purchasers (and any individual acting as legal representative of the Purchasers for Brazilian Tax Law purposes in connection with the Transaction).

Refund of BWT

12.9	The Purchasers undertake to Ultratug that, in the event that following delivery of the Completion Statement in accordance with paragraph 2 of Part A of Schedule 8 (Post-Completion Adjustment) the Adjustment Amount is a negative number and Ultratug’s Relevant Proportion of the Adjustment Amount (expressed as a positive number) is greater than the Retention Amount (as at the Post-Completion Adjustment Payment Date), or in any other circumstances resulting in a reduction, or deemed reduction, in the amount of the Consideration received, or deemed received, by Ultratug under this Agreement (including, without limitation, pursuant to Clause 6.2(B) if applicable), they shall:

(A)	use commercially reasonable efforts to co-operate with Ultratug in good faith and procure that each relevant member of the Target Group so co-operates with Ultratug in good faith, in connection with obtaining a refund of any overpayment of BWT from the relevant Brazilian Governmental Authorities; and

(B)	provide, and use all reasonable endeavours to procure that each relevant member of the Target Group provides, such assistance and information as may be reasonably requested by Ultratug in connection with obtaining a refund of any overpayment of BWT from the relevant Brazilian Governmental Authorities.

All out-of-pocket fees, costs and expenses incurred by the Purchasers in connection with their obligations pursuant to this Clause 12.9 shall be borne by Ultratug.

13.	Purchasers’ Guarantee

13.1	In consideration of the Sellers agreeing to sell the Target Shares on the terms set out in this Agreement, the Purchasers’ Guarantor irrevocably and unconditionally:

(A)	guarantees to the Sellers the due and punctual performance of each obligation, commitment and undertaking of the Purchasers (on behalf of itself and/or any member of the Purchasers’ Group) contained in this Agreement or the Transaction Documents; and

(B)	agrees to indemnify the Sellers on an after-Tax basis in respect of any breach of the Purchasers (on behalf of themselves and/or any member of the Purchasers’ Group) of any of its obligations, commitments and undertakings contained in this Agreement or the Transaction Documents.

13.2	The liability of the Purchasers’ Guarantor contained in this Agreement and the Transaction Documents shall not be released or diminished by any variation of the terms of this Agreement or any Transaction Document (whether or not agreed by the Purchasers’ Guarantor) any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

13.3	If the Purchasers default for any reason whatsoever in the performance of any obligation, commitment or undertaking undertaken or expressed to be undertaken under or pursuant to this Agreement or any other document referred to in it, the Purchasers’ Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation, commitment or undertaking in regard to which such default has been made in the manner prescribed by this Agreement and the Transaction Documents so that the same benefits shall be conferred on the Sellers as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by the Purchasers in accordance with the terms of this Agreement and the Transaction Documents (as applicable).

13.4	The Purchasers’ Guarantor shall be liable only to the same extent as the Purchasers would be liable under this Agreement and shall be entitled to assert any defences, limitations of liability, exclusions, set-offs and any other rights available to the Purchasers under this Agreement. The aggregate liability of the Purchasers’ Guarantor under Clause 13.1(A) shall in no event exceed the aggregate liability that the Purchasers would have to the Sellers under this Agreement.

13.5	This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations of the Purchasers (in respect of itself and on behalf of the Purchasers’ Group) shall have been performed or satisfied regardless of the legality, validity or enforceability of any provisions of this Agreement or the Transaction Documents and notwithstanding the winding-up, liquidation, dissolution or other incapacity of the Purchasers or any change in the status, control or ownership of the Purchasers. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Sellers may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the Purchasers under or in connection with this Agreement or any other document referred to in it.

13.6	The Purchasers’ Guarantor agrees that any obligation, commitment or undertaking undertaken or expressed to be undertaken by the Purchasers (including, without limitation, any monies expressed to be payable under this Agreement) which may not be enforceable against or recoverable from the Purchasers by reason of any legal limitation, disability or incapacity on or of the Purchasers or any fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Purchasers’ Guarantor as though the same had been incurred by the Purchasers’ Guarantor and the Purchasers’ Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchasers’ Guarantor on demand.

14.	Access

14.1	The Sellers shall, and shall procure that the Target Group shall, afford to the Purchasers’ Group and to the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) of the Purchasers’ Group reasonable access during normal business hours, throughout the Interim Period, to the Target Group and its books, records, work papers and personnel, as the Purchasers may reasonably request in connection with activities related to the implementation of the Transaction (collectively, the “Activities”). Notwithstanding the foregoing, neither the Sellers nor the Target Group shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any Contract or obligation of confidentiality to which such party or any of its Subsidiaries is a party (provided that Sellers and/or the Target Group, as the case may be, has used its reasonable efforts to find an alternative way to provide the access or information contemplated by this Clause 14.1), cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law. The Purchasers’ Group shall, and shall cause their respective Representatives to, observe and comply with all bona fide health, safety and security rules, regulations, requirements and instructions of the Target Group, and the terms and conditions of the Confidentiality Agreement.

14.2	For a period of seven (7) years from Completion, to the extent permitted by applicable Law, the Purchasers shall make available to each Seller and each other member of its Relevant Seller Group any Books and Records of any member of the Target Group (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by that Seller or any other member of its Relevant Seller Group for the purpose of dealing with its Tax, accounting and insurance affairs and/or compliance with any legal, regulatory or statutory duty and/or its obligations under the Transaction Documents and, accordingly, the Purchasers shall, upon being given reasonable notice by the relevant Seller or, as the case may be, the relevant other member of its Relevant Seller Group and subject to the relevant Seller or, as the case may be, the relevant other member of its Relevant Seller Group giving such undertaking as to confidentiality as the Purchasers shall reasonably require, procure that such Books and Records are made available to the relevant Seller or, as the case may be, the relevant other member of its Relevant Seller Group for inspection (during Working Hours) and copying (at the expense of the relevant Seller or, as the case may be, the relevant other member of its Relevant Seller Group) only to the extent necessary for such purpose.

14.3	For a period of seven (7) years from Completion, to the extent permitted by applicable Law, each Seller shall, and shall procure that each other member of its Relevant Seller Group shall, make available to each member of the Purchasers’ Group any Books and Records of any member of the Relevant Seller Group (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by any member of the Purchasers’ Group for the purpose of dealing with its Tax, accounting and insurance affairs and/or compliance with any legal, regulatory or statutory duty and/or its obligations under the Transaction Documents and, accordingly, the relevant Seller shall, upon being given reasonable notice by the member of the Purchasers’ Group and subject to the relevant member of the Purchasers’ Group giving such undertaking as to confidentiality as the relevant Seller shall reasonably require, procure that such Books and Records are made available to the relevant member of the Purchasers’ Group for inspection (during Working Hours) and copying (at the relevant member of the Purchasers’ Group’s expense) only to the extent necessary for such purpose.

15.	Remedies and Waivers

15.1	Unless expressly indicated otherwise in this Agreement, no delay or omission on the part of any Party in exercising any right, power or remedy provided by Law or under this Agreement or any other documents referred to in it shall impair such right, power or remedy or operate as a waiver thereof.

15.2	The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy except where expressly stated herein.

15.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law unless otherwise expressly stated herein.

16.	Binding Effect; Assignment

16.1	This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. Except as otherwise expressly stated in the applicable Transaction Document, no Party shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under this Agreement or any of the other Transaction Documents (together with any causes of Action arising in connection with any of them) without the prior written consent of the Sellers (in the case of assignment by the Purchasers) or the Purchasers (in the case of assignment by any of the Sellers), which any such Party/ies may withhold in its/their absolute discretion.

16.2	Notwithstanding anything to the contrary herein, no consent shall be required in the case of an assignment:

(A)	by the Purchasers in whole or in part to any other member of the Purchasers’ Group; and

(B)	by any Seller to any other member of its Relevant Seller Group,

provided that, in each case, where any such assignment takes place:

(i)	there shall be no adverse impact on the other Parties;

(ii)	such assignment would not reasonably be expected to result in any delay to the satisfaction of any of the Conditions or the implementation of the Separation; and

(iii)	the liabilities of the other Parties under the relevant Transaction Document or this Agreement shall be no greater than such liabilities would have been had the assignment not occurred.

16.3	Any purported assignment in violation of this Clause 16 shall be void.

16.4	Except as otherwise expressly stated in the applicable Transaction Document, no Party shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, the Transaction Documents.

16.5	Except as otherwise expressly stated in the applicable Transaction Document, no Party shall subcontract or enter into any arrangement whereby another person is to perform any or all of its obligations under the Transaction Documents.

17.	Further Assurance

Without prejudice to any restriction or limitation on the extent of any Party’s obligations under this Agreement, each of the Parties shall from time to time, so far as each is reasonably able, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Party concerned as they may reasonably consider necessary to transfer the Target Shares to the Purchasers or otherwise to give the other Parties the full benefit of this Agreement.

18.	Entire Agreement

18.1	This Agreement, the Transaction Documents and any other documents entered into pursuant to this Agreement or the Transaction Documents constitute the whole and only agreement between the Parties relating to the sale and purchase of the Target Shares.

18.2	Each Party acknowledges that in entering into this Agreement, the Transaction Documents and any other documents entered into pursuant to this Agreement or the Transaction Documents it is not relying on and has not been induced to enter into this Agreement, the Transaction Documents or any other such document on the basis of any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Transaction Documents made or given by any person at any time prior to the date of this Agreement (a “Pre-contractual Statement”) except as expressly set out in this Agreement.

18.3	Except in the case of fraud, no Party shall have any right of Action against any other Party arising out of or in connection with any Pre-contractual Statement except to the extent that is expressly set out in this Agreement or any other such document.

18.4	Except as otherwise expressly stated in the Transaction Documents, if there is any conflict between the terms of this Agreement and any other Transaction Documents, this Agreement shall prevail (as between the Parties to this Agreement and as between any members of each Seller’s Relevant Seller Group on the one hand and any members of the Purchasers’ Group on the other).

18.5	This Agreement may only be varied, supplemented or replaced by a document signed by each of the Parties and expressed to be a variation to this Agreement.

19.	Rights of Third Parties

19.1	Unless this Agreement expressly states otherwise (which includes any provision expressed to be in favour of any person who is not a Party, including Clauses 4.11(C), 4.11(D), 4.11(E), 4.14, 5.5, 10.4, 11.9, 11.12, 12.8, 23.2, 23.3, 31 and 32.4), a person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

19.2	This Agreement may be terminated, and any provision of it amended or waived, without the consent of any person who is not a Party to this Agreement but who has the right to enforce any of its terms under this Clause 19.

20.	Notices

20.1	A notice under this Agreement shall only be effective if it is in writing. E-mail is permitted.

20.2	Notices under this Agreement shall be sent to a Party at its physical address and/or e-mail address and for the attention of the individual(s) set out below:

Party	Physical Address	For the attention of	E-mail address

Wilson Sons	[*****]	[*****] [*****] [*****]	[*****] [*****] [*****]

With a copy (which shall not constitute notice) to:

	Slaughter and May One Bunhill Row London EC1Y 8YY United Kingdom	[*****] [*****]	[*****] [*****]

The Ultratug Sellers	[*****]	[*****] [*****] [*****]	[*****] [*****] [*****]

With a copy (which shall not constitute notice) to:

	Slaughter and May One Bunhill Row London EC1Y 8YY United Kingdom	[*****] [*****]	[*****] [*****]

The Target Companies	[*****]	[*****]	[*****]

The Purchasers	842 West Sam Houston Parkway North, Suite 400 Houston Texas 77024 USA	Daniel A. Hudson	[*****]

With a copy (which shall not constitute notice) to:

	Skadden, Arps, Slate, Meagher & Flom LLP 845 Texas Ave Suite 2300 Houston Texas 77002 USA	Stephen M. Gill	[*****]

	Machado, Meyer, Sendacz e Opice Advogados Rua José Gonçalves de Oliveira, No. 116, 5th Floor Itaim Bibi São Paulo – SP Zip Code 01453-050 Brazil	Arthur B. Penteado Eduardo B. Câmara	[*****] [*****]

20.3	A Party may change its notice details on giving notice to the other Parties of the change in accordance with this Clause 20. That notice shall only be effective on the day falling five (5) clear Business Days after the notification has been received or such later date as may be specified in the notice.

20.4	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two (2) clear Business Days after the date of posting;

(C)	if sent by airmail, six (6) clear Business Days after the date of posting; and

(D)	if sent by e-mail, when sent, provided that no error message or message of non-delivery is received by the sender.

20.5	Any notice given under this Agreement outside Working Hours in the country in which the recipient is situated (as listed in Clause 20.2) shall be deemed not to have been given until the start of the next period of Working Hours in such place.

20.6	The provisions of this Clause 20 shall not apply in relation to the service of Service Documents.

21.	Announcements

21.1	Subject to Clause 21.2, no announcement concerning the sale or purchase of the Target Shares or the existence or content of any Transaction Document (other than the Announcement), including for the avoidance of doubt any additional announcements deriving from the Announcement, shall be made by:

(A)	any member of Wilson Sons’ Relevant Seller Group without the prior written approval of the Purchasers and the Ultratug Sellers, such approval not to be unreasonably withheld, conditioned or delayed;

(B)	any member of the Ultratug Sellers’ Relevant Seller Group without the prior written approval of the Purchasers and Wilson Sons, such approval not to be unreasonably withheld, conditioned or delayed;

(C)	any member of the Target Group without the prior written approval of the Purchasers, such approval not to be unreasonably withheld, conditioned or delayed; or

(D)	any member of the Purchasers’ Group without the prior written approval of the Sellers, such approval not to be unreasonably withheld, conditioned or delayed.

21.2	Any member of either Relevant Seller Group or any member of the Purchasers’ Group may make an announcement concerning the sale or purchase of the Target Shares or the existence or content of any Transaction Document if required by:

(A)	the Law of any relevant jurisdiction; and/or

(B)	any Governmental Authority to which the relevant person is subject or submits, wherever situated whether or not the requirement has the force of law,

in which case the relevant Seller(s) or the Purchasers (as relevant) shall take all such steps as may be reasonable and practicable in the circumstances to agree to the contents of such announcement with:

(i)	in the case of an announcement by any member of Wilson Sons’ Relevant Seller Group, the Purchasers and the Ultratug Sellers;

(ii)	in the case of an announcement by any member of the Ultratug Sellers’ Relevant Seller Group, the Purchasers and Wilson Sons;

(iii)	in the case of an announcement by any member of the Target Group, the Purchasers; or

(iv)	in the case of an announcement by any member of the Purchasers’ Group, the Sellers,

in each case, before making such announcement and provided that any such announcement shall (to the extent practicable) be made only after written notice to:

(a)	in the case of an announcement by any member of Wilson Sons’ Relevant Seller Group, the Purchasers and the Ultratug Sellers;

(b)	in the case of an announcement by any member of the Ultratug Sellers’ Relevant Seller Group, the Purchasers and Wilson Sons;

(c)	in the case of an announcement by any member of the Target Group, the Purchasers; or

(d)	in the case of an announcement by any member of the Purchasers’ Group, the Sellers.

This Clause 21.2 does not apply in relation to the Announcement.

21.3	The restrictions contained in this Clause 21 shall continue to apply after Completion or the termination of this Agreement without limit in time.

22.	Confidentiality

22.1	Subject to Clause 21 and Clauses 4.15 and 22.2, each Party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(A)	the provisions or the subject matter of the Transaction Documents;

(B)	the negotiations relating to any of the Transaction Documents;

(C)	(in relation to the Purchasers) any member of either Relevant Seller Group and, before Completion, the Target Group (including any Business Information); and

(D)	(in relation to the Sellers) any member of the Purchasers’ Group.

22.2	Notwithstanding the provisions of Clause 22.1 and subject to Clauses 4.15 and 22.4, any Party may disclose information which would otherwise be confidential if and to the extent:

(A)	required by the applicable Law of any relevant jurisdiction or for the purpose of any Proceedings;

(B)	required by any Governmental Authority to which any Party (or, in relation to a Seller, any member of its Relevant Seller Group or, in relation to the Purchasers, any member of the Purchasers’ Group) is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(C)	such disclosure is made for the purpose of sharing such information with a Tax Authority in the course of dealing with its Tax affairs or the Tax affairs of, in relation to a Seller, any member of its Relevant Seller Group or, in relation to the Purchasers, any member of the Purchasers’ Group;

(D)	that the information is disclosed on a strictly confidential basis to the professional advisers, auditors and/or bankers of that Party on a need-to-know basis and provided they have a duty to keep such information confidential;

(E)	necessary to satisfy any Conditions pursuant to Clause 3;

(F)	that the information has come into the public domain through no fault of that Party;

(G)	that the other Party (or Parties) to whom such information relates has given prior written approval to the disclosure, such approval not to be unreasonably withheld, conditioned or delayed;

(H)	it does so to a member of its Relevant Seller Group (in the case of the Sellers) or a member of the Purchasers’ Group (in the case of the Purchasers) or any of their respective directors and employees, in each case, which accept restrictions in the terms of this Clause 22; or

(I)	required to enable that Party to enforce its rights under this Agreement.

22.3	Any Party disclosing information pursuant to Clauses 4.15, 22.2(A) or 22.2(B) shall (to the extent permitted by applicable Law and regulation) take all such steps as may be reasonable and practicable in the circumstances to agree the contents, form and timing of such disclosure with the Party (or Parties) to whom such information relates before making such disclosure.

22.4	The provisions of Clause 22.2(D) to (I) (inclusive) shall not permit the Purchasers to disclose any confidential information prior to the Completion Date to any customer, supplier, financing provider, joint venture party or business partner of any member of either Relevant Seller Group or the Target Group, without the Sellers’ prior written consent.

22.5	To the extent that any term of this Agreement conflicts with any term of the Confidentiality Agreement, the relevant terms of this Agreement shall prevail.

22.6	The restrictions contained in this Clause 22 shall continue to apply after the termination of this Agreement without limit in time.

23.	Costs and Expenses

23.1	Without prejudice to Clause 11.13 and the remainder of this Clause 23, and save as stated in Clauses 4.11, 4.12, 4.15, 5.11, 6.2, 12.9, 23.2 and 23.3, each Party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Target Shares, to the satisfaction of the Conditions, and to the preparation, execution and carrying into effect of this Agreement and all other Transaction Documents. The Parties acknowledge that the Target Companies (and the relevant member of the Target Group, where applicable) shall pay its own costs and expenses incurred by them in relation to the satisfaction of the Conditions.

23.2	Subject to Clauses 23.3 and 23.4, the Purchasers shall bear any stamp duty, stamp duty reserve, transfer or other similar Taxes (excluding, for the avoidance of doubt, IOF-FX Tax (imposto sobre operações de crédito, câmbio e seguro, ou relativas a títulos e valores mobiliários)) and all conveyance fees, recording charges and registration duties arising as a result of the transfer of the Target Shares to the Purchasers and/or the payment of the Consideration (pursuant to and in accordance with paragraph 2.2 of Schedule 2 (Completion and Post-Completion Arrangements)) to the Sellers (including on, or in relation to, any instruments effecting such transfer or any agreement to such transfer) or any other matters contemplated or effected by the Transaction Documents (collectively, the “Transfer Taxes”), and shall indemnify and hold harmless on an after-Tax basis each Seller and each other member of such Seller’s Relevant Seller Group accordingly.

23.3	The Sellers shall bear any IOF-FX Tax (imposto sobre operações de crédito, câmbio e seguro, ou relativas a títulos e valores mobiliários) arising as a result of (i) the transfer of the Target Shares to the Purchasers and/or the payment of the Consideration (pursuant to and in accordance with paragraph 2.2 of Schedule 2 (Completion and Post-Completion Arrangements)) to the Sellers (including on, or in relation to, any instruments effecting such transfer or any agreement to such transfer), but excluding for the avoidance of doubt any IOF-FX Tax arising in connection with any arrangements put in place by the Purchasers' Group to transfer funds to the Purchasers to pay the Consideration under this Agreement and/or (ii) the payments set forth in Clause 6.2(B), in each case, pursuant to this Agreement, and the Sellers shall indemnify and hold harmless on an after-Tax basis in their respective Relevant Proportions the Purchasers and all members of the Purchasers’ Group accordingly.

23.4	Wilson Sons shall bear any IRPJ (Imposto de Renda da Pessoa Jurídica – Income Tax) to the extent applicable to and payable by Wilson Sons, arising in connection with or as a result of the transfer of the Wilson Sons Panama Target Shares or the Wilson Sons Brazil Target Shares to the Purchasers and/or to the extent it relates to the Wilson Sons Panama Target Shares or the Wilson Sons Brazil Target Shares only the payment of the Consideration (pursuant to and in accordance with paragraph 2.2 of Schedule 2 (Completion and Post-Completion Arrangements)) to Wilson Sons (including on, or in relation to, any instruments effecting such transfer or any agreement to such transfer), in each case pursuant to this Agreement, and Wilson Sons shall indemnify and hold harmless on an after-Tax basis the Purchasers and each other member of the Purchasers’ Group accordingly.

23.5	The Party required to do so under applicable Law shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns with respect to such Transfer Taxes.

24.	Counterparts

24.1	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

24.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

25.	Electronic and Digital Signatures

25.1	The Parties acknowledge and agree that this Agreement, if signed and delivered by electronic means (including by means of the electronic platform DocuSign), shall be valid, effective and enforceable for all legal purposes. The Parties hereby irrevocably and unconditionally waive any right to claim otherwise.

25.2	Notwithstanding Clause 25.1, where any document (other than this Agreement) is required to be submitted to a Governmental Authority or registry in Brazil (including JUCERJA), the Parties shall ensure that such document is executed using a method of electronic signature which is accepted at the relevant time by such authority under applicable Law. As at the date of this Agreement, the Parties hereby acknowledge and agree that JUCERJA requires that corporate acts be signed in accordance with Deliberation No. 168, dated 31 March 2025, using one of the following methods:

(A)	a qualified electronic signature, executed using a digital certificate device accredited by ICP-Brasil;

(B)	an electronic signature via gov.br, executed within the gov.br system; or

(C)	a digital signature executed directly on JUCERJA’s platform, either with a digital certificate or gov.br account.

25.3	In order to utilise any of the methods of execution referred to in Clause 25.2, the signatory must hold a Brazilian Taxpayer Identification Number (CPF). As an exception, a foreign individual who is not a resident in Brazil may execute the relevant documents by means of an advanced electronic signature that ensures the authorship and integrity of the electronic document, provided that such signature is recognised as valid by the relevant Governmental Authority or registry in Brazil.

25.4	For the avoidance of doubt, electronic signatures applied solely via DocuSign do not meet the requirements set out in Clause 25.2 and shall not be deemed valid for the execution of documents intended for submission to any Governmental Authority or registry in Brazil.

26.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

27.	Governing Law

This Agreement is to be governed by and construed in accordance with English Law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English Law.

28.	Jurisdiction

28.1	The courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement and, accordingly, any Proceedings may be brought in the English courts.

28.2	Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England.

28.3	Each Party agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

28.4	Each Party irrevocably submits and agrees to submit to the exclusive jurisdiction of the courts of England.

29.	Agent for Service

29.1	Wilson Sons irrevocably appoints Mediterranean Shipping Company (UK) Limited of Medite House, 10 The Havens, Ransomes Europark, Ipswich, Suffolk IP3 9SJ, United Kingdom (with any notices or communications to be addressed for the attention of [*****]) to be its agent for the receipt of Service Documents and agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules. If the agent at any time ceases for any reason to act as such, Wilson Sons shall appoint a replacement agent having an address for service in England or Wales and shall notify the other Parties of the name and address of the replacement agent. Failing such appointment and notification, the Purchasers shall be entitled by notice to Wilson Sons to appoint a replacement agent to act on behalf of Wilson Sons. The provisions of this Clause 29.1 applying to service on an agent apply equally to service on a replacement agent.

29.2	Each of the Ultratug Sellers irrevocably appoints Trustige Limited of 4th Floor, Portman House, 2 Portman Street, London W1H 6DU, United Kingdom to be its agent for the receipt of Service Documents and agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules. If the agent at any time ceases for any reason to act as such, the Ultratug Sellers shall appoint a replacement agent having an address for service in England or Wales and shall notify the other Parties of the name and address of the replacement agent. Failing such appointment and notification, the Purchasers shall be entitled by notice to the Ultratug Sellers to appoint a replacement agent to act on behalf of the Ultratug Sellers. The provisions of this Clause 29.2 applying to service on an agent apply equally to service on a replacement agent.

29.3	Each of the Target Companies irrevocably appoints Elemental CoSec Ltd. of 27 Old Gloucester Street, London WC1N 3AX, United Kingdom to be its agent for the receipt of Service Documents and agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules. If the agent at any time ceases for any reason to act as such, the Target Companies shall appoint a replacement agent having an address for service in England or Wales and shall notify the other Parties of the name and address of the replacement agent. Failing such appointment and notification, the Purchasers shall be entitled by notice to the Target Companies to appoint a replacement agent to act on behalf of the Target Companies. The provisions of this Clause 29.3 applying to service on an agent apply equally to service on a replacement agent.

29.4	Each of the Purchasers and the Purchasers’ Guarantor irrevocably appoints Tidewater Marine UK Ltd. of The Exchange No. 1, 62-104 Market Street, Aberdeen, AB11 5PJ, United Kingdom to be its agent for the receipt of Service Documents and agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules. If the agent at any time ceases for any reason to act as such, the Purchasers and the Purchasers’ Guarantor shall appoint a replacement agent having an address for service in England or Wales and shall notify the other Parties of the name and address of the replacement agent. Failing such appointment and notification, the Sellers shall be entitled by notice to the Purchasers and the Purchasers’ Guarantor to appoint a replacement agent to act on behalf of the Purchasers and the Purchasers’ Guarantor. The provisions of this Clause 29.4 applying to service on an agent apply equally to service on a replacement agent.

30.	Language

30.1	Each notice, demand, request, statement, instrument, certificate or other communication under or in connection with this Agreement shall be:

(A)	in English; or

(B)	if not in English, accompanied by an English translation made by a translator, and certified by an officer of the Party giving the notice to be accurate.

30.2	The receiving Party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to Clause 30.1.

31.	Debt Financing Sources

31.1	Notwithstanding anything in this Agreement to the contrary, each of the Parties, on behalf of itself and each of its Affiliates, hereby:

(A)	agrees that any Action, whether in Law or in equity, whether in contract or in tort or otherwise, to which the Debt Financing Sources are a party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including any definitive debt financing agreement and any related commitment or fee letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the State of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such courts;

(B)	agrees that any such Action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of Law principles that would result in the application of the Laws of another state or jurisdiction);

(C)	agrees that notwithstanding anything to the contrary contained herein, none of the Target Companies or any of their respective Affiliates, shareholders, partners, members, controlling persons or Representatives shall have any rights or claims against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, any definitive debt financing agreement, any related commitment letter or fee letter, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at Law or equity, in contract, in tort or otherwise;

(D)	knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable Law, trial by jury in any Action brought against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, any definitive debt financing agreement, any related commitment letter or fee letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; and

(E)	agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions herein reflecting the foregoing agreements in this Clause 31 (and such provisions shall not be amended in any respect that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources).

31.2	This Clause 31 shall not limit the rights of the parties to the Debt Financing under any definitive debt financing agreement or related commitment letter.

32.	W&I Insurance Policy

32.1	The Purchasers have procured, with a true and accurate copy of the conditionally bound version provided to the Sellers: (i) a primary warranty and indemnity insurance policy (the “Primary Policy”), and (ii) an excess warranty and indemnity insurance policy (the “Excess Policy”), in each case, with respect to the Warranties (including, for the avoidance of doubt, the Fundamental Warranties, the Business Warranties and the Tax Warranties) and the Tax Covenant (the Primary Policy and the Excess Policy collectively being the “W&I Insurance Policy”) which take effect simultaneously on or prior to Completion.

32.2	The Parties acknowledge and agree that, except in the case of fraud, the Purchasers’ sole remedy in respect of any Claim in respect of the Warranties (other than, subject to paragraphs 2.7 to 2.10 (inclusive) of Schedule 6 (Limitations on Liability), Claims in respect of any Fundamental Warranty and any Tax Claim) is a claim against the W&I Insurance Policy.

32.3	For the avoidance of doubt, any non-payment under the W&I Insurance Policy, any defect, invalidity, illegality, unenforceability, expiry, termination or repudiation of the W&I Insurance Policy, any incapacity, insolvency or other legal limitation of the insurer(s) providing the W&I Insurance Policy, any insufficiency or inadequacy of cover in respect of the W&I Insurance Policy or any failure by the Purchasers to effect or bind the W&I Insurance Policy shall not affect the limitations on the Sellers’ Liability set out in Clause 10 and Schedule 6 (Limitations on Liability).

32.4	The Purchasers shall ensure that such W&I Insurance Policy provides that (and that such terms shall not be amended, waived or otherwise modified in any manner inconsistent with this Clause 32.4 without the prior written consent of the Sellers):

(A)	the insurer(s) irrevocably and unconditionally waives and agrees not to pursue, directly or indirectly, any and all rights of subrogation, contribution or any other rights that the insurer(s) might have against the Sellers, any of their Affiliates and any direct and indirect equityholders, directors, members, managers, partners and Representatives of any of the foregoing (collectively, the “Seller Related Parties”), except in the case of fraud by any such Seller Related Party; and

(B)	the Seller Related Parties are express third party beneficiaries of the waiver contained in Clause 32.4(A) and are entitled to enforce such waiver against the insurer(s).

32.5	If any amount recovered under the W&I Insurance Policy in respect of a breach of a Fundamental Warranty or in respect of any Tax Claim is subject to Tax in the hands of the Purchasers, to the extent such Tax is not recoverable under the W&I Insurance Policy due to the limit of liability under the W&I Insurance Policy being exceeded, subject to applicable limitations and exclusions in this Agreement (including the Tax Covenant), such amount of Tax shall be considered a Loss in respect of a breach of the relevant Fundamental Warranty or Tax Warranty or a Loss that is the subject of a Tax Covenant Claim (as the case may be), and the Purchasers shall be entitled to make a Claim against the Sellers in respect of such amount of Tax notwithstanding Clause 32.2 above, but only to the extent that such Tax would have been recoverable by the Purchasers if, but for the existence of, and provisions of this Agreement relating to, the W&I Insurance Policy, the Purchasers had made the relevant Claim for breach of Fundamental Warranty or Tax Claim against the Sellers directly.

32.6	At the written request of any Seller, the Purchasers shall, without limitation to any right of any Seller separately to enforce such terms, use reasonable endeavours (at the Sellers’ expense) to enforce any term in the W&I Insurance Policy under which the insurer thereunder waives its rights to take subrogated action against any Seller Related Parties upon the terms set out in the W&I Insurance Policy.

32.7	The Purchasers shall be solely responsible for all premiums and underwriting fees under the W&I Insurance Policy and any and all fees, costs and expenses to procure, maintain and make claims under any such W&I Insurance Policy.

Schedule 1
Conditions

Antitrust Condition

1.	CADE having granted final approval for the Transaction under the applicable merger control Law, and such approval not having been withdrawn; for these purposes, final approval shall mean: (i) if the unconditional approval is granted by CADE’s General Superintendence, CADE’s certificate confirming the lapse of the period of fifteen (15) days from the publication of CADE’s decision in the Official Gazette without any challenge to such decision; or (ii) if either the unconditional approval or the approval subject to any Antitrust Restriction is granted by CADE’s Tribunal, publication of the approval in the Official Gazette.

Bank Consents Conditions

2.	BNDES:

(A)	having agreed in writing to irrevocably release as of Completion each member of each of the Relevant Seller Groups that is a party to, or has any obligation or Liability under, any BNDES PCG from any and all obligations and liabilities under the BNDES PCGs and to terminate the BNDES PCGs with effect from Completion; and

(B)	having either:

(i)	provided its written consent (in form and substance reasonably satisfactory to the Purchasers) in respect of: (1) the change of control of the Target Companies and their respective Affiliates occurring as a result of the Transaction; and (2) the Transaction, in each case, for the purpose of the BNDES Financing Documents;

(ii)	confirmed in writing (in form and substance reasonably satisfactory to the Purchasers) that none of: (1) the change of control of the Target Companies and their respective Affiliates occurring as a result of the Transaction; or (2) the Transaction, will give rise to an early termination event or an event of default under the BNDES Financing Documents; or

(iii)	otherwise irrevocably waived in writing (in form and substance reasonably satisfactory to the Purchasers) any early termination event or any event of default under the BNDES Financing Documents arising as a result of: (1) the change of control of the Target Companies and their respective Affiliates occurring as a result of the Transaction; or (2) the Transaction.

3.	Banco do Brasil:

(A)	having agreed in writing to irrevocably release as of Completion each member of each of the Relevant Seller Groups that is a party to, or has any obligation or Liability under, any Banco do Brasil PCG from any and all obligations and liabilities under the Banco do Brasil PCGs and to terminate the Banco do Brasil PCGs with effect from Completion; and

(B)	having either:

(i)	provided its written consent (in form and substance reasonably satisfactory to the Purchasers) in respect of: (1) the change of control of the Target Companies and their respective Affiliates occurring as a result of the Transaction; and (2) the Transaction, in each case, for the purpose of the Banco do Brasil Financing Document;

(ii)	confirmed in writing (in form and substance reasonably satisfactory to the Purchasers) that none of: (1) the change of control of the Target Companies and their respective Affiliates occurring as a result of the Transaction; or (2) the Transaction, will give rise to an early termination event or an event of default under the Banco do Brasil Financing Document; or

(iii)	otherwise irrevocably waived in writing (in form and substance reasonably satisfactory to the Purchasers) any early termination event or any event of default under the Banco do Brasil Financing Document arising as a result of: (1) the change of control of the Target Companies and their respective Affiliates occurring as a result of the Transaction; or (2) the Transaction.

No Supervening Illegality Condition

4.	No Governmental Authority of the United States of America, Brazil, the United Kingdom, Panama or Chile having enacted, issued, promulgated, enforced or entered any governmental order which has become final and non-appealable and has the effect of making consummation of the Transaction illegal under the laws of the United States of America, Brazil, the United Kingdom, Panama or Chile or otherwise prohibiting consummation of the Transaction.

Purchasers’ Conditions

5.	The Sellers and the Target Companies are not in material violation of their respective obligations under Clause 4.3 of this Agreement.

6.	The Fundamental Warranties of the Sellers and the Target Companies under this Agreement being true and accurate in all material respects as of the date of this Agreement and as of the proposed Completion Date being true and accurate in all material respects.

7.	All amounts outstanding under the Shareholder Loans having been repaid by the Target Group or waived by the relevant lender(s), and the Shareholder Loans having been fully and finally settled and discharged in accordance with their terms, resulting in the full and final release of each relevant member of the Target Group in respect of any liabilities under the Shareholder Loans as a consequence of such payment or waiver (as applicable).

8.	The amount of Cash held by the Target Group as a whole being not less than the Minimum Cash.

9.	The Compliant Financial Statements having been delivered to the Purchasers within the time periods specified pursuant to Clause 4.11(B) (for the avoidance of doubt, only to the extent the relevant time period(s) in Clause 4.11(B) have elapsed on or prior to the Completion Date). For clarification, for purposes of this Condition (but not for purposes of covenant compliance) Clause 4.11(B) shall be deemed to be read as an absolute covenant and not subject to the “all reasonable endeavours” standard contained therein.

10.	To the extent a Material Adverse Effect has become applicable under the Transaction Documents, the Material Adverse Effect Condition having been satisfied or waived by the Purchasers.

Schedule 2
Completion and Post-Completion Arrangements

1.	Sellers’ Obligations at Completion

1.1	Prior to or at Completion, Wilson Sons shall:

(A)	deliver or cause to be delivered to the Purchasers or the Purchasers’ Solicitors, as applicable:

(i)	a copy of the minutes of a duly held meeting (or unanimous written resolutions) of the directors of Wilson Sons, authorising the execution by Wilson Sons of the Transaction Documents to which it is party;

(ii)	duly executed transfers in respect of the Wilson Sons Panama Target Shares in favour of the Cayman Purchaser and any power of attorney under which any such transfers are executed;

(iii)	share certificates for the Wilson Sons Panama Target Shares in the name of Wilson Sons;

(iv)	a copy of the relevant Trade Mark Assignment duly executed by Wilson Sons and each relevant member of the Target Group; and

(v)	a Resignation Letter in respect of each of the Wilson Sons Resigning Directors and Officers, duly executed by each such individual; and

(B)	cause the Brazil Target Company to:

(i)	update the shares registry book (livro de “Registro de Ações Nominativas”) of the Brazil Target Company to reflect the Brazil Purchaser as the owner of the Wilson Sons Brazil Target Shares with effect from Completion; and

(ii)	execute the transfer of shares book (livro de “Transferência de Ações Nominativas”) of the Brazil Target Company in respect of the transfer of the Wilson Sons Brazil Target Shares from Wilson Sons to the Brazil Purchaser with effect from Completion.

1.2	Prior to or at Completion, the Ultratug Sellers shall:

(A)	deliver or cause to be delivered to the Purchasers or the Purchasers’ Solicitors, as applicable:

(i)	a copy of the minutes of a duly held meeting (or unanimous written resolutions) of the directors of Ultratug (or a duly constituted committee thereof), or a relevant extract thereof, authorising the execution by Ultratug of the Transaction Documents to which it is party;

(ii)	a copy of the minutes of a duly held meeting (or unanimous written resolutions) of the directors of Ultranav (or a duly constituted committee thereof), or a relevant extract thereof, authorising the execution by Ultranav of the Transaction Documents to which it is party;

(iii)	duly executed transfers in respect of the Ultranav Panama Target Shares in favour of the Cayman Purchaser and any power of attorney under which any such transfers are executed;

(iv)	share certificates for the Ultranav Panama Target Shares in the name of Ultranav;

(v)	a copy of the Trade Mark Assignment duly executed by Inversiones Magallanes Limitada and each relevant member of the Target Group; and

(vi)	a Resignation Letter in respect of each of the Ultratug Resigning Directors and Officers, duly executed by each such individual; and

(B)	the Ultratug Sellers shall cause the Brazil Target Company to:

(i)	update the shares registry book (livro de “Registro de Ações Nominativas”) of the Brazil Target Company to reflect the Brazil Purchaser as the owner of the Ultratug Brazil Target Shares with effect from Completion; and

(ii)	execute the transfer of shares book (livro de “Transferência de Ações Nominativas”) of the Brazil Target Company in respect of the transfer of the Ultratug Brazil Target Shares from Ultratug to the Brazil Purchaser with effect from Completion.

1.3	Prior to or at Completion, the Sellers shall procure board meetings or shareholders’ meetings, as applicable, of each applicable member of the Target Group to be held at which:

(A)	(in the case of the Panama Target Company) it shall be resolved that the transfers referred to in paragraphs 1.1(A)(ii) and 1.2(A)(iii) of this Schedule 2 shall be approved for registration and the Cayman Purchaser registered as the holder of the Panama Target Shares in the register of members of the Panama Target Company with effect from Completion;

(B)	each of the persons nominated by the Purchasers not less than three (3) Business Days before Completion shall be appointed directors of the relevant member of the Target Group, such appointments to take effect from Completion, provided that the Purchasers have also provided to each relevant member of the Target Group, not less than three (3) Business Days prior to Completion, such information relating to each relevant person as is reasonably required by the relevant member of the Target Group for the purposes of any bona fide legal or regulatory requirement; and

(C)	the Resignation Letters of each of the relevant Resigning Directors and Officers shall be tendered are accepted so as to take effect upon Completion.

2.	Purchasers’ Obligations at Completion

Prior to or at Completion, the Purchasers shall:

2.1	deliver or cause to be delivered to the Sellers or the Sellers’ Solicitors, as applicable:

(A)	a copy of the minutes of a duly held meeting (or unanimous written resolutions) of the directors of the Purchasers (or a duly constituted committee thereof), or a relevant extract thereof, authorising the execution by the Purchasers of the Transaction Documents to which they are parties;

(B)	a copy of the minutes of a duly held meeting (or unanimous written resolutions) of the directors of the Purchasers’ Guarantor (or a duly constituted committee thereof), or a relevant extract thereof, authorising the execution by the Purchasers’ Guarantor of the Transaction Documents to which they are parties;

(C)	a copy of any “no claims” declaration that they are required to deliver to the insurance provider(s) under the W&I Insurance Policy, including (for the avoidance of doubt):

(i)	the Inception No Breach Declaration (as defined in, and pursuant to clause 3.1 of, the Primary Policy and pursuant to section 10 of the Excess Policy); and

(ii)	the Completion No Breach Declaration (as defined in, and pursuant to clause 3.1 of, the Primary Policy and pursuant to section 10 of the Excess Policy);

(D)	proof of payment of all such premiums, underwriting fees and other payments in connection with the W&I Insurance Policy, including (for the avoidance of doubt):

(i)	the Premium (as defined in the Primary Policy) on a timely basis in accordance with the Primary Policy;

(ii)	the Underwriting Fee (as defined in the Primary Policy) on a timely basis in accordance with the Primary Policy; and

(iii)	the Premium (as defined in the Excess Policy) on a timely basis in accordance with the Excess Policy; and

(E)	evidence of satisfaction of the conditions set out in clause 3.2 of the Primary Policy and section 10 of the Excess Policy, to the extent available at Completion (with evidence of satisfaction of any post-Completion deliverables requirements pursuant to clause 3.2 of the Primary Policy and section 10 of the Excess Policy to be provided to the Sellers as soon as reasonably practicable following satisfaction in accordance with the applicable terms of the W&I Insurance Policy); and

2.2	pay, in accordance with Clause 12, to each Seller’s Seller Bank Account an amount equal to the relevant Seller’s Relevant Completion Payment Amount.

3.	General

All documents and items delivered at Completion pursuant to this Schedule 2 shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place. Simultaneously with:

3.1	delivery of all documents and items required to be delivered at Completion in accordance with this Schedule 2 (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and

3.2	receipt in cleared funds by each Seller in its Seller Bank Account of an electronic funds transfer of an amount equal to that Seller’s Relevant Completion Payment Amount in accordance with paragraph 2.2 of this Schedule 2, the documents and items delivered in accordance with this Schedule 2 shall cease to be held to the order of the person delivering them and Completion shall be deemed to have taken place.

4.	Post-Completion

4.1	Following Completion, the Purchasers shall:

(A)	submit or procure that each member of the Target Group shall submit the relevant corporate documents and related filings relating to the Transaction and/or its consummation to the relevant state-level or federal district-level board of commerce or other relevant Governmental Authority;

(B)	update each of the following registrations, filings, licences and legal authorisations with the relevant Governmental Authority, as applicable, to reflect any changes in corporate/legal entity names, ownership, directors and/or officers in each case arising as a result of the Transaction, including:

(i)	Municipal Registration (Inscrição Municipal) to reflect the change in the corporate name of the relevant member of the Target Group;

(ii)	FGTS registration (Fundo de Garantia por Tempo de Serviço – Severance Guarantee Fund) to reflect the change in the corporate name of the relevant member of the Target Group;

(iii)	Operating Permit (Alvará de Funcionamento) to reflect the change in the corporate name of the relevant member of the Target Group;

(iv)	the Ownership Registration Document (Provisão de Registro da Propriedade Marítima – PRPM) issued by the Brazilian Admiralty Court (Tribunal Marítimo Brasileiro) of each Vessel to reflect the change in the corporate name of the relevant member of the Target Group;

(v)	the authorization issued by ANTAQ to operate as a Brazilian Navigation Company (Empresa Brasileira de Navegação – EBN) to reflect the change in the corporate name of the relevant member of the Target Group;

(vi)	the Shipowner Registration Certificate (Certificado de Registro de Armador – CRA) of the Target Companies, as applicable, issued by Brazilian Admiralty Court (Tribunal Marítimo Brasileiro) to reflect the change in the corporate name of the relevant member of the Target Group;

(vii)	the Brazilian Special Registry (Registro Especial Brasileiro – REB) issued by the Brazilian Admiralty Court (Tribunal Marítimo Brasileiro) of each Vessel to reflect the change in the corporate name of the relevant member of the Target Group;

(viii)	the National Taxpayer of Legal Entities, CNPJ;

(ix)	the relevant corporate authorities with respect to the change of directors and officers of the Panama Target Company to the Public Registry of Panama; and

(x)	the Resignation Letters to reflect the changes to the Target Group’s directors and/or officers to be submitted to the relevant commercial registry,

in each case, within the relevant time limit prescribed by applicable Law; and

(C)	provide each of the Sellers with a copy of the duly filed relevant corporate documents and filings and the duly updated registrations, filings, licences and legal authorisations referenced in paragraph 4.1 promptly following the relevant filing or update being made.

4.2	No later than ten (10) Business Days after the Completion, the Sellers shall deliver or cause to be delivered to the Purchasers a true and complete copy of the data room maintained by Intralinks on behalf of the Target Companies on a USB drive, CD or DVD-Rom or other means acceptable to the Purchasers.

Schedule 3
Conduct of Business before Completion

The acts and matters for the purposes of Clause 4.1 are as follows (to the extent permitted by Law):

(A)	making any amendment to the memorandum or the articles of association (or equivalent constitutional documents) of any member of the Target Group;

(B)	selling, transferring, pledging or otherwise disposing of any shares or securities (including options, warrants or convertible securities) in any member of the Target Group (save as contemplated by this Agreement);

(C)	acquiring an equity or equivalent ownership interest in a corporate body (save for a member of the Target Group doing so in relation to another member of the Target Group) or merging or consolidating with a corporate body or any other person or participating in any kind of corporate reconstruction;

(D)	save for any capital expenditure commitment either: (i) made in accordance with the Capex Plan; or (ii) required to be incurred by any member of the Target Group pursuant to or in connection with the Relevant Tender Process or any contract or agreement awarded to any member of the Target Group following the conclusion of, and in connection with, the Relevant Tender Process (together, the “Permitted Capex Commitments”), making any capital expenditure commitment (including, for the avoidance of doubt, by entering into a binding contract or agreement or contractual tender process pursuant to which one or more members of the Target Group will be required to incur capital expenditure) which individually exceeds one hundred thousand US dollars (USD 100,000) or which together with all other capital expenditure commitments other than Permitted Capex Commitments entered into by the Target Group between the date of this Agreement and Completion exceeds, in aggregate, one million US dollars (USD 1,000,000);

(E)	selling, assigning, transferring, conveying, licensing, pledging, mortgaging, encumbering, abandoning, disposing of or otherwise subjecting to any Encumbrance (other than Permitted Encumbrances), any property, asset or business of the Target Group (other than (i) such actions undertaken in the ordinary course of business and consistent with past practice, on arm’s length terms; or (ii) of obsolete equipment, in each of (i) and (ii) for an aggregate value of less than or equal to two hundred thousand US dollars (USD 200,000) (excluding amounts in respect of VAT));

(F)	acquiring or leasing any property, asset or business (other than an acquisition or a lease on arm’s length terms in the ordinary course of business for consideration of less than or equal to two hundred thousand US dollars (USD 200,000) (excluding amounts in respect of VAT) in total for an acquisition or per annum for a lease);

(G)	granting any guarantee or indemnity for the obligations of any person (not being a member of the Target Group), save for the granting of any guarantee or indemnity pursuant to or in connection with (i) any borrowing, factoring or other financing commitments or arrangements which would not be restricted pursuant to paragraph (I) below (including the replacement of any Parent Company Guarantees in connection with the BNDES Financing Documents and/or the Banco do Brasil Financing Document as contemplated by this Agreement), or (ii) the implementation of the Capex Plan or any Relevant Capital Expenditure;

(H)	creating, issuing or allotting any share or other security of any member of the Target Group or granting any option or right to subscribe or acquire, or convert any security into, any share or other security of any member of the Target Group, save where the same is to or from another member of the Target Group;

(I)	entering into, amending or terminating any borrowing, factoring or other financing commitments or arrangements, including capital or finance leases (other than: (i) use of overdraft and/or revolving credit facilities agreed before the date of this Agreement and Disclosed to the Purchaser, or the receipt of trade credit in the ordinary course of business; (ii) any refinancing of any borrowing or financing arrangements of the Target Group on materially the same or better terms as the relevant arrangement being refinanced (including any replacement of guarantees in connection with any financing or refinancing); (iii) any such commitment or arrangement to the extent entered into solely for the purposes of funding any Relevant Capital Expenditure or any Permitted Capex Commitment; or (iv) any such commitment or arrangement which is with (and only with) any other member of the Target Group);

(J)	other than any Permitted Encumbrance, creating or granting any option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of Law) or other form of security or Encumbrance on, over or affecting the whole or any part of the undertaking or material assets of the Target Group;

(K)	making any loan (other than to other members of the Target Group and the granting of trade credit in the ordinary course of business) to any person;

(L)	entering into, amending, modifying or terminating any Material Contract (other than any Petrobras Contract) or any Contract that would constitute a Material Contract (other than any Petrobras Contract) if it were in effect on the date of this Agreement unless such Contract: (i) relates to any borrowing, factoring or other financing commitment or arrangement which would not be restricted pursuant to paragraph (I) above; (ii) is entered into in connection with any Relevant Capital Expenditure or any Permitted Capex Commitment; or (iii) is with (and only with) any other member of the Target Group;

(M)	amending, modifying or terminating (other than upon expiry) any Petrobras Contract, or entering into, amending or modifying any Contract that would constitute a Petrobras Contract if it were in effect on the date of this Agreement;

(N)	commencing any claim or other formal dispute resolution procedure, whether at Law or in equity, relating to any member of the Target Group where the amount claimed exceeds two hundred fifty thousand US dollars (USD 250,000);

(O)	settling or compromising any claim or other formal dispute resolution procedure except for any claim or other formal dispute resolution procedure (i) where the amount paid in settlement or compromise by any member(s) of the Target Group is less than one hundred thousand US dollars (USD 100,000) individually, or two hundred and fifty thousand US dollars (USD 250,000) in the aggregate in any one-year period and (ii) the settlement or compromise of which would not (y) prevent or materially delay the consummation of the Transaction and (z) result in (1) the imposition of any term or condition that would reasonably be expected to materially restrict the future activity or conduct of any member of the Target Group or (2) a finding or admission of a violation of Law;

(P)

(i)	making any change of residence for Tax purposes of any member of the Target Group or creating a permanent establishment in a jurisdiction where the relevant member of the Target Group is not a resident for Tax purposes as of the date of this Agreement;

(ii)	making any change to any material accounting method or accounting period used for Tax purposes of any member of the Target Group;

(iii)	making, rescinding or changing any material Tax election of or with respect to any member of the Target Group;

(iv)	filing an amended material Tax Return;

(v)	entering into any agreement affecting any Tax Liability of any member of the Target Group where that Tax Liability exceeds two hundred fifty thousand US dollars (USD 250,000);

(vi)	filing any request for rulings or special Tax incentives with any Tax Authority;

(vii)	settling, consenting to or compromising any Tax Authority Claim or other material Action in respect of Taxes of any member of the Target Group;

(viii)	surrendering any right to claim a material refund for Taxes of any member of the Target Group to a person outside the Target Group; or

(ix)	consenting to any waiver or extension of any limitation period with respect to any Tax Authority Claim or Taxes relating to any member of the Target Group;

(Q)	entering into, modifying or extending any Labour Agreement, save for extending or renewing any Labour Agreement in existence and Disclosed to the Purchasers where such extension or renewal is implemented on substantially equivalent terms to the terms of the relevant Labour Agreement as in force at the date of this Agreement;

(R)	recognising or certifying any Labour Organisation as the bargaining representative for any employees of the Target Group which is not already recognised or certified as such as at the date of this Agreement;

(S)	engaging in or announcing any mass layoff, redundancy programme or similar collective redundancy process requiring notice under applicable Law;

(T)	initiating, proposing or taking any steps in connection with winding up, liquidation, administration, receivership or other insolvency proceedings, or making any composition, compromise, assignment or arrangement with creditors, in respect of any member of the Target Group;

(U)	except as required by the terms of Benefit Plan as of the date hereof:

(i)	terminating, establishing, adopting, entering into, amending or granting any award under any Benefit Plan (including any retention, severance, termination pay, deferred compensation, change in control bonus, transaction bonus or other incentive compensation plan) or any other arrangement that would be a Benefit Plan if in effect on the date hereof;

(ii)	accelerating the payment, funding, right to payment or vesting of compensation or benefits of any current or former director, officer, employee or consultant of any member of the Target Group;

(iii)	modifying the compensation or benefits of any current or former officer, employee, director or consultant of any member of the Target Group in each case to the extent that such modification(s) would result in an increase to the aggregate annual cost, as at the date of this Agreement, of compensation or benefits payable by the Target Group to any current or former officers, employees, directors or consultants of any member of the Target Group of more than 1.5 per cent (1.5%) per annum (and disregarding, for this purpose, any increase arising as a result of any change in the number of officers, employees, directors or consultants of the Target Group), save for any modification which is required under the Brazilian Consolidation of Labor Laws (CLT) or pursuant to the terms and conditions of any Labour Agreement existing and Disclosed to the Purchasers or extended or entered into in accordance with paragraph (Q) above or applicable Law;

(iv)	loaning or advancing any money or other property to any director, officer, employee or consultant of any member of the Target Group;

(v)	granting any equity or equity-based awards to any director, officer, employee or consultant of any member of the Target Group; or

(vi)	hiring or terminating the employment or service (other than for “cause” (“cause” including for those purposes, gross misconduct)) of any director, officer, employee or consultant of any member of the Target Group except:

(a)	with respect to hiring (but not substitution), where the aggregate annual additional cost for such new hires would not exceed two hundred and fifty thousand US dollars (USD 250,000); and

(b)	with respect to terminations, such persons with a designation of “Grade 18” or higher (as determined by reference to column “W” of the spreadsheet located at document reference 6.7.3.1.3 of the Data Room) (but excluding, for the avoidance of doubt, terminating the employment or service of any member of crew of any Vessel);

(V)	entering into or amending any Contract, arrangement, or transaction with any Seller or any member of its Relevant Seller Group other than in the ordinary course of business consistent with past practice, or, other than as provided in Clause 5.12, waiving, releasing, assigning, or otherwise compromising any right or claim against any Seller or any member of its Relevant Seller Group;

(W)	making any change in financial accounting methods, principles or practices by reference to which the accounts of any member of the Target Group are drawn up except for any such changes arising as a result of a change in Law or accounting standards;

(X)	other than as contemplated by this Agreement, selling, assigning, licensing, transferring, allowing to lapse or expire or enter into the public domain, failing to renew, cancelling, pledging, abandoning, discontinuing, or disposing of (or otherwise entering into or amending any contract for or with respect to) any Intellectual Property other than (i) the grant of non-exclusive licences granted to customers or suppliers in the ordinary course of business or (ii) the lapse or expiration of Intellectual Property at the end of their respective statutory terms;

(Y)	directly or indirectly:

(i)	purchasing or constructing any vessel or entering into any Contract for the Purchasers or construction of any vessel;

(ii)	selling or otherwise disposing of any Vessel or entering into any Contract for the sale, disposal or Encumbrance of any Vessel;

(iii)	to the extent that a member of the Target Group shall have the right to consent to such action under the terms of the Contracts between any member of the Target Group and the service provider or third-party manager of any Vessel, entering into any Contract for (A) the bareboat or (B) spot or time charter-out of such Vessel in excess of six (6) months (but excluding, for the avoidance of doubt, any such Contract for the bareboat or spot or time charter-out of such Vessel in respect of which a proposal for such Contract for the bareboat or spot or time charter-out of such Vessel has been communicated between any member of the Target Group and the relevant service provider or third-party manager of the relevant Vessel prior to the date of this Agreement); provided that, with respect to Contracts entered into pursuant to sub-paragraph (B) herein, the Sellers and the Target Group shall, to the extent reasonably practicable to do so, reasonably consult with the Purchasers in advance in relation thereto and consider in good faith any preferences or opinions expressed by the Purchasers;

(iv)	changing any third-party manager of any Vessel; or

(v)	to the extent that any member of the Target Group shall have the right to consent to such action under the terms of the Contracts between any member of the Target Group and the service provider or third-party manager of any Vessel, entering into any Contract for the drydocking or repair of such Vessel where either such drydocking or repair is not included in or contemplated by the Capex Plan or the estimated cost of such drydocking or repair exceeds the estimated cost of such drydocking or repair as set out in the Capex Plan;

(Z)	enter into any agreement, understanding, arrangement, transaction or series of related transactions (other than transactions contemplated by this Agreement) relating to the direct or indirect disposition, whether by sale, acquisition, merger or otherwise of all or any material portion of the assets or equity interests of any Target Company (an “Alternative Transaction”), including to (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals or offers regarding, or the making of an Alternative Transaction, (ii) conduct, participate or engage in any discussions or negotiations with any person with respect to an Alternative Transaction, (iii) furnish or provide any non-public information or data regarding any of the Target Group, or access to the properties, assets or employees of any of the Target Group, to any person in connection with or in response to an Alternative Transaction or any indication of interest that would or would reasonably be expected to lead to an Alternative Transaction, or (iv) enter into any letter of intent or agreement in principle, or other agreement providing for an Alternative Transaction;

(AA)	amending in any material respect or terminating any insurance coverage to the extent that such coverage relates directly to the business of any member of the Target Group or procuring any additional material insurance policies covering the Target Group (other than any renewal or replacement of an existing insurance policy);

(BB)	to the extent any member of the Target Group participates in the Relevant Tender Process during the Interim Period, amending in any material respect the terms of its contractual tender; or

(CC)	entering into any agreement (conditional or otherwise) to do any of the foregoing.

Schedule 4
Seller Warranties

1.	Ownership of the Target Shares

1.1	Wilson Sons is the sole legal and beneficial owner of the Wilson Sons Panama Target Shares and the Wilson Sons Brazil Target Shares.

1.2	Ultranav is the sole legal and beneficial owner of the Ultranav Panama Target Shares.

1.3	Ultratug is the sole legal and beneficial owner of the Ultratug Brazil Target Shares.

1.4	There is no Encumbrance on, over or affecting the Target Shares or any of them or any shares of any member of the Target Group and there is no agreement or commitment to give or create any such Encumbrance and no claim has been made by any person to be entitled to any such Encumbrance.

1.5	The Target Shares and the shares of any member of the Target Group have been validly issued and allotted and are fully paid up.

1.6	Except for this Agreement and the transactions contemplated hereby, no person has any right (whether written or oral, contingent or otherwise) to subscribe for, be issued or allotted, or acquire, or to receive or to be transferred any Target Shares or any other shares, equity participation or securities in any member of the Target Group, or any rights convertible into or exchangeable with Target Shares or any other shares, equity participation or securities in any member of the Target Group.

2.	Incorporation and Capacity of the Sellers and the Target Group

2.1	Each Seller and each member of the Target Group is validly incorporated, in existence and duly registered under the Laws of its jurisdiction of incorporation.

2.2	Each Seller and each member of the Target Group has the requisite capacity, power and authority to, as applicable, enter into and perform the obligations expressed to be assumed by it under this Agreement and the other Transaction Documents to which it is a party.

2.3	The obligations of each Seller and each member of the Target Group under this Agreement constitute, and the obligations of each Seller and each member of the Target Group under the other Transaction Documents to which it is a party will, when executed and delivered, constitute, valid and binding obligations of the relevant Seller or member of the Target Group in accordance with their respective terms.

2.4	The execution and delivery of this Agreement and the other Transaction Documents, and the performance by: (i) each Seller of its obligations under this Agreement and the other Transaction Documents to which it is a party; and (ii) each Target Company of the Target Obligations, will not:

(A)	result in a breach of any provision of the constitutional documents of the relevant Seller or of the members of the Target Group;

(B)	result in a breach of or constitute a default under any instrument to which the relevant Seller is a party or by which the relevant Seller is bound;

(C)	result in a breach of any order, judgment or decree of any Governmental Authority to which the relevant Seller or the members of the Target Group are a party or by which the relevant Seller or the members of the Target Group are bound;

(D)	result in a breach of any applicable Law by which the relevant Seller or member of the Target Group is bound; or

(E)	save as provided for in this Agreement, require the consent of its shareholders or of any other person, including Governmental Authorities, except where any failure to obtain such consent would not prevent the Parties from consummating the Transaction.

3.	Insolvency

The Sellers

3.1	As at the date of this Agreement and at the Completion Date:

(A)	no order has been made and no resolution has been passed for the winding up or appointment of a liquidator of any of the Sellers and no petition has been presented and no meeting has been convened for the purpose of winding up or appointing a liquidator of any of the Sellers;

(B)	no receiver has been appointed in respect of any of the Sellers or over all or substantially all of any of their respective assets;

(C)	no composition, general assignment or similar arrangement with or for the benefit of all or any class of creditors has been proposed or entered into in respect of any of the Sellers; and

(D)	no Seller is insolvent or otherwise unable to pay its debts within the meaning of any relevant insolvency or company legislation.

The Target Group

3.2	As at the date of this Agreement and at the Completion Date:

(A)	no order has been made and no resolution has been passed for the winding up or appointment of a liquidator of any member of the Target Group and no petition has been presented and no meeting has been convened for the purpose of winding up or appointing a liquidator of any member of the Target Group;

(B)	no receiver has been appointed in respect of any member of the Target Group or over all or substantially all of any of their respective assets;

(C)	no composition, general assignment or similar arrangement with or for the benefit of all or any class of creditors has been proposed or entered into in respect of any member of the Target Group; and

(D)	no member of the Target Group is insolvent or otherwise unable to pay its debts within the meaning of any relevant insolvency or company legislation.

4.	Target Group structure and corporate matters

4.1	The Panama Target Shares comprise the whole of the issued and allotted share capital of the Panama Target Company.

4.2	The Brazil Target Shares comprise the whole of the issued and allotted share capital of the Brazil Target Company.

4.3	Part B of Schedule 10 (The Target Companies and the Subsidiaries) lists all the current Subsidiaries of the Target Companies (each, a “Transferred Subsidiary”) and the details set out therein are true and complete in all respects as at the date of this Agreement.

4.4	As of the date of this Agreement, no member of the Target Group has any interest in any shares, equity participation or other securities of any other body corporate, person or undertaking which is not a member of the Target Group and so listed on Part B of Schedule 10 (The Target Companies and the Subsidiaries).

4.5	The copies of the memorandum or the articles of association (or equivalent constitutional documents) of each member of the Target Group which are located at document references 2.2.1.3.25.21, 6.4.24.2.13, 6.4.24.3.8, 6.4.24.4.5, 6.4.30.5, 2.6.1.3.12.1 and 2.7.1.3.8 in the Data Room are complete and accurate in all material respects (it being acknowledged by the Purchasers that in some cases such records of the original document and amendments thereto are maintained in parallel rather than in a single consolidated, integrated and restated document, in keeping with customary local practice and applicable Law) and, to the extent required by Law, fully set out the rights and restrictions attaching to each class of share capital of the member of the Target Group to which they relate.

5.	Anti-Corruption, Anti-Money Laundering, Sanctions and Trade Laws

5.1	No member of the Target Group, nor any of their respective directors, officers, employees or (so far as the relevant Seller is aware) agents or other persons acting for or on their behalf (each in their capacity as such), is violating or has violated at any time, in the period commencing on 24 April 2019, any applicable Sanctions Laws or Trade Laws, or at any time in the period commencing five (5) years prior to the date of this Agreement, any applicable Anti-Corruption and Anti-Money Laundering Laws or Trade Laws.

5.2	No member of the Target Group, nor any of their respective directors, officers, employees or (so far as the relevant Seller is aware) agents or other persons acting for or on their behalf (each in their capacity as such), has at any time in the period commencing five (5) years prior to the date of this Agreement either directly or indirectly given, offered, promised, or agreed to give, or authorised the giving of, requested, accepted or agreed to accept any payment, gift or other item of value or similar benefit to or from any person (including any foreign official, foreign political party, foreign political party official or candidate for foreign political office) in violation of any applicable Anti-Corruption and Anti-Money Laundering Laws.

5.3	No member of the Target Group, nor any of their respective directors, officers, employees, or (so far as the relevant Seller is aware) agents or other persons acting for or on their behalf (each in their capacity as such), is, or has at any time in the period commencing on 24 April 2019 with respect to applicable Sanctions Laws and Trade Laws, or has at any time in the period commencing five (5) years prior to the date of this Agreement with respect to Anti-Corruption and Anti-Money Laundering Laws or Trade Laws, been the subject of any conviction, litigation, enforcement action, investigation or enquiry, in each case, by any Governmental Authority regarding any conduct of any such person which constitutes or constituted (as relevant) a possible, potential, actual or apparent violation of applicable Anti-Corruption and Anti-Money Laundering Laws, Sanctions Laws or Trade Laws, and no member of the Target Group has received written or, so far as the relevant Seller is aware, verbal notice that any such litigation, enforcement action, investigation or enquiry is threatened by any Governmental Authority.

5.4	Each member of the Target Group maintains, and has maintained throughout the period commencing on 24 April 2019 with respect to applicable Sanctions Laws, and throughout the period commencing five (5) years prior to the date of this Agreement with respect to applicable Anti-Corruption and Anti-Money Laundering Laws and Trade Laws, policies, procedures and internal controls reasonably designed to ensure compliance by it and its directors, officers, employees, their agents or other persons acting for or on their behalf (each in their capacity as such) with applicable Anti-Corruption and Anti-Money Laundering Laws, Sanctions Laws and Trade Laws.

5.5	No member of the Target Group, nor any of their respective directors or officers or (so far as the relevant Seller is aware) employees, agents or other persons acting for or on their behalf, is a Sanctioned Person.

5.6	No member of the Target Group, nor any of their respective directors, officers, employees or (so far as the relevant Seller is aware) agents (each in their capacity as such), has, in the period commencing on 24 April 2019, engaged in any dealings or transactions with or for the benefit of, directly or indirectly, any Restricted Territory or Sanctioned Person.

5.7	For the purposes of paragraph 5 of this Schedule 4, the following definitions shall apply:

(A)	“Anti-Corruption and Anti-Money Laundering Laws” means any Law in any jurisdiction (including any statute or legislation or any order, ordinance, rule or regulation, in each case which is issued by any competent Governmental Authority and has the force of Law) in each case to the extent applicable to any member of the Target Group and relating specifically to anti-bribery or anti-corruption (governmental or commercial), money laundering or counter-terrorist financing, including the US Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1 et seq.); the UK Bribery Act 2010; the United Nations Convention Against Corruption 2003; the European Union Money Laundering Directive and European Union member states’ implementing legislation; the UK Criminal Finances Act 2017; the UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017; the UK Proceeds of Crime Act 2002; 18 U.S.C. §§ 1956 and 1957 and the Bank Secrecy Act, as amended by the USA PATRIOT Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 C.F.R. Chapter X; the Brazilian Clean Company Federal Law No. 12.846, dated as of 1 August 2013, as amended; the anti-corruption rules contained in the Brazilian Administrative Improbity Federal Law No. 8.429, dated as of 2 June 1992, as amended by Law No. 14,230/2021, and as further amended; articles 317, 332, 333, 337-B and 337-C of the Brazilian Decree-Law No. 2.848, dated as of 7 December 1940 (Penal Code), as amended; the Brazilian Federal Law No. 9.613, dated as of 3 March 1998, as amended; the Brazilian Federal Law No. 13.260, dated as of 16 March 2016, as amended; the Brazilian Federal Law No. 13.810, dated as of 8 March 2019, as amended; the Brazilian Decree No. 3.678, dated as of 30 November 2000, as amended; the Brazilian Decree No. 11.129, dated as of 11 July 2022, as amended; Brazilian Federal Decree No. 8,420, dated as of 18 March 2015, as amended; Brazilian Federal Law No. 8,666, dated as of 21 June 1993, as amended; Brazilian Federal Law No. 9,504, dated as of 30 September 1997, as amended; Brazilian Law No. 12,813, dated as of 16 May 2013, as amended; and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

(B)	“Restricted Territory” means any country or territory that is or was at the relevant time itself the subject or target of any comprehensive country-wide or territory-wide Sanctions Laws (which, for the avoidance of doubt, comprise (for the period from 24 April 2019 to 1 July 2025) Syria and (as of the date of this Agreement) North Korea, Cuba, Iran, the Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine and the non-government-controlled areas of the Kherson and Zaporizhzhia oblasts of Ukraine);

(C)	“Sanctioned Person” means any person that is or was at the relevant time (as relevant) the target of any Sanctions Laws, including:

(i)	any person listed on any Sanctions Laws-related list of designated persons maintained by the United States of America;

(ii)	any person listed on any Sanctions Laws-related list of designated persons maintained by the European Union or any member state of the European Union;

(iii)	any person listed on any Sanctions Laws-related list of designated persons maintained by the United Kingdom;

(iv)	any person listed on any Sanctions Laws-related list of designated persons maintained by the United Nations Security Council;

(v)	any government or government instrumentality of or within a Restricted Territory;

(vi)	the government of Venezuela;

(vii)	any person located, organised or ordinarily resident in any Restricted Territory; or

(viii)	any person who is directly or indirectly fifty per cent (50%) or more owned or controlled by any one or more of the persons described in paragraphs (i) to (vii) (inclusive) above;

(D)	“Sanctions Authority” means:

(i)	the United Nations Security Council;

(ii)	the United States of America and the governmental institutions and agencies thereof, including the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of Commerce, and the US Department of State;

(iii)	the United Kingdom and the governmental institutions and agencies thereof, including His Majesty’s Treasury and the Office of Financial Sanctions Implementation of the United Kingdom;

(iv)	the European Union and the governmental institutions and agencies thereof and each European Union member state and the governmental and agencies thereof; and

(v)	Brazil and the governmental institutions and agencies thereof;

(E)	“Sanctions Laws” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority in each case to the extent applicable to any member of the Target Group; and

(F)	“Trade Laws” means all export, import, customs, trade and anti-boycott Laws administered, enacted or enforced by the United States of America, the United Kingdom, the European Union, any European Union member state, Brazil, Panama or Chile, or the governmental institutions or agencies of the foregoing, in each case to the extent applicable to any member of the Target Group, including:

(i)	the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws administered by U.S. Customs and Border Protection; and

(ii)	the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

6.	Employees

6.1	Document reference 6.7.3.1.3 in the Data Room contains an anonymised list, which is complete and accurate in all material respects, of all employees of the Target Group including each employee’s: (A) date of hire; (B) job title or position; (C) work location (country, state and city); and (D) current annual base compensation rate and/or hourly rate of pay (as applicable).

6.2	No officer or employee with a designation of “Grade 19” or higher (as determined by reference to column “W” of the spreadsheet located at document reference 6.7.3.1.3 of the Data Room) (but excluding, for the avoidance of doubt, any member of crew of any Vessel) has given notice of termination of employment in any written notice addressed and delivered to any of the members of the Target Group.

6.3	Except as otherwise disclosed in the Disclosure Letter, (A) no employees of any member of the Target Group are represented by a Labour Organisation with respect to their employment with any member of the Target Group, (B) no member of the Target Group has recognised any Labour Organisation as the representative of any employees of any member of the Target Group for collective bargaining, information or consultation purposes, and (C) copies of the collective bargaining agreements between any such employee representative bodies and any member of the Target Group are located at document references 6.7.30.1.8, 6.7.30.1.10 and 6.7.30.1.17 of the Data Room. So far as the relevant Seller is aware, there are no demands for recognition or certification by any Labour Organisation relating to employees of the Target Group pending against any member of the Target Group.

6.4	Each member of the Target Group is, and for the five (5) years prior to the date of this Agreement, has been in compliance in all material respects with all applicable employment and labour Laws including, without limitation, all applicable Law regarding terms and conditions of employment, health and safety, wages and hours, child labour, immigration, employment discrimination, quota for the hiring of people with disabilities, equal opportunity, plant closures and layoffs, redundancies, affirmative action, workers’ compensation, labour relations, employee leave issues, unemployment insurance, and automated employment decision tools and other artificial intelligence.

6.5	None of the members of the Target Group employ minors up to the age of eighteen (18), including apprentice minors (menores aprendizes).

6.6	There are no employment contracts between any member of the Target Group and any current or former employees of the Target Group which contain a notice period longer than that required by applicable labour Laws.

6.7	All officers and employees of each member of the Target Group are all regularly registered in the “Livro ou Ficha de Registro de Empregados”, the “eSocial” and/or the “CTPS Digital” systems (as applicable).

6.8	No member of the Target Group is in default in any payment owing to any current or former employees for any services or amounts required to be reimbursed or otherwise paid, except for arrearages occurring in the ordinary course of business.

6.9	There are no existing nor, as far as the relevant Seller is aware, threatened Actions in relation to any member of the Target Group by or in respect of any employee or former employee in respect of his or her employment under which the amount claimed is: (A) in excess of twenty-five thousand US dollars (USD 25,000) individually, or (B) two hundred and fifty thousand US dollars (USD 250,000) in the aggregate.

6.10	There are no existing nor, as far as the relevant Seller is aware, threatened Actions filed by or with any Governmental Authority in connection with the employment or termination of employment of any current or former employee of any member of the Target Group (including any claim relating to unfair labour practices, employment discrimination, harassment, retaliation, equal pay, wages and hours, or any other labour or employment-related matters arising under applicable Law) under which the amount claimed is: (A) in excess of twenty-five thousand US dollars (USD 25,000) individually, or (B) two hundred fifty thousand US dollars (USD 250,000) in the aggregate.

6.11	There are no strikes, work stoppages or other material labour disputes against or affecting any member of the Target Group nor, so far as the relevant Seller is aware, any facts and circumstances in existence which would be reasonably likely to give rise to any of the foregoing.

6.12	In the three (3) years prior to the date of this Agreement, no member of the Target Group is or has been party to a settlement agreement with a current or former officer or employee of any member of the Target Group that involves allegations of sexual harassment or sexual misconduct by either: (A) any officer of any member of the Target Group, or (B) any employee of the Target Group with a designation of “Grade 19” or higher (as determined by reference to column “W” of the spreadsheet located at document reference 6.7.3.1.3 of the Data Room). In the last three (3) years, so far as the relevant Seller is aware, no allegations of sexual harassment or sexual misconduct have been made against any officer of any member of the Target Group or any employee of the Target Group with a designation of “Grade 19” or higher (as determined by reference to column “W” of the spreadsheet located at document reference 6.7.3.1.3 of the Data Room).

6.13	So far as the relevant Seller is aware, no current or former employee or officer of any member of the Target Group is in violation of any material term of any employment agreement, non-disclosure agreement, non-competition agreement, non-solicitation agreement or other restrictive covenant agreement entered into with any member of the Target Group.

7.	Leased Real Property

7.1	Folders 2.3.7.2, 6.4.17.1 and 6.4.37 in the Data Room set out the only Properties owned, leased, subleased, used or occupied by any member of the Target Group or in which any member of the Target Group has an interest (the “Leased Real Properties”). The Data Room contains copies, at folders 2.3.7.2, 6.4.17.1 and 6.4.37, which are complete and accurate in all material respects, of all agreements under which the Target Group leases, subleases or otherwise occupies the Leased Real Property, as may have been amended, supplemented or otherwise modified from time to time (together with all guarantees thereof, the “Leases”).

7.2	So far as the relevant Seller is aware, the Target Group has a valid leasehold interest in each parcel of Leased Real Property pursuant to the Leases, in each case, free and clear of any Encumbrances other than Permitted Encumbrances. The Leases are valid instruments, in full force and effect, and enforceable against the Target Group and against any other counterparty thereto, in accordance with their respective terms. The Leases have not been terminated, assigned or subleased.

7.3	No member of the Target Group nor, so far as the relevant Seller is aware, any other party to any Lease is in breach thereof or default thereunder that would be material to the Target Group’s business taken as a whole and, so far as the relevant Seller is aware, no event has occurred that would constitute a default under any of the Leases that would be material to the Target Group’s business taken as a whole.

7.4	The Target Group does not own any Property. The members of the Target Group have not agreed to purchase, nor is any member of the Target Group obligated to purchase, any Property from a third party under any Contract.

8.	Antitrust

8.1	No member of the Target Group is or has at any time in the five (5) years prior to date of this Agreement been party to or directly or indirectly concerned in any agreement, arrangement, understanding or practice which:

(A)	infringes or infringed any applicable competition or anti-trust Law in any jurisdiction in which the business of the Target Group is or has been carried on; or

(B)	so far as the relevant Seller is aware, is or has been the subject of any investigation or site inspection by, or in respect of which any member of the Target Group has received a request for information, warning or notice in writing from, any Governmental Authority located in any jurisdiction in which the business of the Target Group is or has been carried on, in each case pursuant to any applicable competition or anti-trust Law.

8.2	No member of the Target Group has given any undertaking to any Governmental Authority, no order, decision, judgment or direction of any Governmental Authority has been made against any member of the Target Group and communicated in writing to any member of the Target Group, or in relation to it, pursuant to any applicable competition or anti-trust Law in any jurisdiction in which the business of the Target Group is or has been carried on which materially restricts the manner in which any member of the Target Group is permitted to conduct any business.

8.3	No member of the Target Group has received any state aid, or any written notice of any investigation, complaint, Action or negative decision in relation to the receipt or the alleged receipt of any state aid or alleged state aid, from any Governmental Authority in any jurisdiction in which the business of the Target Group is or has been carried on.

9.	Employee Benefit Plans

9.1	Folders 6.7.14.1.1 and 6.7.65.3 and document references 6.7.30.1.8, 6.7.30.1.10 and 6.7.30.1.17 in the Data Room contain copies of each written Benefit Plan. There are no unwritten Benefit Plans. Since 31 December 2025, no member of the Target Group has adopted any new Benefit Plan.

9.2	Other than pursuant to the Employee Retention Arrangements, Benefit Plans or any Labour Agreements contained in folders 6.7.14.1.1, 6.7.65.3, 6.7.53 and 6.7.30.1 in the Data Room, there are no obligations, agreements or arrangements (whether funded or unfunded) which any member of the Target Group contributes to or may become liable to contribute to or is or has become or may become liable to satisfy under which benefits are payable on retirement, death or following termination of employment or service to employees of the Target Group.

9.3	For the five (5) years prior to the date of this Agreement, each member of the Target Group has duly complied in all material respects with its obligations under applicable Law relating to the Benefit Plans.

9.4	There is no existing, nor, so far as the relevant Seller is aware, threatened in writing to a member of the Target Group, Action relating to the Benefit Plans other than routine claims for benefits.

9.5	No member of the Target Group has any commitment or obligation and has not made any representations to adopt, amend, modify or terminate any Benefit Plan in connection with Completion or otherwise.

9.6	Except for the Employee Retention Arrangements, neither the execution of this Agreement nor Completion will (either alone or in connection with the termination of employment or service of any officer, employee, director or individual service provider prior to, following or in connection with Completion):

(A)	accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Benefit Plan of any member of the Target Group or to any officer, employee, director or individual service provider of any member of the Target Group; or

(B)	entitle any officer, employee, director or individual service provider of any member of the Target Group to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, including in respect of any payment or gross up, indemnity or reimbursement for any Tax incurred by such person in relation to the foregoing.

9.7	All material contributions and other amounts which have fallen due for payment by a member of the Target Group under the Benefit Plans have been paid up to the latest payment date as at the date of this Agreement.

10.	Environmental Matters

10.1	For the five (5) years prior to the date of this Agreement, each member of the Target Group, and all assets owned or operated by, and all operations conducted by, each member of the Target Group, have been in compliance in all material respects with all applicable Environmental Laws (which compliance includes the possession by each member of the Target Group of all material Environmental Permits required under applicable Environmental Laws and compliance in all material respects with the terms and conditions thereof). During the five (5) years prior to the date of this Agreement, no Governmental Authority has terminated, or threatened in writing to any member of the Target Group to terminate, any material Environmental Permit held by the members of the Target Group.

10.2	There are no existing nor, so far as the relevant Seller is aware, threatened Environmental Claims against any member of the Target Group under which the amount claimed is in excess of five hundred thousand US dollars (USD 500,000) or, where the amount claimed is not specified, reasonably expected to be in excess of five hundred thousand US dollars (USD 500,000) and, so far as the relevant Seller is aware, there are no facts, circumstances or conditions, including the presence of any Hazardous Materials, that would be reasonably likely to form the basis of an Environmental Claim under which the amount claimed would be in excess of five hundred thousand US dollars (USD 500,000).

10.3	The relevant Seller has Disclosed to the Purchasers in folder 6.6.6 in the Data Room copies and results of any reports, data, investigations, audits and assessments (including Phase I environmental site assessments and Phase II environmental site assessments) completed within the three (3) years prior to the date of this Agreement and in the possession of any member of the Target Group pertaining to: (A) any unresolved material Environmental Claims; (B) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by any member of the Target Group, in circumstances which would be reasonably linked to form the basis of any material Environmental Claim against any member of the Target Group; or (C) any member of the Target Group’s material breach of Environmental Laws.

11.	Intellectual Property, Information Technology and Privacy

11.1	Document reference 6.4.34.3 in the Data Room sets forth a list, which is complete and accurate, of all issued, registered (or applications for the registration of) Intellectual Property that is included in the Target Group IP (the “Registered Target Group IP”) and any domain names and social media accounts included in the Target Group IP.

11.2	The Registered Target Group IP is exclusively owned by a member of the Target Group and has been prosecuted or otherwise registered in compliance with applicable Law.

11.3	Other than in connection with the Restricted Names or under any Contingency Transitional Services Agreement, no Seller or member of either Relevant Seller Group owns any Intellectual Property material to the business of the Target Group.

11.4	All renewal, application and other official registry fees for the maintenance of the Registered Target Group IP and the domain names and social media accounts included in the Target Group IP have been paid.

11.5	So far as the relevant Seller is aware, each of the members of the Target Group owns, is licensed or otherwise has valid and enforceable rights to use all material Intellectual Property used in or necessary for the operation of the Target Group’s business as currently conducted, in each case, free and clear of any Encumbrances.

11.6	So far as the relevant Seller is aware, the operation of the Target Group’s business as currently conducted, including the use of Intellectual Property, does not, and has not in the three (3) years prior to the date of this Agreement, infringed, misappropriated or otherwise violated (“Infringe”) any third party’s Intellectual Property. In the three (3) years prior to the date of this Agreement, no written notice of claim has been received by a member of the Target Group or, so far as the relevant Seller is aware, threatened by any person against any member of the Target Group, in each case, alleging that the Target Group’s use of any of the Target Group IP or the conduct of the Target Group’s business Infringes the Intellectual Property of any person.

11.7	The Computer Systems are, so far as the relevant Seller is aware:

(A)	free from malicious code or similar devices that could materially interfere with their normal operation, cause damage to or allow unauthorised access to such Computer Systems or any software or data thereon; and

(B)	materially sufficient for the business of the Target Group as currently conducted.

11.8	The Target Group: (A) takes commercially reasonable steps to provide for the back-up and recovery of data owned or controlled by the Target Group, (B) has implemented commercially reasonable disaster recovery plans and procedures relevant to the Target Group’s business, and (C) takes commercially reasonable actions that are designed to protect the integrity and security of the Computer Systems and the information stored therein, processed thereon or transmitted therefrom from unauthorised use, access or modification by third parties. During the three (3) years prior to the date of this Agreement, there has been no failure or substandard performance of any Computer Systems that has caused any disruption to the Target Group’s business, which failure or disruption was material to the Target Group’s business as a whole as presently conducted and, so far as the relevant Seller is aware, during the three (3) years prior to the date of this Agreement, there has been no unauthorised use, access or modification by third parties to the Computer Systems which would be material to the Target Group’s business taken as a whole.

11.9	With respect to the processing, collection, storage, disclosure, transfer and/or use of any Personal Data by the Target Group in connection with its business, each member of the Target Group is, and for the three (3) years prior to the date of this Agreement has been, in compliance in all material respects with: (A) all applicable Data Protection Laws, and (B) Target Group privacy policies and procedures, copies of which policies are located at folder 2.5.6.3 and document references 6.4.32.2 and 6.4.32.3 in the Data Room.

11.10	During the three (3) years prior to the date of this Agreement, no member of the Target Group has: (A) suffered any material Personal Data Breach, including any breach that was required to be reported to the relevant supervisory authority; (B) been subject to investigations or requests from any supervisory authority or other Governmental Authority which have been notified in writing to any member of the Target Group relating to the data processing activities and compliance with applicable Data Protection Laws; or (C) received written notice from any individuals alleging material non-compliance with Data Protection Laws, or alleging that any response to a request for data subject to exercising their rights under Data Protection Laws was not materially compliant with applicable Data Protection Laws.

11.11	None of the trade secrets of the members of the Target Group have been published or publicly disclosed by the members of the Target Group or, so far as the relevant Seller is aware, by any other person to any person, in each case, except pursuant to licences or contracts requiring such other persons to keep such trade secrets confidential.

11.12	For the purposes of paragraph 11 of this Schedule 4, the following definitions shall apply:

(A)	“Computer Systems” shall mean the computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems, including all software stored or used thereon, that are owned, licenced, leased, used or held for use by the Target Group;

(B)	“Data Protection Laws” shall mean any and all applicable Law relating to: (i) the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (including technical, organisational and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Data, and (ii) breach notification in connection with Personal Data;

(C)	“Personal Data” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information” or “PII”) provided by Data Protection Laws, or by any member of the Target Group in any of their respective privacy policies, notices or contracts, all information that directly or indirectly relates to an identified or identifiable individual person;

(D)	“Personal Data Breach” shall have the meaning given to it under Data Protection Laws; and

(E)	“Target Group IP” means Intellectual Property that is owned by the Target Group.

12.	Taxes

12.1	Each material Tax Return, including SPED (Sistema Público de Escrituração Digital)-related information (such as SPED-Contábil, EFD (Escrituração Fiscal Digital), EFD-Contribuições, NFe (Nota Fiscal Eletrônica)), required to be filed by, or on behalf of, any member of the Target Group with any Tax Authority within the last six (6) years has been filed on or before the applicable due date (including any extensions of such due date) and, so far as the relevant Seller is aware, has been prepared in accordance with all applicable Law in all material respects and, so far as the relevant Seller is aware, was (when filed) and remains true, correct, and complete in all material respects.

12.2	So far as the relevant Seller is aware, all material Taxes due and payable by or with respect to any member of the Target Group (whether or not shown on any such Tax Return), including any material Taxes imposed on or with respect to the property of any member of the Target Group, have been timely paid in full, other than those provided for in the Financial Statements.

12.3	No member of the Target Group is currently the beneficiary of any modification, waiver or extension of time within which to file any income or other Tax Return and no request for any such modification, waiver or extension is currently pending. No member of the Target Group has granted any extension, modification or waiver of the limitation period with respect to any Tax or Tax Return (including with respect to the payment, assessment or collection of any Tax) that remains in effect and no request for any such extension, modification or waiver is currently pending.

12.4	Except as otherwise disclosed in the Disclosure Letter, so far as the relevant Seller is aware, the members of the Target Group are not party to any Tax incentive or Tax benefit programmes, Tax instalment payment plans or any other programmes for the settlement of overdue Taxes, nor is any member of the Target Group a party to any Tax settlement or commitment agreements (“Tax Incentives”). So far as the relevant Seller is aware, the members of the Target Group have within the last six (6) years fully and timely complied with all material obligations and conditions related to the Tax Incentives.

12.5	So far as the relevant Seller is aware, each member of the Target Group has: (A) timely withheld, deducted and collected all material Taxes required to have been withheld, deducted or collected by it in connection with or with respect to amounts paid, received or owing to or from any employee, creditor, stockholder, independent contractor, customer or other person; (B) timely paid over any amounts so withheld, deducted or collected to the appropriate Tax Authority; and (C) otherwise complied in all material respects with all applicable Law (including information reporting requirements) relating to the withholding, collection and remittance of Taxes.

12.6	There are no material Actions ongoing, pending or, so far as the relevant Seller is aware, threatened against or with respect to any member of the Target Group with respect to any Tax Return or Tax. No material adjustment with respect to any Tax Return, Tax Authority Claim, claim for any additional Tax or deficiency for Taxes has been received by any member of the Target Group that has not been paid or accounted for in full.

12.7	No claim in writing has been received by any member of the Target Group from any Tax Authority in any jurisdiction where that member of the Target Group does not file a particular type of Tax Return or pay a particular type of Tax that such member of the Target Group is or may be required to file such type of Tax Return of pay such Tax.

12.8	Each member of the Target Group has, at all times, been exclusively a resident for all Tax purposes in its jurisdiction of organisation. So far as the relevant Seller is aware, no member of the Target Group has acted or acts as the branch, agent, factor or any Tax representative of any person resident for Tax purposes outside of that member’s jurisdiction of organisation.

12.9	No member of the Target Group: (A) has been a member of a group filing a consolidated, combined, affiliated, unitary or similar income Tax Return, or (B) so far as the relevant Seller is aware, has any Liability for the Taxes of any other person as a result of being a member of any such group, as a transferee or successor, by contract or otherwise.

12.10	No member of the Target Group has at any time entered into or been engaged in or been a party to or promoter of any scheme, transaction or arrangement which was required by Law to be specifically disclosed by a member of the Target Group to a Tax Authority or which the relevant member of the Target Group entered into with a main or dominant purpose of the avoidance of Tax.

12.11	No member of the Target Group is party to or bound by any Tax allocation or Tax sharing agreement with respect to any person under which it is liable to make any material payment, other than any agreement not primarily related to Taxes which is entered into: (A) in the ordinary course of business, or (B) solely between members of the Target Group. So far as the Sellers are aware, no member of the Target Group is liable to discharge or make a payment in respect of a Tax Liability which is the primary liability of another person and, so far as the Sellers are aware, there are no facts and circumstances which are likely to give rise to a Tax Liability that has arisen or arises primarily to another person.

12.12	There are no Encumbrances with respect to Taxes upon any of the assets or properties of any member of the Target Group other than Permitted Encumbrances.

12.13	Adequate accruals and reserves in accordance with applicable Law and accounting principles and practices generally accepted in Brazil as of the Accounts Date have been made in the financial statements (with respect to all periods covered thereby) for all Taxes not yet due and payable by or with respect to any member of the Target Group.

12.14	So far as the Sellers are aware, since the date covered by the financial statements, no Tax Liability has been incurred by or with respect to any member of the Target Group in respect of matters outside of the ordinary course of business.

12.15	So far as the Sellers are aware, all material transactions entered into by or among the Target Group have been made or entered into in accordance with arm’s length principles and in compliance in all material respects with any applicable Law regarding transfer pricing. Each member of the Target Group has properly and in a timely manner documented its transfer pricing methodologies in accordance with all applicable Law.

12.16	Neither: (A) more than fifty percent (50%) of the total combined voting power of all classes of stock of any member of the Target Group, nor (B) more than fifty percent (50%) of the total value of the stock of any member of the Target Group, in each case, is (or has ever been) owned, directly or indirectly, by Tax residents of the United States, either individually or in the aggregate.

12.17	Each member of the Target Group has kept and preserved complete, accurate and up-to-date records and information in all material respects as required by applicable Law.

12.18	Each member of the Target Group is a taxable person, registered for VAT purposes, but no member of the Target Group is or has in the six (6) years prior to the date of this Agreement been treated for VAT purposes as being a member of any group of companies which included a company which is not a Target Company. All supplies made by a Target Company are taxable supplies for VAT purposes.

13.	Contracts

13.1	Document references 6.4.9.1.11 and 6.4.9.2.56 in the Data Room list, as of the date hereof, each of the following Contracts to which any member of the Target Group is a party or to which assets or properties of the Target Group are subject (each, a “Material Contract”) but excluding any Contract relating to overdraft, loan and other financial facilities available to any member of the Target Group, including all debentures, charges, guarantees and indemnities related to any such overdraft, loan and other financial facilities, which are covered by paragraph 21 of this Schedule 4:

(A)	all Petrobras Contracts;

(B)	all Charters: (i) of a duration in excess of six (6) months, or (ii) with a value in excess of five million US dollars (USD 5,000,000) and a duration of 12 months or less;

(C)	all Contracts under which any member of the Target Group has made or received payments of more than one million US dollars (USD 1,000,000) in the eighteen (18) calendar months prior to the date of this Agreement;

(D)	all Contracts providing for payments by or to any member of the Target Group in excess of five hundred thousand US dollars (USD 500,000) per year;

(E)	all Contracts placing an Encumbrance on, or relating to the sale of, any asset of any member of the Target Group with a value in excess of one hundred thousand US dollars (USD 100,000);

(F)	all Contracts material to the Target Group with its top five (5) suppliers and its top five (5) customers, in each case, measured by dollar value for the twelve (12) calendar months ended 30 September 2025 of the Target Group;

(G)	all Contracts: (i) requiring any member of the Target Group to purchase its total requirements of any product or services from a third party, or (ii) containing “take or pay” provisions;

(H)	all Contracts for acquisitions or dispositions (by merger, purchase or sale of assets or equity or otherwise) of any business or a material amount of assets, shares or other equity interests of any other person or any Property, in each case, which are yet to be performed by any member of the Target Group in all material respects or pursuant to which any member of the Target Group has continuing obligations which are yet to be performed in all material respects;

(I)	other than the Petrobras Contracts, all other Contracts with a Governmental Authority under which any party to the contract has made payments of more than two hundred fifty thousand US dollars (USD 250,000);

(J)	in relation to any Vessel, the following Contracts: (i) management (technical and/or commercial) agreements, (ii) crewing agreements, (iii) operating agreements, (iv) stacking (lay-up) agreements, (v) finance leasing (including sale/leaseback or similar arrangements) or (vi) agreements for the pooling of any Vessel, in each case, which have individually resulted in payments to or by any member of the Target Group of more than two hundred fifty thousand US dollars (USD 250,000) in the financial year prior to the date of this Agreement;

(K)	all agreements entered into by each member of the Target Group and in force on the date of this Agreement with respect to any vessel constructed or in the course of being constructed for any member of the Target Group, including shipbuilding agreements, and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, supervision agreements and plan verification services agreements;

(L)	all Contracts involving Material IP Licences;

(M)	all joint venture or partnership agreements; and

(N)	any Contract that: (i) requires any member of the Target Group to conduct any business on a “most favoured nation” or “most favoured customer” basis with any third person; (ii) provides for “exclusivity” or similar obligations to which any member of the Target Group is subject or a beneficiary thereof; or (iii) grants any right of first refusal, right of first offer or similar right related to any material assets or rights of any member of the Target Group;

13.2	Copies of each Material Contract: (A) have been disclosed in the Data Room with document references for such Contracts as set out in document references 6.4.9.1.11 and 6.4.9.2.56 in the Data Room, and (B) are accurate and complete in all material respects.

13.3	So far as the relevant Seller is aware, each Material Contract is in full force and effect and represents a valid, legally binding and enforceable obligation of the applicable member of the Target Group and the other party or parties thereto.

13.4	No member of the Target Group is in material breach of any Material Contract and, so far as the relevant Seller is aware, the other parties to each Material Contract are not in material breach of such Material Contracts.

13.5	No member of the Target Group has committed any breach of a Charter that would permit termination of such Charter prior to the expiration of its stated term.

13.6	No counterparty to a Material Contract has, during the twelve (12) months preceding the date of this Agreement, terminated, suspended or otherwise adversely and materially modified any Material Contract or served on any member of the Target Group a written notice of its intention to terminate, suspend or otherwise adversely and materially modify any Material Contract.

13.7	Other than any Material Contract, no member of the Target Group is a party to any Contract, agreement or arrangement in writing which is material and subsisting and, in each case:

(A)	is not on an arm’s length basis; or

(B)	relates to matters not within the ordinary business of the Target Group.

14.	Target Permits

14.1	Document references 2.3.9.1.10 and 2.3.9.1.11 in the Data Room set forth a true, complete and correct list of all Permits which are required for the operation of the Target Group’s business and owned or possessed by any member of the Target Group (collectively, the “Target Permits”). Copies of each Target Permit have been provided at folders 2.3.7.2.3, 2.3.7.2.4, 2.3.9.1, 2.3.12, 2.4.9, 2.5.9 and 6.4.7 of the Data Room and are true, complete and accurate in all material respects.

14.2	So far as the relevant Seller is aware, all Target Permits are valid and in full force and effect. All applications required to have been filed for the renewal of each Target Permit as at the date of this Agreement have been duly filed on a timely basis with the appropriate Governmental Authority. All other material filings required to have been made with respect to each Target Permit during the three (3) years prior to the date of this Agreement have been duly made on a timely basis with the appropriate Governmental Authority. No consent, notice, or approval is required for the Target Permits to remain in place following Completion.

14.3	There are no existing defaults or violations by any member of the Target Group in respect of any Target Permits that would be material to the Target Group’s business as a whole and, so far as the relevant Seller is aware, no Action is existing, or has been threatened in writing to a member of the Target Group, to revoke, terminate, suspend, cancel, limit or adversely modify any Target Permit and, so far as each Seller is aware, there are no facts, circumstances or conditions that if made known to the appropriate Governmental Authorities would be reasonably likely to result in an Action to revoke, terminate, suspend, cancel, limit or adversely modify any such Target Permit.

14.4	No member of the Target Group is party to any material organized port concession agreement, public port facility lease agreement, or private or adhesion agreement for the operation of port facilities.

14.5	During the three (3) years prior to the date of this Agreement:

(A)	no member of the Target Group has violated in any material respect the Brazilian Federal Law No. 9,432/1997 and Decree No. 2,596/1998 (maritime transport and offshore support navigation) or the rules issued by the Merchant Marine Fund Board (CDFMM) under Federal Law No. 10,893/2004 regarding national-content indexes applicable to shipbuilding and access to the Merchant Marine Fund, and all local content certifications required under applicable Law have been duly obtained, in each case as they are applicable to the relevant member of the Target Group and its respective business; and

(B)	no member of the Target Group has received any written notice: (i) regarding any such violation by any member of the Target Group of the aforementioned Law, decrees and rules; or (ii) issued by, or of any proceedings pending before, ANTAQ or CDFMM or any other competent authority alleging a material breach by any member of the Target Group in respect of such aforementioned Law, decrees and rules, in each case, as they are applicable to the relevant member of the Target Group and its respective business.

15.	Insurance

15.1	Document reference 2.3.5.1.10 in the Data Room sets forth a list of all insurance policies maintained by the Sellers’ Group or Target Group insuring the properties, assets or operations of any member of the Target Group and under which any member of the Target Group would be entitled to benefit from, including, without limitation, policies of title, liability, fire, casualty, business interruption and workers’ compensation and all other forms of insurance (collectively, the “Target Policies” and individually, a “Target Policy”). Copies of each Target Policy are contained in folders 2.2.5.1, 2.3.5.1, 6.4.13.4 and 6.4.18 of the Data Room, and such copies are complete and accurate in all material respects.

15.2	So far as the relevant Seller is aware, each of the Target Policies are valid and in full force and effect. All premiums due and payable under any Target Policies have been paid as at the date of this Agreement.

15.3	No member of the Target Group is in breach or default under any Target Policy which breach or default would be material to the Target Group’s business as a whole, nor has any member of the Target Group received a written notice of cancellation, termination or non-renewal of any Target Policy.

15.4	During the past three (3) years, each member of the Target Group is and has been in compliance in all material respects with all requirements to maintain insurance under applicable Law and all Material Contracts.

15.5	Other than as Disclosed or as set out in any Employee Benefit Plan, the Target Group does not maintain any self-insurance, fronted insurance or captive insurance and does not have any liability with respect to any such insurance or arrangement.

15.6	Each member of the Target Group has the benefit of insurance with respect to cybersecurity and each member of the Target Group has complied in all material respects with the terms and conditions of such insurance policies applicable to that member of the Target Group.

15.7	There is no claim by any member of the Target Group pending under any Target Policy as to which coverage has been denied (excluding any amounts in respect of VAT) or disputed by the underwriters of any Target Policy.

16.	Brokers

Other than pursuant to the engagement of Pareto Securities AS as financial advisor in respect of the Transaction, no broker, finder or similar intermediary has acted for or on behalf of any member of the Target Group in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with any member of the Target Group, or any action taken by them or on their behalf.

17.	Title to Assets; Sufficiency

17.1	Each member of the Target Group owns with valid title to (and/or in the case of leased or licensed assets, the right to use, with a valid leasehold interest or licence) all assets, whether tangible or intangible and wherever situated, operated, owned, leased, licensed or held by such member of the Target Group and which individually or in the aggregate are material to the business of the Target Group as a whole, free and clear of all Encumbrances other than Permitted Encumbrances.

17.2	All the material tangible personal property of Target Group is in good operating condition and repair, normal wear and tear excepted, save for machinery and equipment under routine repair or out of service in the ordinary course of business and as would not materially affect the current operations of the Target Group.

18.	Vessels

18.1	Document reference 6.4.13.1.9 in the Data Room sets forth a list of all vessels, which is complete and accurate in all material respects, owned by the Target Group (“Vessels”), including:

(A)	all Charters in force applicable to each Vessel as of the date of this Agreement;

(B)	the endorsements with respect to each Vessel; and

(C)	the respective type, class, deadweight tonnage, gross tonnage, shipowner and disponent owner, number and date of issuance of the REB certificate (if maintained in respect of such Vessel), with respect to each Vessel.

18.2	Each Vessel has been duly registered, in a regular status, before the Brazilian Admiralty Court (Tribunal Marítimo Brasileiro), or the competent Port Captaincy (Capitania dos Portos), in accordance with Brazilian Federal Law No. 7,652/1998, and/or the Brazilian Special Registry (REB) (as applicable in respect of each Vessel), in accordance with Brazilian Federal Law No. 9,432/1997, flying the Brazilian flag on a permanent and/or temporary basis, as applicable.

18.3	Each Vessel is maintained with its class without condition or recommendation communicated to any member of the Target Group in writing by the relevant classification society applicable to such Vessel, affecting the Vessel’s class.

18.4	To the extent required by applicable Law, all existing charter agreements relating to the fleet of Vessels operated by the Target Group have been duly and timely registered before the Management System of Chartering in Maritime Shipping (Sistema de Afretamento da Navegação Marítima) (“SAMA”) of ANTAQ, and their copies have been duly and timely submitted to ANTAQ, each to the extent the obligation to do so rests with a member of the Target Group under applicable Law.

18.5	All Vessels are covered by the Mandatory Insurance for Personal Injuries Caused by Ships or their Cargo (Seguro Obrigatório de Danos Pessoais Causados por Embarcações ou por suas Cargas) (“DPEM”), established by Law No. 8,374/1991.

18.6	Each Vessel is solely owned by the member of the Target Group set forth opposite its name at document reference 6.4.13.1.9 of the Data Room, free and clear of all Encumbrances.

18.7	The Sellers and the Target Companies have provided to the Purchasers, at folder 6.4.13.6 of the Data Room access to each of the reports, surveys and inspections of the Vessels which have been produced in the three (3) years prior to the date of this Agreement and which are in the possession of a member of the Target Group. No violation, recommendation or exception which would be material to the business of the Target Group as operated in the ordinary course as at the date of this Agreement noted in the course of any such report, survey or inspection remains uncorrected.

18.8	Each of the Vessels is in adequate operating condition and repair, normal ordinary wear and tear excepted, or with respect to the Vessels on inactive lay-up status, is in proper condition for such lay-up and maintained in accordance with applicable Law and has all required certificates as specified in writing in the relevant Target Policy necessary for continued insurance coverage under such Target Policy.

18.9	Each Vessel is operated in compliance in all material respects with all applicable international, national, state and local maritime Laws.

18.10	There are no outstanding restrictions or limitations imposed by any Governmental Authority and communicated in writing to any member of the Target Group with respect to the Vessels or the operations thereof.

18.11	In the five (5) years prior to the date of this Agreement, so far as the relevant Seller is aware, none of the Vessels has been used in violation of any applicable Law that would subject such Vessel to an in rem claim or to arrest, seizure or forfeiture by any Governmental Authority.

18.12	Wilson, Sons Offshore S.A. and Magallanes Navegação Brasileira S.A. each qualify as Brazilian Navigation Companies (Empresa Brasileira de Navegação) (“EBN”) under the ANTAQ Authorization Term No. 529, dated as of 10 June 2009, and No. 581, dated as of 25 August 2009.

18.13	Wilson, Sons Offshore S.A. and Magallanes Navegação Brasileira S.A are each registered before the Brazilian Admiralty Court (Tribunal Marítimo Brasileiro) as a shipowner under Shipowner Registration Certificates No. 04472, which is valid until 4 February 2030, and No. 04483, which is valid until 4 February 2030, respectively.

19.	Affiliate Transactions

19.1	Other than pursuant to: (i) goods and services provided by Wilson Sons and its Relevant Seller Group to the Target Group in the ordinary course of business and on arm’s length terms; (ii) the Shareholder Loans; (iii) the Parent Company Guarantees; and (iv) the Vessel Support Base Lease, no Seller, any Affiliate of any Seller nor any of the respective directors, managers, members or officers of any member of the Target Group:

(A)	are involved in any business arrangement, Contract or relationship with any member of the Target Group;

(B)	owns any material property or right, tangible or intangible, which is used by any member of the Target Group;

(C)	has any material interest in any property used by any member of the Target Group;

(D)	has any claim, express or implied, or cause of action against any member of the Target Group or owes any amounts to any member of the Target Group that will not be paid in full as of the Completion Date; or

(E)	owns any material interest in, or controls or is a director, manager, officer, employee or partner of, or consultant to, any person which is a supplier, customer, landlord, tenant, creditor or debtor of any member of the Target Group.

19.2	No member of the Target Group has agreed to guarantee or provide any form of security or indemnities in relation to any debt or obligation of any of the Sellers, any of the Sellers’ respective Affiliates or any of the respective directors, managers, members or officers of any of the Sellers or any of the Sellers’ respective Affiliates.

20.	Banking

The Data Room contains, at document references 6.5.12.4 and 6.5.12.5 and folder 6.4.31, details, which are complete and accurate in all material respects, of:

(A)	all bank accounts maintained by each member of the Target Group, including the name of each bank, savings and loan or similar financial institution with which any member of the Target Group has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by any member of the Target Group thereat;

(B)	the names of all persons authorised to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and

(C)	any outstanding powers of attorney executed by or on behalf of any member of the Target Group in respect of such accounts.

21.	Financing Arrangements

21.1	Details of overdraft, loan and other financial facilities available to any member of the Target Group in each case of one hundred thousand US dollars (USD 100,000) and above are set out in folders 2.2.3, 2.3.3, 2.4.3, 2.5.3, 6.5.1, 6.5.2, 6.5.3, 6.5.6 and 6.5.7 in the Data Room, including details of all debentures, charges, guarantees and indemnities given to secure those facilities (including the Parent Company Guarantees) in respect of the BNDES Financing Documents, the Banco do Brasil Financing Document, and the Shareholder Loans.

21.2	So far as the relevant Seller is aware: (A) each Contract relating to the arrangements described in paragraph 21.1 above is valid and binding on the members of the Target Group to the extent such person is a party thereto, as applicable, and, so far as the relevant Seller is aware, each other party thereto, and is in full force and effect; (B) the relevant member of the Target Group, and, so far as the relevant Seller is aware, any other party thereto, has performed all material obligations required to be performed by it under each such Contract; and (C) no event which is an event of default under, or any event of condition that constitutes, or after notice or lapse of time or both, will constitute, a default on the part of such member of the Target Group or any counterparty thereof, or any material breach of any of the terms of any such contracts or that would entitle any counterparty to call for repayment prior to the occurrence of normal maturity.

22.	Accounts

22.1	The Brazil Accounts:

(A)	have been prepared in accordance with applicable Law and accounting principles and practices generally accepted in Brazil as at the Accounts Date; and

(B)	show a true and fair view of the assets and liabilities of the Brazil Target Company and its Subsidiaries (on a consolidated basis) as at the Accounts Date, and of the profits and losses of the Brazil Target Company and its Subsidiaries (on a consolidated basis) for the accounting period ended on that date.

22.2	The Panama Accounts:

(A)	have been prepared in accordance with applicable Law and accounting principles and practices generally accepted in Panama as at the Accounts Date; and

(B)	show a true and fair view of the assets and liabilities of the Panama Target Company and its Subsidiary (on a consolidated basis) as at the Accounts Date, and of the profits and losses of the Panama Target Company and its Subsidiary (on a consolidated basis) for the accounting period ended on that date.

22.3	Since the Accounts Date, other than as provided for in this Agreement:

(A)	there has been no material adverse change in the financial position of the Target Group as a whole; and

(B)	the business of the Target Group as a whole has been carried on, in all material respects, in the ordinary course of business.

22.4	No person has any Encumbrance on any accounts receivable of any member of the Target Group.

22.5	The accounting records of each member of the Target Group are up-to-date in all material respects and have been maintained in all material respects as required under any applicable Law.

23.	Litigation

23.1	No member of the Target Group is involved as at the date of this Agreement:

(A)	as a party in any litigation, arbitration, mediation or other form of dispute resolution process or administrative proceedings where the amount claimed or in dispute exceeds one hundred thousand US dollars (USD 100,000) (in respect of any individual claim or in aggregate in respect of a series of related claims); or

(B)	as a defendant in criminal proceedings, and no such proceedings have been threatened by or, so far as the relevant Seller is aware, against any member of the Target Group.

Schedule 5
Purchasers’ and Purchasers’ Guarantor Warranties

Part A: Purchasers’ Warranties

1.	Incorporation and Capacity of the Purchasers

1.1	The Purchasers are validly incorporated, in existence and duly registered under the Laws of its jurisdiction of incorporation.

1.2	The Purchasers have the requisite capacity, power and authority to enter into and perform the obligations expressed to be assumed by them under this Agreement and the other Transaction Documents to which they are parties.

1.3	The obligations of the Purchasers under this Agreement constitute, and the obligations of the Purchasers under the other Transaction Documents to which they are parties will constitute, when executed and delivered, legal, valid and binding obligations of the Purchasers in accordance with their respective terms.

1.4	The execution and delivery of, and the performance by the Purchasers of their obligations under, this Agreement and the other Transaction Documents to which they are parties will not:

(A)	result in a material breach of any provision of the constitutional documents of the Purchasers;

(B)	result in a material breach of, or constitute a default under, any instrument to which the Purchasers are parties or by which the Purchasers are bound;

(C)	result in a breach of any order, judgment or decree of any Governmental Authority to which the Purchasers are parties or by which the Purchasers are bound;

(D)	save as contemplated by this Agreement, require the Purchasers to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made as at the date of this Agreement and is in full force and effect;

(E)	result in any indebtedness of the Purchasers’ Group becoming due or capable of being declared due and payable prior to the stated maturity date; or

(F)	require the consent of their shareholders or of any other person.

1.5	The Purchasers will have available to them on Completion, on an unconditional basis, funds denominated in US dollars (USD), or which can be readily converted into US dollars (USD), which are equal to or greater than the amount of the Base Purchase Price and which are, and at Completion will be, available to them on an unconditional basis to be applied in satisfaction of the Consideration payable by the Purchasers pursuant to the terms of this Agreement.

2.	Insolvency

2.1	No order has been made and no resolution has been passed for the winding up or appointment of a liquidator of the Purchasers and no petition has been presented and no meeting has been convened for the purpose of winding up or appointing a liquidator of the Purchasers.

2.2	No receiver has been appointed in respect of the Purchasers or over all or substantially all of its assets.

2.3	No composition, general assignment or similar arrangement with or for the benefit of all or any class of creditors has been proposed or entered into in respect of the Purchasers.

2.4	The Purchasers are not insolvent or otherwise unable to pay their debts within the meaning of any relevant insolvency or company legislation.

Part B: Purchasers’ Guarantor Warranties

1.	Incorporation and Capacity of the Purchasers’ Guarantor

1.1	The Purchasers’ Guarantor is validly incorporated, in existence and duly registered under the Laws of its jurisdiction of incorporation.

1.2	The Purchasers’ Guarantor has the requisite capacity, power and authority to enter into and perform the obligations expressed to be assumed by it under this Agreement.

1.3	The obligations of the Purchasers’ Guarantor under this Agreement will constitute, when executed and delivered, legal, valid and binding obligations of the Purchasers’ Guarantor in accordance with their respective terms.

1.4	The execution and delivery of, and the performance by the Purchasers’ Guarantor of its obligations under this Agreement will not:

(A)	result in a material breach of any provision of the constitutional documents of the Purchasers’ Guarantor;

(B)	result in a material breach of, or constitute a default under, any instrument to which the Purchasers’ Guarantor is a party or by which the Purchasers’ Guarantor is bound;

(C)	result in a breach of any order, judgment or decree of any Governmental Authority to which the Purchasers’ Guarantor is a party or by which the Purchasers’ Guarantor is bound;

(D)	require the Purchasers’ Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made as at the date of this Agreement and is in full force and effect;

(E)	result in any indebtedness of the Purchasers’ Group becoming due or capable of being declared due and payable prior to the stated maturity date; or

(F)	require the consent of its shareholders or of any other person.

2.	Insolvency

2.1	No order has been made and no resolution has been passed for the winding up or appointment of a liquidator of the Purchasers’ Guarantor and no petition has been presented and no meeting has been convened for the purpose of winding up or appointing a liquidator of the Purchasers’ Guarantor.

2.2	No receiver has been appointed in respect of the Purchasers’ Guarantor or over all or substantially all of its assets.

2.3	No composition, general assignment or similar arrangement with or for the benefit of all or any class of creditors has been proposed or entered into in respect of the Purchasers’ Guarantor.

2.4	The Purchasers’ Guarantor is not insolvent or otherwise unable to pay its debts within the meaning of any relevant insolvency or company legislation.

Schedule 6
Limitations on Liability

1.	Application

1.1	Notwithstanding anything in this Agreement to the contrary, the provisions of this Schedule 6 shall operate to limit the Liability of the Sellers as set out in this Schedule 6.

1.2	Each provision of this Schedule 6 shall be read and construed without prejudice to each of the other provisions of this Schedule 6.

1.3	Clause 10 makes further provision for limitations and exclusions on the Liability of the Sellers under this Agreement.

1.4	Notwithstanding anything in this Agreement to the contrary, the limitations on Liability set forth in this Schedule 6 shall not apply to any Tax Claims, save to the extent expressly stated in this Schedule 6 or Schedule 9 (Tax Covenant).

2.	Limitations on Quantum and General; W&I Insurance Policy

De minimis and basket

2.1	The Purchasers shall not be entitled to bring any Claim in respect of breach of Warranty or Tax Claim (or series of such related Claims with respect to related facts or circumstances):

(A)	where the amount claimed is less than three hundred thousand US dollars (USD 300,000); or

(B)	unless and until the aggregate amounts claimed under all such Claims (disregarding any Claims excluded by paragraph 2.1(A)) exceeds two million, six hundred and thirty one thousand, eight hundred US dollars (USD 2,631,800), but once the aggregate amount of all such Claims has exceeded such sum, the total aggregate Liability of the Sellers shall be in respect of the full amount of all such Claims and not only the amount by which such sum is exceeded.

Limitations on quantum

2.2	Notwithstanding anything else in this Agreement, the total aggregate Liability of the Sellers under the Transaction Documents (including in respect of all legal and other costs and expenses) shall not in any event exceed:

(A)	in respect of any and all Claims for breach of Business Warranty (other than for breach of a Tax Warranty), an amount equal to one (1) US dollar (USD); or

(B)	in respect of any and all Tax Claims, an amount equal to fifteen percent (15%) of the Consideration (or, if the relevant Tax Claim is made before Completion has occurred or following termination of this Agreement, an amount equal to thirty nine million, four hundred and seventy seven thousand US dollars (USD 39,477,000)); or

(C)	in respect of any and all Claims (other than Claims relating to the calculation of BWT for which the Purchasers are or may be entitled to seek indemnity from Ultratug pursuant to Clause 12.8), an amount equal to one hundred per cent. (100%) of the Consideration (or, if the relevant Claim is made before Completion has occurred or following termination of this Agreement, an amount equal to two hundred sixty three million, one hundred and eighty thousand US dollars (USD 263,180,000)).

General

2.3	No Seller shall have any liability in respect of the Warranties other than the Fundamental Warranties unless Completion occurs.

2.4	Without prejudice to Schedule 9 (Tax Covenant), a Seller shall only be liable in respect of any Claim (including all legal and other costs and expenses) if and to the extent that such Claim is admitted by that Seller or proven in a court of competent jurisdiction such that all appeals have been waived or exhausted.

2.5	Nothing in this Agreement shall, or shall be deemed to, relieve or abrogate the Purchasers of any common law or other duty to mitigate any loss or damage including enforcing against any person (other than the relevant Seller or any other member of its Relevant Seller Group) any rights any member of the Purchasers’ Group has or may have in respect of the fact, matter or circumstance giving rise to the Claim.

2.6	The only Warranties given in respect of Tax are the Tax Warranties and none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Tax and the Purchasers acknowledge and agree that the Sellers make no other warranty as to Tax.

W&I Insurance Policy

2.7	The Purchasers confirm that the Cayman Purchaser (on its own behalf and for the benefit of the Brazil Purchaser) has entered into the W&I Insurance Policy prior to or as of signing of this Agreement. The Parties acknowledge and agree that, except in the case of fraud, the Purchasers’ sole remedy in respect of any Claim in respect of the Warranties (other than, subject to paragraphs 2.7 to 2.10 (inclusive) of this Schedule 6, Claims in respect of any Fundamental Warranty and any Tax Claim) is a claim against the W&I Insurance Policy.

2.8	No Fundamental Warranty Claim or Tax Claim shall be brought against any Seller, and no Seller shall be liable for any Fundamental Warranty Claim or Tax Claim, unless and until the Cayman Purchaser (on its own behalf and/or for the benefit of the Brazil Purchaser) has made any claim it may have under the W&I Insurance Policy and (subject to paragraph 2.9 below) used best endeavours to pursue such claim. Each Seller’s Relevant Proportion of Liability in respect of such Fundamental Warranty Claim or Tax Claim (as applicable) shall be reduced (on a pro rata basis) by the amount (if any) recovered under the W&I Insurance Policy (less the reasonable costs of recovery actually incurred by the Purchasers in pursuing such claim under the W&I Insurance Policy), or extinguished if the amount so recovered is equal to or exceeds the amount of the Fundamental Warranty Claim or Tax Claim (as applicable).

2.9	Subject to paragraph 2.10 below, where the Cayman Purchaser (on its own behalf and/or for the benefit of the Brazil Purchaser) has made a claim under the W&I Insurance Policy in respect of a Fundamental Warranty Claim or a Tax Claim and it has used best endeavours to pursue such claim but such claim under the W&I Insurance Policy has not been settled or finally determined with the insurer within six (6) calendar months of the Cayman Purchaser’s first notification to the insurer in relation to the relevant claim, the Purchasers may (subject to the remaining provisions of this Schedule 6) bring a Fundamental Warranty Claim or a Tax Claim (as applicable) against the Sellers in respect of such matter.

2.10	If any Seller pays an amount in discharge of a Fundamental Warranty Claim or a Tax Claim prior to such claim under the W&I Insurance Policy having been settled or finally determined, the Cayman Purchaser (on its own behalf and/or for the benefit of the Brazil Purchaser) shall continue to use best endeavours to pursue such claim under the W&I Insurance Policy until it is settled or finally determined. If and to the extent that the Purchasers recover (in whole or in part) any sum from the insurer in respect of such Fundamental Warranty Claim or Tax Claim (as applicable), the Purchasers shall promptly (and in any event within five (5) Business Days of recovery) pay (by wire transfer of immediately available funds) to the relevant Seller(s) an amount equal to the lower of (i) the amount actually paid by such Seller in discharge of the Fundamental Warranty Claim or the Tax Claim (as applicable), and (ii) the sum actually recovered from the insurer in the applicable Relevant Proportion(s) (net of Taxes and less the reasonable costs of recovery actually incurred by the Purchasers in pursuing such claim under the W&I Insurance Policy).

2.11	If, the Cayman Purchaser (on its own behalf and/or for the benefit of the Brazil Purchaser) would have been entitled to recover amounts in relation to a Fundamental Warranty Claim or Tax Claim under the W&I Insurance Policy, but the W&I Insurance Policy is terminated as a result of the Cayman Purchaser’s (on its own behalf and/or for the benefit of the Brazil Purchaser) failure to comply with the terms of the W&I Insurance Policy (a “Vitiating Policy Breach”), the liability of the Sellers for such Fundamental Warranty Claim or Tax Claim shall be reduced by the amount that would have been available under the W&I Insurance Policy but-for such Vitiating Policy Breach.

3.	Time Limits for Bringing Claims

3.1	No Claim shall be brought against any Seller unless the Purchasers have given the relevant Seller written notice of such Claim specifying (in reasonable detail) the matter which gives rise to the Claim and the nature of the Claim, in any event:

(A)	in the case of any Claim relating to breach of Fundamental Warranty (other than a Business Warranty or a Tax Warranty), on or before the fifth (5th) anniversary of the Completion Date;

(B)	in the case of any Tax Claim, on or before the sixth (6th) anniversary of the Completion Date; and

(C)	in the case of any other Claim (including relating to a breach of a Business Warranty, other than a Fundamental Warranty or a Tax Claim), on or before the second (2nd) anniversary of the Completion Date.

3.2	Except in the case of a Tax Covenant Claim, any Claim notified to a Seller in accordance with paragraph 3.1 shall be deemed to have been irrevocably withdrawn (if such Claim has not been previously satisfied, settled or expressly withdrawn) if legal proceedings in respect of such Claim have not been commenced within six (6) months of service of such notice to such Seller, and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the relevant Seller, provided that in the case of such a Claim based on a Liability which is contingent or otherwise not capable of being quantified, the six (6) month period shall commence on the date the relevant Liability becomes an actual Liability or is capable of being quantified. In the case of a Claim to which paragraphs 2.8 to 2.10 (inclusive) of this Schedule 6 apply, the relevant six-month period for the purposes of this paragraph 3.2 shall commence when the Purchasers become entitled to bring the Claim against the Sellers under those provisions.

3.3	In the case of a Tax Covenant Claim, any Claim notified to a Seller in accordance with paragraph 3.1 shall be deemed to have been irrevocably withdrawn if legal proceedings in respect of such Claim have not been commenced within six (6) months of the amount of Tax in respect of which the Claim is made being finally and conclusively determined.

Cure period

3.4	Notwithstanding the foregoing, the relevant Seller shall have a period of thirty (30) days from receipt of such written notice (or, in the case of a Claim based upon a Liability which is contingent or otherwise not capable of being quantified, the date on which the contingent Liability becomes an actual Liability or the Liability becomes capable of being quantified) to remedy the matter the subject of the Claim and no legal proceedings shall be commenced in respect of such Claim by the Purchasers unless such period of thirty (30) days has expired without such matter being so remedied.

No Liability for Contingent or Non-Quantifiable Claims

3.5	If any breach of the Warranties arises by reason of some Liability of any member of the Purchasers’ Group which, at the time the relevant Warranty Claim is notified to the relevant Seller, is contingent only or otherwise not capable of being quantified, then the relevant Seller shall not be under any obligation to make any payment in respect of such Claim unless and until such Liability ceases to be contingent or becomes capable of being quantified. So long as such Claim shall have been notified to the relevant Seller in accordance with paragraphs 3.1 and 4.1(A) of this Schedule 6, then the proviso set out at the end of paragraph 3.2 of this Schedule 6 shall operate to govern the time limit within which legal proceedings must be commenced in respect thereof and the Purchasers shall not be prevented from making such a Claim in respect of a contingent or non-quantifiable loss where the Liability does not become an actual Liability or capable of being quantified until after the expiry of the relevant time limit set out in paragraph 3.

4.	Conduct of Litigation

4.1	Upon the Purchasers or any member of the Purchasers’ Group becoming aware of any Action or demand against it by any third party or any other matter likely to give rise to any Claim (including, for the avoidance of doubt, any claims, actions or demands relating to the BWT for which the Purchasers are or may be entitled to seek indemnity from Ultratug pursuant to Clause 12.8), other than a Tax Claim, which shall be governed by Schedule 9 (Tax Covenant), the Purchasers shall and shall procure the relevant member of the Purchasers’ Group shall:

(A)	promptly, and in any event within thirty (30) days thereof, notify the relevant Seller by written notice in accordance with paragraph 3.5 of this Schedule 6;

(B)	subject to the relevant Seller indemnifying on an after-Tax basis the Purchasers and each relevant member of the Purchasers’ Group (in a form reasonably satisfactory to the Purchasers) against any Liability, cost, damage or expense which may be incurred thereby (but without implying any admission of Liability thereby), take such action and give such information and access to its personnel, premises, chattels, documents and records (including in electronic form) (which the Purchasers shall procure are preserved) to the relevant Seller and its professional advisers as the relevant Seller may reasonably request and the relevant Seller shall be entitled to require any relevant member of the Purchasers’ Group to take such action and give such information and assistance reasonably required in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

(C)	make no admission of Liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the relevant Seller, such consent not to be unreasonably withheld or delayed; and

(D)	take or procure that there is taken all reasonable action requested, in writing, by the relevant Seller or otherwise to mitigate any loss suffered by it or any member of the Purchasers’ Group in respect of which a Claim (other than a Tax Claim) could be made.

5.	No Liability if Loss is Otherwise Compensated for

5.1	No Liability shall attach to any Seller for any Claim to the extent that damages or any other amount has already been recovered by any member of the Purchasers’ Group in respect of the same matter, loss or Liability under any other terms of any other Transaction Document or any other document entered into pursuant hereto or other reimbursement or restitution by the Sellers and accordingly the Purchasers’ Group may only recover once in respect of the same matter, loss or Liability.

5.2	The Sellers shall not be liable to the extent that the subject of the Claim has been or is made good or is otherwise fully compensated for without cost to the Purchasers or any other member of the Purchasers’ Group.

6.	Recovery from Insurers and Other Third Parties

6.1	If, in respect of any matter which would give rise to a Claim (other than a Tax Claim), any member of the Purchasers’ Group is entitled to claim under any policy of insurance, then the appropriate member of the Purchasers’ Group shall make a claim against the relevant insurers and use all reasonable endeavours to pursue such claim in an expedient manner and in accordance with the terms of the applicable policy, and, in the event that the Purchasers or any other member of the Purchasers’ Group recovers any insurance proceeds, the amount of the Claim against the relevant Seller shall be reduced by the amount recovered less the reasonable costs of such pursuit and any Tax thereon.

6.2	Where the Purchasers or any other member of the Purchasers’ Group is at any time entitled to recover from some other person (including any sub-contractor or consultant or any Tax Authority but other than any insurer), any sum in respect of any matter giving rise to a Claim (other than a Tax Claim), the Purchasers shall, and shall ensure that the relevant member of the Purchasers’ Group concerned shall, take reasonable steps to enforce such recovery and, in the event that the Purchasers or any other member of the Purchasers’ Group recovers any amount from such other person in respect of such matter, the amount of the Claim against the relevant Seller shall be reduced by the amount recovered less the reasonable costs and any Tax incurred by the Purchasers’ Group in making such recovery.

6.3	If any Seller pays at any time to the Purchasers or any other member of the Purchasers’ Group an amount pursuant to a Claim (other than a Tax Claim) and the Purchasers or member of the Purchasers’ Group subsequently recovers from some other person any sum in respect of any matter giving rise to such Claim, the Purchasers shall, and shall ensure that the relevant member of the Purchasers’ Group shall, promptly repay to the relevant Seller in immediately available funds the lesser of: (i) the amount paid by the relevant Seller to the Purchasers or other member of the Purchasers’ Group; and (ii) the sum (including interest (if any)) recovered from such other person (less the reasonable cost of recovery and any Tax thereon).

7.	Voluntary Acts

7.1	No Claim shall lie against any Seller to the extent that such Claim (other than a Tax Claim) is attributable to:

(A)	any voluntary act, omission, transaction or arrangement carried out at the written request of or with the written consent of the Purchasers or any member of the Purchasers’ Group before Completion or pursuant to the terms of this Agreement or any of the other Transaction Documents;

(B)	any voluntary act, omission, transaction or arrangement carried out by the Purchasers or on their behalf or by persons deriving title from the Purchasers or by another member of the Purchasers’ Group on or after Completion otherwise than in the ordinary course of business of the Target Group as carried on at Completion to fulfil a legally binding commitment of any member of the Target Group entered into prior to Completion, or undertaken in order to comply with applicable Law; or

(C)	any admission of Liability made in breach of the provisions of paragraph (C) of this Schedule 6 after the date hereof by the Purchasers or on their behalf or by persons deriving from the Purchasers or by another member of the Purchasers’ Group on or after Completion.

7.2	No Seller shall be liable for any Claim (other than a Tax Claim) which would not have arisen but for, or to the extent that such Claim is increased by, any reorganisation or change in ownership of any member of the Purchasers’ Group after Completion or change in any accounting basis on which any member of the Purchasers’ Group values its assets or any accounting basis, method, policy or practice of any member of the Purchasers’ Group in each case as compared to those in force or having effect at the date of this Agreement.

8.	The Accounts

No matter shall be the subject of a Claim (other than a Tax Claim) to the extent that an allowance, provision or reserve in respect of such matter has been made on the balance sheet and/or profits and loss statements of the Accounts or has otherwise been reflected or identified in the Accounts (including in the notes thereto).

9.	The Completion Statement

No matter shall be the subject of a Claim (other than a Tax Claim) to the extent that it is taken into account in the Completion Statement.

10.	Future Legislation

No Liability shall arise in respect of any Claim (other than a Tax Claim) to the extent that the Liability occurs or is increased (in which case, no Liability shall arise in respect of such increase only) directly or indirectly as a result of:

(A)	the passing of, or a change in, any Law or administrative action, not in force on or prior to the date of this Agreement;

(B)	any change after the date of this Agreement of any generally accepted interpretation or application of any of the foregoing or in the enforcement policy or practice of the relevant authorities; or

(C)	any change in the published practice of or the withdrawal of any extra-statutory concession or other formal agreement or arrangement currently granted by or made with any Governmental Authority (whether or not having the force of Law).

11.	Purchasers’ Knowledge

11.1	Without prejudice to paragraph 12 of this Schedule 6, the Sellers shall not be liable in respect of any Claim under the Warranties to the extent that the Purchasers were aware of the Claim or the matter forming the basis of the Claim before the date of this Agreement.

12.	Disclosure

12.1	The Purchasers shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties (other than the Fundamental Warranties) to be breached if Disclosed in the Data Room or in, or by virtue of, the Disclosure Letter (including in any document referred to in, or delivered as part of, the Disclosure Letter) or by any other Transaction Document.

12.2	If, during the Interim Period:

(A)	the Sellers (i) Disclose any fact, matter or circumstance which has first arisen since the date of this Agreement and which could reasonably be expected to constitute a breach of any Fundamental Warranty, and (ii) acknowledge that such fact, matter or circumstance would permit the Purchasers to terminate this Agreement pursuant to Clause 3.17(C); and

(B)	the Purchasers (i) waive the Condition set forth in paragraph 6 of Schedule 1 (Conditions), or (ii) otherwise proceed to Completion,

then Sellers shall not be liable in respect of any Claim of a breach of the relevant Fundamental Warranty on the basis of such Disclosed fact, matter or circumstance (whenever brought).

Schedule 7
Consideration Allocation

Seller	Target Shares	Consideration Allocation
Wilson Sons	Wilson Sons Brazil Target Shares	35%
Wilson Sons	Wilson Sons Panama Target Shares	15%
Ultratug	Ultratug Brazil Target Shares	35%
Ultranav	Ultranav Panama Target Shares	15%

Schedule 8
Post-Completion Adjustment

Part A: Preparation of Completion Statement and Payment Provisions

1.	Preparation of Draft Completion Statement

1.1	Within sixty (60) calendar days after Completion, the Purchasers shall prepare and deliver to the Sellers a draft of the Completion Statement (the “Draft Completion Statement”) in respect of the Target Group as at the Effective Time and substantially in the form set out in Part D of this Schedule 8 specifying:

(A)	the External Debt Value;

(B)	the External Cash Value;

(C)	the Net Debt Balance;

(D)	the amount by which the Net Debt Balance (i) exceeds the Estimated Net Debt Balance (in which case the relevant amount shall be expressed as a negative number) or (ii) is lower than the Estimated Net Debt Balance (in which case the relevant amount shall be expressed as a positive number) (the “Net Debt Adjustment”);

(E)	the New Capex Amount;

(F)	the amount by which the New Capex Amount (i) exceeds the Estimated New Capex Amount (in which case the relevant amount shall be expressed as a positive number) or (ii) is lower than the Estimated New Capex Amount (in which case the relevant amount shall be expressed as a negative number) (the “New Capex Adjustment”);

(G)	the Transaction Costs Amount;

(H)	the amount by which the Transaction Costs Amount (i) exceeds the Estimated Transaction Costs Amount (in which case the relevant amount shall be expressed as a negative number) or (ii) is lower than the Estimated Transaction Costs Amount (in which case the relevant amount shall be expressed as a positive number) (the “Transaction Costs Adjustment”);

(I)	the Completion Working Capital;

(J)	the amount by which the Completion Working Capital (i) exceeds the Estimated Completion Working Capital (in which case the relevant amount shall be expressed as a positive number) or (ii) is lower than the Estimated Completion Working Capital (in which case the relevant amount shall be expressed as a negative number) (the “Working Capital Adjustment”); and

(K)	the aggregate of the Net Debt Adjustment, the New Capex Adjustment, the Transaction Costs Adjustment and the Working Capital Adjustment (the “Adjustment Amount”), which may be a positive or a negative amount.

2.	Review of Draft Completion Statement

2.1	After receipt of the Draft Completion Statement, the Sellers shall have thirty (30) calendar days (the “Review Period”) to review the Draft Completion Statement.

2.2	During the Review Period, the Purchasers shall and shall procure that each member of the Target Group shall provide the Sellers with reasonable access during normal business hours to any relevant personnel, Representatives, premises, Books and Records, calculations and working papers of the Target Group as any Seller or its respective Representatives may reasonably request in connection with its review of the Draft Completion Statement, provided that such access shall be in a manner that does not interfere with the ordinary course of business operations of the Purchasers’ Group or the Target Group. Any such personnel and Representatives of the Purchasers’ Group and the Target Group shall be instructed to reasonably co-operate and give prompt information and explanations to the Sellers and their respective personnel, Representatives and advisors for such purpose.

3.	Dispute Mechanism

3.1	On or prior to the last day of the Review Period, the Sellers may jointly object to the Draft Completion Statement by delivering to the Purchasers a written statement setting forth the Sellers’ objections in reasonable detail, indicating each disputed item, amount and the basis for the Sellers’ disagreement therewith (the “Statement of Objections”).

3.2	If the Sellers do not deliver the Statement of Objections before the expiration of the Review Period, the Draft Completion Statement shall be final and binding and shall be the Completion Statement for the purposes of this Agreement and the Adjustment Amount reflected therein shall be deemed to be accepted by the Sellers as the final Adjustment Amount for the purposes of this Agreement.

3.3	If the Sellers deliver the Statement of Objections before the expiration of the Review Period, the Purchasers and the Sellers will negotiate in good faith to resolve such objections within thirty (30) calendar days after delivery of the Statement of Objections (the “Resolution Period”). If the disputed matters set forth in the Statement of Objections are so resolved within the Resolution Period, the Draft Completion Statement (with such changes as may have been agreed in writing by the Purchasers and the Sellers) shall be final and binding and shall be the Completion Statement and the Adjustment Amount reflected in therein shall be the final Adjustment Amount for the purposes of this Agreement.

3.4	If the Purchasers and the Sellers fail to reach an agreement with respect to the matters set forth in the Statement of Objections before the expiration of the Resolution Period, then the matters remaining in dispute (“Disputed Matters” and any matters agreed in writing to not be so disputed, the “Undisputed Matters”) shall be submitted for resolution to:

(A)	an independent firm of chartered accountants of international repute, mutually selected in writing by the Purchasers and the Sellers; or

(B)	failing such mutual selection within ten (10) Business Days following expiry of the Resolution Period, the person nominated by the President of the Institute of Chartered Accountants in England and Wales upon the joint application thereto by the Purchasers and the Sellers (such person being an individual at an independent firm of chartered accountants),

(the “Agreed Accountant”), on the basis that the Agreed Accountant is to make a decision in relation to the Disputed Matters and notify the Purchasers and the Seller of its decision within thirty (30) Business Days of receiving the reference or such longer reasonable period as the Agreed Accountant may determine.

3.5	The Agreed Accountant, acting as an expert and not an arbitrator, shall resolve the Disputed Matters only and make any adjustment to the Adjustment Amount and the Draft Completion Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Agreed Accountant shall only decide the specific Disputed Matters and its decision for each Disputed Amount Matter must be within the range of values assigned to each such item in the Draft Completion Statement and the Statement of Objections, respectively, and be made in accordance with the terms and definitions of this Agreement, including where relevant the accounting policies, principles, practices, bases and methodologies set out in Part C of this Schedule 8.

3.6	The costs of the Agreed Accountant shall be paid based on the inverse proportion of the relative success of the Purchasers and the Sellers with respect to the Disputed Matters. By way of illustrative example, if the Sellers dispute an item of $100 and assert that it should be $200 and the Agreed Accountant determines that it is $160, the Purchasers shall pay 60% (and the Sellers shall pay 40%) of the fees of the Agreed Accountant.

3.7	Each of the Sellers and the Purchasers shall respectively provide or procure the provision to the Agreed Accountant of all such information and assistance as the Agreed Accountant shall reasonably require, including:

(A)	by their respective personnel, Representatives and advisers;

(B)	in the case of each Seller, the Books and Records and personnel of its Relevant Seller Group; and

(C)	in the case of the Purchasers, the Books and Records and personnel of the Target Group,

in each case during normal office hours and subject to reasonable notice.

3.8	The decision of the Agreed Accountant shall, in the absence of fraud or manifest error, be final and binding on the Purchasers and the Sellers and the Draft Completion Statement amended as necessary to reflect the decision of the Agreed Accountant in relation to the Disputed Matters; and any agreement between the Purchasers and the Sellers in respect of the Undisputed Matters, shall be the final Completion Statement, containing the Adjustment Amount, for the purposes of this Agreement. In the event of the Agreed Accountant’s manifest error, the Agreed Accountant shall be required to rectify such error and the corrected determination of the Completion Statement shall be final and binding on the Sellers and the Purchasers, save for fraud.

3.9	Subject to paragraph 3.10, if the Adjustment Amount is:

(A)	a negative number, then:

(i)	Wilson Sons shall on the Post-Completion Adjustment Payment Date pay, in accordance with Clause 12, to the Purchasers’ Bank Account an amount equal to its Relevant Proportion of the Adjustment Amount (expressed as a positive number);

(ii)	Ultranav shall pay on the Post-Completion Adjustment Payment Date, in accordance with Clause 12, to the Purchasers’ Bank Account an amount equal to its Relevant Proportion of the Adjustment Amount (expressed as a positive number); and

(iii)	either:

(a)	in the event that the Ultratug’s Relevant Proportion of the Adjustment Amount (expressed as a positive number) is less than or equal to the Retention Amount (as at the Post-Completion Adjustment Payment Date), the Purchasers shall pay on the Post-Completion Adjustment Payment Date, in accordance with Clause 12, to Ultratug’s Seller Bank Account an amount equal to:

(1)	the relevant Ultratug Post-Completion Gross Adjustment Payment;

(2)	minus the Post-Completion Adjustment BWT Amount; or

(b)	in the event that Ultratug’s Relevant Proportion of the Adjustment Amount (expressed as a positive number) exceeds the Retention Amount (as at the Post-Completion Adjustment Payment Date), the Purchasers shall be entitled to retain the entirety of the Retention Amount and Ultratug shall pay on the Post-Completion Adjustment Payment Date, in accordance with Clause 12, to the Purchasers’ Bank Account an amount equal to:

(1)	Ultratug’s Relevant Proportion of the Adjustment Amount (expressed as a positive number);

(2)	minus the Retention Amount (as at the Post-Completion Adjustment Payment Date); or

(B)	a positive number, then the Purchasers shall pay on the Post-Completion Adjustment Payment Date, in accordance with Clause 12, to:

(i)	Wilson Sons’ Seller Bank Account an amount equal to its Relevant Proportion of the Adjustment Amount;

(ii)	Ultranav’s Seller Bank Account an amount equal to its Relevant Proportion of the Adjustment Amount; and

(iii)	Ultratug’s Seller Bank Account an amount equal to:

(a)	the relevant Ultratug Post-Completion Gross Adjustment Payment;

(b)	minus the Post-Completion Adjustment BWT Amount;

3.10	For the avoidance of doubt, no amount shall be payable in respect of the same matter both pursuant to this paragraph 3 and in respect of any Claim.

Part B: Accounting Policies, Principles, Practices, Bases and Methodologies

The Completion Statement shall:

1.1	be prepared strictly in accordance with the specific accounting principles, practices and policies set out in Part C of this Schedule 8;

1.2	to the extent not inconsistent with paragraph 1.1 above, be prepared using the accounting principles, practices, classifications, methodologies and policies actually applied in the preparation of the Accounts as of the Accounts Date; and

1.3	to the extent not inconsistent with paragraphs 1.1 and 1.2 above, be under IFRS in force and applicable as at the Completion Date.

For the avoidance of doubt, paragraph 1.1 shall take precedence over paragraph 1.2 and paragraph 1.3, and paragraph 1.2 shall take precedence over paragraph 1.3.

Part C: Specific Accounting Principles, Practices and Policies

The specific accounting principles, policies and practices referred to in paragraph 1.1 of Part B of this Schedule 8 are:

1.1	the Completion Statement shall be prepared on a combined basis from the nominal ledgers of each member of the Target Group as at the Completion Date using year-end ‘close the books’ processes, including but not limited to a detailed assessment of prepayments and accruals;

1.2	the Completion Statement shall be prepared on a going concern basis, except for Transaction Costs and Debt (other than to the extent that any items comprising Debt are not repaid, refinanced, terminated, released, surrendered or waived prior to or with effect from Completion or otherwise in connection with Completion), and shall exclude the effect of change of control or ownership of the Target Group and shall not include any charge, provision, reserve or write-off in respect of any costs, liabilities or charges to be incurred after the date to which the Completion Statement is made up as a consequence of any change in management strategy, direction or priority or possible closure of any business (or part thereof) after Completion which results from the change of ownership, in each case, made at the direction of the Purchaser;

1.3	the Completion Statement shall only take account of events following the Effective Time if they are “adjusting events” (as defined in IAS 10) and only having regard to information available to the parties up until the time the Completion Statement is determined to be final for the purposes of this Agreement in accordance with Part A of this Schedule 8 and only where such information provides evidence of conditions existing at the Effective Time;

1.4	the provisions of this Schedule 8 shall be interpreted so as to avoid double counting (whether positive or negative) of any items to be included in the Completion Statement;

1.5	the Completion Statement shall take no account of the costs and expenses of the Sellers or the Purchasers in relation to any of the Transaction Documents other than any costs and expenses constituting Transaction Costs;

1.6	the Completion Statement shall take no account in Debt (or External Debt Value) or in Current Liabilities (or Completion Working Capital) of any liabilities arising in respect of leases that would be required to be capitalised in accordance with IFRS 16;

1.7	the Completion Statement shall be drawn up in US dollars (USD) with assets and liabilities in the Completion Statement denominated in a currency other than US dollars (USD) being converted into US dollars (USD) using the exchange rates prevailing at the Effective Time based on the same accounting principles, practices and methodology for translational and transactional amounts as were used in the Accounts;

1.8	subject to paragraphs 1.10 to 1.19 (inclusive) of this Part C of this Schedule 8, there shall be no change in:

(A)	the classification to a current asset or current liability of any particular asset or liability that has not been characterised as a current asset or current liability, respectively, in the most recent audited annual accounts of the Target Group as of 31 December 2024 (the “Most Recent Annual Accounts”); or

(B)	the classification to a long-term asset or long-term liability of any particular asset or liability that has not been characterised as a long-term asset or long-term liability, respectively, in the Most Recent Annual Accounts,

(in each case, other than any such changes resulting solely from the passage of time);

1.9	no minimum materiality limits shall be applied in the preparation of the Completion Statement;

1.10	balances between members of the Target Group shall be reconciled and eliminated and any unreconciled balances (assets or liabilities) shall be written off and not included in Completion Working Capital;

1.11	the following items of the Target Group shall be excluded from Cash, Debt, Current Assets and Current Liabilities for the purposes of calculating the External Cash Value, the External Debt Value and the Completion Working Capital (as applicable):

(A)	any deferred income Tax assets and liabilities in respect of any Pre-Completion Tax Period;

(B)	the Petrobras Claim and any Petrobras Claim Proceeds; and

(C)	any Liabilities in respect of the Employee Retention Arrangements;

1.12	the following items of the Target Group shall be excluded from Current Assets or Current Liabilities (as applicable) for the purposes of calculating the Completion Working Capital:

(A)	all receivables of any member of the Target Group in respect of any claim made under insurance policy prior to Completion (including in respect of any Relevant Insurance Claim);

(B)	the short-term portion of loans and financing constituting Debt;

(C)	Restricted Cash;

(D)	assets or contra liabilities relating to Debt (including unamortized debt issuance costs);

(E)	liabilities in respect of any Tax on services (Imposto Sobre Serviços) instalment payables, in respect of any Pre-Completion Tax Period;

(F)	any refund assets related to PIS (Programa de Integração Social – Social Integration Program), or COFINS (Contribuição para Financiamento da Seguridade Social – Social Security Financing Contribution) not considered to be recoverable in the twelve (12) months following Completion (including, for the avoidance of doubt, the amount of one hundred and forty-four thousand US dollars (USD 144,000)) in respect of such assets recognised by the Target Group in the Most Recent Annual Accounts and in respect of which relevant documentation is located in folder 6.9.66 of the Data Room;

(G)	any long-term assets related to prepaid amounts of hull insurance coverage that relate to accounting periods more than twelve (12) months after the Completion Date; and

(H)	any Liabilities incurred by any member of the Target Group as a result of compliance with Clauses 4.11(B), 4.11(C), 4.12, 4.16 and 5 of this Agreement;

1.13	for the avoidance of doubt, the following items of the Target Group (together with any other Current Asset or Current Liability that is not specifically excluded from the relevant definition thereof) shall be included within Current Assets or Current Liabilities (as applicable) for the purposes of calculating the Completion Working Capital:

(A)	liabilities and assets in respect of non-income Taxes, including VAT, in respect of any Pre-Completion Tax Period, save to the extent referred to in paragraph 1.15(D);

(B)	intercompany trading balances and accounts payable owed to, or owing from, the Sellers or their respective Affiliates; and

(C)	liabilities in respect of pension, gratuity, retirement, termination, indemnity, health or welfare plans or other similar plans in respect of Target Group employees, save to the extent referred to in paragraph 1.15;

1.14	the following item of the Target Group shall be excluded from Debt for the purposes of calculating the External Debt Value:

(A)	any Liabilities incurred by any member of the Target Group as a result of complying with Clauses 4.11(B), 4.11(C), 4.12, 4.16 and 5 of this Agreement;

1.15	the following liabilities of the Target Group shall be deemed to be Debt for the purposes of calculating the External Debt Value:

(A)	liabilities to accrued or unpaid Corporate Income Tax (Imposto de Renda da Pessoa Jurídica - IRPJ) in respect of any Pre-Completion Tax Period (after taking into account any applicable deductions and exclusions, including for the avoidance of doubt, any temporary income tax exclusions and any deductions or exclusions which would be available if a Straddle Period were deemed to end at the time of Completion);

(B)	liabilities to accrued or unpaid Social Contribution on Net Income (CSLL) Tax payables (Contribuição Social sobre o Lucro Líquido) in respect of any Pre-Completion Tax Period (after taking into account any applicable deductions and exclusions, including for the avoidance of doubt, any temporary income tax exclusions and any deductions or exclusions which would be available if a Straddle Period were deemed to end at the time of Completion);

(C)	liabilities in respect of accrued or unpaid amounts characterised as “Labor claims and litigations”;

(D)	liabilities in respect of any Tax on services (Imposto Sobre Serviços) instalment payables, in respect of any Pre-Completion Tax Period;

(E)	liabilities in respect of accrued or unpaid amounts characterised as “Post-employment benefit”; and

(F)	liabilities in respect of any Tax due and unpaid arising out of or in connection with the waiver of any Shareholder Loan;

1.16	any current receivables of the Target Group from a Tax Authority which are available to offset or reduce any liability in respect of (i) IRPJ (Imposto de Renda da Pessoa Jurídica – Income Tax), or (ii) CSLL (Contribuição Social sobre o Lucro Líquido – Social Contribution on Net Equity), in each case: (x) in respect of any Pre-Completion Tax Period (assuming that a Straddle Period were deemed to end at the time of Completion), and (y) excluding any off-balance sheet amounts, shall be deemed to be Cash for the purposes of calculating the External Cash Value, to the extent these amounts do not exceed the equivalent items in paragraphs 1.15(A) and 1.15(B);

1.17	the following items shall be included within Current Assets for the purposes of calculating the Completion Working Capital:

(A)	contractual retention receivables (whether short-term or long-term) relating to the Petrobras Contracts; and

(B)	inventory comprising spare parts (whether short-term or long-term);

1.18	the amount of Cash shall be reduced by five million US dollars (USD 5,000,000) for the purposes of calculating the External Cash Value; and

1.19	for the purposes of preparing the Completion Statement, accounts receivable and accounts payable shall be drawn up using the same procedures applied by the Target Group as of the fiscal year-end.

Part D: Form of Completion Statement

From:      Pan Marine do Brasil Ltda.

Tidewater Marine International Inc.

To:          Wilson Sons S.A.

Ultranav International II, S.A.

Remolcadores Ultratug Limitada

Date: [●] 2026

Dear Sir / Madam

Project Senna – Completion Statement

Reference is made to the sale and purchase agreement dated [●] February 2026 between Wilson Sons S.A., Ultranav International II, S.A., Remolcadores Ultratug Limitada, Wilson, Sons Ultratug Participações S.A., Atlantic Offshore Services S.A., Pan Marine do Brasil Ltda., Tidewater Marine International, Inc. and Tidewater Inc. (the “SPA”). Capitalised terms used and not otherwise defined herein shall have the meanings given to them in the SPA.

This document constitutes the “Draft Completion Statement” prepared for the purposes of, and in accordance with, paragraph 1.1 of Part A of Schedule 8 (Post-Completion Adjustment) of the SPA.

SPA Reference (in Schedule 8, Part A)	Item	Proposed Value
1.1(A)	External Debt Value	[●]
1.1(B)	Less External Cash Value	[●]
1.1(C)	Net Debt Balance (being External Debt Value less External Cash Value)	[●]

-	Estimated Net Debt Balance	[●]
As above	Less Net Debt Balance	[●]
1.1(D)	Net Debt Adjustment (being Estimated Net Debt Balance less Net Debt Balance)	[●]

-	Estimated New Capex Amount	[●]
1.1(E)	Less New Capex Amount	[●]
1.1(F)	New Capex Adjustment (being Estimated New Capex Amount less New Capex Amount)	[●]

-	Estimated Transaction Costs Amount	[●]
1.1(G)	Transaction Costs Amount	[●]
1.1(H)	Transaction Costs Adjustment (being Estimated Transaction Costs Amount less Transaction Costs Amount)	[●]

-	Estimated Completion Working Capital	[●]
1.1(I)	Less Completion Working Capital	[●]
1.1(J)	Working Capital Adjustment (being Estimated Completion Working Capital less Completion Working Capital)	[●]

As above	Net Debt Adjustment	[●]
As above	Plus New Capex Adjustment	[●]
As above	Plus Transaction Costs Adjustment	[●]
As above	Plus Working Capital Adjustment	[●]
1.1(K)	Adjustment Amount (being Net Debt Adjustment plus New Capex Adjustment plus Transaction Costs Adjustment plus Working Capital Adjustment)	[●]

Yours faithfully

For and on behalf of Pan Marine do Brasil Ltda.

For and on behalf of Tidewater Marine International, Inc.

Part E: Sample Calculation of Completion Working Capital

Schedule 9
Tax Covenant

1.	Interpretation

1.1	In this Schedule 9 (or for the purposes of any provision of the Transaction Documents that references this Schedule 9):

“Accounts Relief”	means a Relief or a right to repayment of Tax that is shown as an asset in the Completion Statement;

“Actual Tax Liability”	has the meaning given in paragraph 1.2 of this Schedule 9;

“Covenantor Liability”	means each of (i) a Tax Liability of any member of the Sellers' Group, and (ii) any liability of any Seller under paragraphs 2 or 14 of this Schedule 9;

“Deemed Tax Liability”	has the meaning given in paragraph 1.3 of this Schedule 9;

“Disputed Claim”	has the meaning given in paragraph 12.2 of this Schedule 9;

“Event”	means any transaction, event, action, circumstance or omission, including Completion and any change in the residence of any person for the purposes of any Tax, whether alone or in conjunction with any other transaction, event, action, circumstance or omission;

“Income, Profits or Gains”	has the meaning given in paragraph 1.5(A) of this Schedule 9;

“Loss”	has the meaning given in paragraph 1.5(E) of this Schedule 9;

“Post-Completion Relief”

means any Relief of a member of the Target Group which arises:

(a) as a consequence of or by reference to an Event occurring after Completion; or

(b) in respect of a period commencing after Completion;

“Pre-Completion Tax Return”	has the meaning given in paragraph 11.4(A) of this Schedule 9;

“Purchasers Group Relief”	means any Relief of a member of the Purchasers’ Group (other than a member of the Target Group);

“Purchasers’ Relief”	means any Accounts Relief, Post-Completion Relief, and any Purchasers Group Relief, but does not include any Relief to the extent it arises as a result of any Tax Liability or other matter which has resulted in a payment having been made by or becoming due from any Seller under this Schedule 9;

“Purchasers’ Repayment”	means: (a) any right of a member of the Target Group to a repayment of Tax that arises as a consequence of, or by reference to, an Event occurring after Completion or in respect of a period commencing after Completion and (b) any right of a member of the Purchasers’ Group (other than a member of the Target Group) to a repayment of Tax;

“Relief”	means any loss, relief, allowance, credit, deduction or set-off in respect of any Tax, other than a repayment of Tax;

“Secondary Liability”	means a Tax Liability by reference to which an amount becomes payable under paragraphs 14.2 or 14.3;

“Seller’s Overprovision Amount”	has the meaning given in paragraph 5.2 of this Schedule 9;

“Seller’s Relief Amount”	has the meaning given in paragraph 6.3 of this Schedule 9;

“Seller’s Repayment Amount”	has the meaning given in paragraph 7.3 of this Schedule 9;

“Sellers’ Dispute Document”	has the meaning given in paragraph 10.5 of this Schedule 9;

“Sellers’ Dispute Review Period”	has the meaning given in paragraph 10.5 of this Schedule 9;

“Sellers’ Group”	means either Relevant Seller Group;

“Straddle Tax Return”	has the meaning given in paragraph 11.4(A) of this Schedule 9;

“Tax Authority Claim”	means (a) a self-assessment or the issue of any notice, letter, assessment, demand, determination or other document by or on behalf of any Tax Authority from which it appears either (i) that a Tax Liability of a member of the Target Group may arise or (ii) in the context of paragraph 14.4 of this Schedule 9, that a Tax Liability of any member of the Sellers’ Group may arise and (b) any enquiry, claim, dispute, proceeding or other engagement in connection with which it appears that the circumstances described in either (i) or (ii) may arise;

“Tax Liability”	means an Actual Tax Liability or a Deemed Tax Liability;

“Tax Period”	subject to paragraph 15 of this Schedule 9, means an accounting period or any other period in respect of which a Tax Return is required to be submitted to any Tax Authority or in respect of which, or by reference to which, Tax is required to be calculated;

“Tax Return Period”	means an accounting period or any other period in respect of which a Tax Return is required to be submitted to any Tax Authority in connection with the assessment of a company’s Tax Liability on Income, Profits or Gains; and

“Tax thereon”	has the meaning given in paragraph 1.5(D) of this Schedule 9.

1.2	references to an “Actual Tax Liability”, when used in respect of a member of the Target Group, mean a Liability or increase in a Liability of a member of the Target Group to make or suffer a payment of Tax, regardless of whether any such Liability has been discharged in whole or in part before Completion;

1.3	references to a “Deemed Tax Liability”, when used in respect of a member of the Target Group, mean:

(A)	the Loss of any Accounts Relief, in which case (i) where the Accounts Relief in question is a right to repayment of Tax, the amount of the Deemed Tax Liability shall be the amount of the repayment of Tax that would have been obtained but for such Loss, and (ii) in all other cases, the amount of the Deemed Tax Liability shall be the amount of Tax which could have been saved by a member of the Target Group but for such Loss of Accounts Relief (on the assumption that at the time of the Loss there are sufficient Income, Profits or Gains or Actual Tax Liabilities against which to set off the Relief); or

(B)	the setting off or utilisation (including by way of deduction in a calculation) of any Purchasers’ Relief or Purchasers’ Repayment, in each case, where, but for such setting off or utilisation, the relevant member of the Target Group would have had an Actual Tax Liability in respect of which the relevant Purchaser(s) would have been able to make a Claim against any of the Sellers under this Schedule 9, in which case, the amount of the Deemed Tax Liability shall be the amount of Tax which has been saved in consequence of the setting off or utilisation;

1.4	references to a “Tax Liability” when used in respect of a person other than a member of the Target Group, mean a liability or increase in a liability of that person to make a payment of Tax;

1.5	references to:

(A)	“Income, Profits or Gains” in this Schedule 9 mean any income, receipts, turnover, revenue, profits, gains and any other similar measure by reference to which Tax is chargeable or assessed, and include any income, receipts, turnover, revenue, profits or gains which are deemed to be earned, credited, distributed, accrued or received for the purposes of any Tax;

(B)	Income, Profits or Gains as being earned, credited, distributed, accrued or received on or before a particular date or in respect of a particular period mean Income, Profits or Gains which are regarded as having been, or are deemed to have been, earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax;

(C)	an Event occurring on or before a particular date includes an Event deemed to occur or which is otherwise treated or regarded as occurring on or before that date for the purposes of any Tax, and an Event occurring after a particular date includes an Event deemed to occur or which is otherwise treated or regarded as occurring after that date for the purposes of any Tax;

(D)	“Tax thereon” in this Schedule 9 include an amount equal to Tax which would have been charged thereon but for the setting off or utilisation of a Purchasers’ Relief or a Purchasers’ Repayment; and

(E)	“Loss” in this Schedule 9 in relation to any Relief means the loss, non-availability, reduction, nullification, disallowance or clawback of such Relief;

1.6	unless otherwise specified:

(A)	references to paragraphs are to paragraphs of this Schedule 9;

(B)	references to “period” are to a period of time and not to an accounting period unless the phrase “accounting period” is used;

(C)	references to “repayment of Tax” mean a repayment or refund of Tax paid or amounts paid for, or on account of, Tax and shall be deemed to include any interest or repayment supplement on or in respect thereof;

(D)	references to “financial or time limits” mean the financial or time limits in Schedule 6 (Limitations on Liability), but not, for the avoidance of doubt, any of the limitations set out in paragraph 3; and

1.7	for the purposes of this Schedule 9 (or for purposes of any provision of the Transaction Documents that references this Schedule 9), the amount of:

(A)	any Tax Liability, Relief or repayment of Tax of or arising to;

(B)	any cost or expenses as referred to in paragraph 2.1(C) to the extent incurred by; or

(C)	any Seller’s Overprovision Amount arising in respect of,

any member of the Target Group in which the Brazil Target Company or the Panama Target Company holds (in aggregate, directly or indirectly) less than 100% of the equity at Completion shall be deemed reduced to such percentage thereof as corresponds to the percentage of the equity so held; and

1.8	for the purposes of paragraphs 5, 6 and 7, the matters referred to in this paragraph 1.8 are:

(A)	the loss, non-availability or reduction (including by way of setting off or utilisation) of any Purchasers’ Relief;

(B)	any change in Law that is made after the date of this Agreement;

(C)	any transaction, omission or action carried out, effected or made by a member of the Target Group or other member of the Purchasers’ Group at any time after Completion other than any such transaction or action which is required by Law or which is carried out, effected or made in any of the circumstances specified in paragraphs 3.1(E)(i), 3.1(E)(ii) or 3.1(E)(iii);

(D)	any failure or omission as described in paragraph 3.1(F); and

(E)	any changes after Completion of the date to which a member of the Target Group makes up its accounts or in the bases, methods or policies of accounting of a member of the Target Group or any other member of the Purchasers’ Group except where such change was necessary to comply with Law or generally accepted accounting practice as, and to the extent that, it applied to the relevant company at the date of this Agreement.

2.	Covenant

2.1	Subject to the provisions of paragraph 3, the Sellers hereby severally and proportionally (in their respective Relevant Proportions) covenant with the Purchasers to pay to the relevant Purchaser(s) (so far as possible by way of repayment of the consideration payable under this Agreement for the Target Shares) an amount equal to:

(A)	any Actual Tax Liability of a member of the Target Group:

(i)	arising as a consequence of or by reference to any Event which occurred on or before Completion; or

(ii)	arising in respect of or by reference to any Income, Profits or Gains to the extent that such Income, Profits or Gains were earned, credited, distributed, accrued or received (x) on or before Completion, or (y) in respect of a period ending on or before Completion;

(B)	any Deemed Tax Liability; and

(C)	any reasonable out of pocket costs and expenses suffered or incurred by the relevant Purchaser(s) and/or a member of the Target Group in connection with any Tax Liability to the extent that it gives rise to a Payment Obligation for any of the Sellers to make a payment to the relevant Purchaser(s) under this paragraph 2 (including making any Claim in respect of any such Tax Liability under this Schedule 9, and disputing, resisting, appealing, compromising or defending any Tax Authority Claim for, or in connection with, any such Tax Liability).

3.	Limitations and Exclusions

3.1	The covenant given in paragraph 2 shall not cover any Tax Liability of a member of the Target Group and there shall be no Liability in respect of a Claim under the Tax Warranties (treating the circumstances giving rise to such Claim as if, for the purposes of this paragraph 3, they were a Tax Liability) to the extent that:

(A)	any provision or reserve in respect of that Tax Liability was made in the Completion Statement or such amount is taken into account in the determination of the consideration pursuant to this Agreement; or

(B)	such Tax Liability was paid or discharged before Completion and such payment or discharge was reflected in the Completion Statement (and, for this purpose, the phrase “reflected in the Completion Statement” means that the net assets as shown in the Completion Statement (as applicable) are lower, by the amount paid or discharged, than they would have been if such payment or discharge had not occurred); or

(C)	such Tax Liability would not have arisen but for any change in Law that is made after the date of this Agreement; or

(D)	such Tax Liability would not have arisen but for any change in the published practice of, or any change in a published extra concession of, any Tax Authority which occurs or is made after the date of this Agreement; or

(E)	such Tax Liability would not have arisen but for a voluntary transaction, action, or omission (but only to the extent the relevant Purchaser(s) ought reasonably to have known that such omission may reasonably result in a Tax Liability) carried out or effected or made by a member of the Target Group or other member of the Purchasers’ Group at any time after Completion, other than any such transaction or action:

(i)	which is required by Law;

(ii)	which is carried out or effected pursuant to a legally binding commitment of a member of the Target Group created on or before Completion;

(iii)	which is carried out or effected in the ordinary course of business of the relevant member of the Target Group at Completion;

(iv)	which is carried out or effected at the joint written request or with the joint written consent of the relevant Seller(s); or

(v)	which is the setting off or utilisation of a Purchasers’ Relief or Purchasers’ Repayment in circumstances giving rise to a Deemed Tax Liability; or

(F)	such Tax Liability would not have arisen or would have been reduced but for a failure or omission on the part of the relevant Purchaser(s) and/or a member of the Target Group after Completion to make or submit all claims, disclaimers, elections, consents or other similar documents which have been assumed to have been made or submitted for the purposes of computing the provision or reserve for Tax in the Accounts, provided that sufficient details of the relevant claim, disclaimer, election or consent, etc. are notified in writing or Disclosed by the relevant Seller(s) to the relevant Purchaser(s) no later than fifteen (15) Business Days prior to the last date on which such claim, disclaimer, election or consent, etc. may be validly made or submitted;

(G)	such Tax Liability would not have arisen but for any changes after Completion of the date to which a member of the Target Group makes up its accounts or in the bases, methods or policies of accounting of a member of the Target Group or any other member of the Purchasers’ Group except where such change was necessary to comply with Law or a generally accepted accounting practice as, and to the extent that, it applied to the relevant company at the date of this Agreement;

(H)	such Tax Liability has been made good without cost to a member of the Target Group or to any other member of the Purchasers’ Group;

(I)	such Tax Liability relates to or arises in respect of the Separation;

(J)	any Income, Profits or Gains to which that Tax Liability is attributable were actually earned or received by or accrued to (but not where the Income, Profits or Gains were deemed only for Tax purposes to be earned or received) by a member of the Target Group on or before Completion and were not reflected in the Completion Statement but should have been so reflected;

(K)	the relevant Purchaser(s) have otherwise made recovery in respect of that Tax Liability under this Schedule 9 or by means of a Claim for breach of any of the Warranties or under any other provision of any of the Transaction Documents; or

(L)	such Tax Liability comprises a penalty, charge or interest and is solely attributable to any unreasonable delay or failure on the part of any member of the Purchasers’ Group.

3.2	Certain provisions of Schedule 6 (Limitations on Liability) contain further limitations which apply to this Schedule 9 (including setting certain financial and time limits).

3.3	The exclusions in paragraph 3.1 shall not apply to any Liability for any Claim under this Schedule 9 to the extent the same is attributable to fraud on the part of the relevant Seller or a member of the Relevant Seller Group.

4.	Mitigation

4.1	Subject to paragraph 4.2, the Purchasers shall, at the direction in writing of the Sellers acting jointly, procure that the Target Group take all such steps, at the sole cost of the Sellers:

(A)	as the Sellers may require to use in the manner hereinafter mentioned all such Reliefs including Reliefs made available to a company by means of a surrender from another company without payment but excluding a Purchasers’ Relief, as are available to a member of the Target Group to reduce, eliminate or make good any Tax Liability in respect of which the relevant Purchaser(s) would have been able to make a Claim against the relevant Seller under this Schedule 9, the said use being to effect the reduction, elimination or making good of any such Tax Liability to the extent specified by the relevant Seller and permitted by Law; and

(B)	as the Sellers may require to make all such claims and elections specified in respect of any Tax Period of a member of the Target Group commencing before Completion or in respect of any Event occurring (or deemed to occur) on or before Completion as have the effect of reducing, eliminating or making good any such Tax Liability as is mentioned in paragraph 4.1(A), provided that no such claim or election shall require a member of the Target Group to use (i) any Purchasers’ Relief, or (ii) any Purchasers’ Repayment, or (iii) any Relief or repayment to the extent it has already been taken into account for the purposes of paragraphs 5, 6 or 7, respectively, or given rise to an amount which has been taken into account under paragraph 9.

4.2	The Purchasers shall not be obliged under this paragraph 4 to take, or to procure that any member of the Target Group takes, any action which:

(A)	would have the effect of giving rise to any Tax Liability of any member of the Target Group for which no Claim could be made under this Schedule 9; or

(B)	would have the effect of preventing from arising (or reducing) a Relief which would, but for that action, have been a Purchasers’ Relief.

5.	Overprovisions

5.1	Subject to the provisions of paragraph 8 (Overprovisions, Reliefs and Repayments: General), if any provision for Tax in the Accounts is an overprovision otherwise than as the result of any matter referred to in paragraph 1.8, then the amount of such overprovision shall be dealt with in accordance with paragraph 5.2.

5.2	Where it is provided under paragraph 5.1 that any amount shall be dealt with in accordance with paragraph 5.2, it shall be divided between the Sellers in their Relevant Proportions (each such proportional amount, a “Seller’s Overprovision Amount”) and each Seller’s Overprovision Amount shall be:

(A)	first set off against any payment then due from the relevant Seller under this Schedule 9;

(B)	to the extent there is an excess, a refund shall be made to the relevant Sellers of any previous payment or payments made by that Seller under this Schedule 9 and not previously refunded under paragraphs 5.2(B), 6.3(B) or 7.3(B) up to the amount of such excess; and

(C)	to the extent that the excess referred to in paragraph 5.2(B) is not exhausted under that paragraph, then the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from that Seller under any of the Transaction Documents.

6.	Reliefs

6.1	Subject to the provisions of paragraph 8, this paragraph 6.1 shall apply if a member of the Target Group has received or obtained or is entitled to receive or obtain a Relief, other than a Purchasers’ Relief or a Relief arising as a result of any matter referred to in paragraph 1.8.

6.2	Where paragraph 6.1 applies, to the extent that:

(A)	the Relief arises as a consequence of or by reference to any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax but excluding such Relief to the extent that it is taken into account in the calculation of any Income, Profits or Gains;

(B)	the Relief is taken into account in the calculation of any Income, Profits or Gains which were earned, accrued or received (i) on or before Completion, or (ii) in respect of a period ending on or before Completion; or

(C)	the Relief arises as a result of any Tax Liability or other matter which has resulted in a payment having been made or becoming due from any Seller under this Schedule 9,

and in each case, excluding any Relief that is an Accounts Relief, then as and when:

(i)	the liability of any member of the Purchasers’ Group to make an actual payment of or in respect of Tax (not being a Tax Liability in respect of which any Seller would be liable under this Schedule 9, ignoring any financial or time limits) is reduced by reason of that Relief, the amount by which that liability is so reduced shall be dealt with in accordance with paragraph 6.3; or

(ii)	any member of the Purchasers’ Group receives a repayment of or in respect of Tax by reason of that Relief, the amount of such repayment less any Tax thereon and any costs of recovery incurred by that or any other member of the Purchasers’ Group shall be dealt with in accordance with paragraph 6.3 (except to the extent that such amount falls to be dealt with under paragraph 6.3 as a result of paragraph 6.2).

6.3	Where it is provided under paragraph 6.2 that any amount shall be dealt with in accordance with paragraph 6.3, it shall be divided between the Sellers in their Relevant Proportions (each such proportional amount, a “Seller’s Relief Amount”), and each Seller’s Relief Amount shall be:

(A)	first set off against any payment then due from the relevant Seller under this Schedule 9;

(B)	to the extent there is an excess, a refund shall be made to the relevant Seller of any previous payment or payments made by the relevant Seller under this deed and not previously refunded under paragraphs 5.2(B), 6.3(B) or 7.3(B) up to the amount of such excess; and

(C)	to the extent that the excess referred to in paragraph 6.3(B) is not exhausted under that paragraph, then the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the relevant Seller under this Schedule 9.

7.	Repayments

7.1	Subject to the provisions of paragraph 8 (Overprovisions, Reliefs and Repayments: General) this paragraph 7.1 shall apply if a member of the Target Group has received or obtained or is entitled to receive or obtain a repayment of Tax, other than a repayment arising as a result of any matter referred to in paragraph 1.8.

7.2	Where paragraph 7.1 applies, then to the extent that:

(A)	the repayment is of Tax paid as a consequence of or by reference to any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax but excluding such repayment to the extent that it is a repayment of Tax paid in respect of or by reference to any Income, Profits or Gains; or

(B)	the repayment is of Tax paid in respect of any Income, Profits or Gains which were or were thought to be earned, accrued or received (i) on or before Completion, or (ii) in respect of a period ending on or before Completion;

and, in each case, the repayment of Tax is not a Purchasers’ Repayment or an Accounts Relief, the amount of such repayment less any Tax thereon and any costs of recovery incurred by that or any other member of the Purchasers’ Group shall be dealt with in accordance with paragraph 7.3.

7.3	Where it is provided under paragraph 7.2 that any amount shall be dealt with in accordance with this paragraph 7.3, it shall be divided between the Sellers in their Relevant Proportions (each such proportional amount, a “Seller’s Repayment Amount”), and each Seller’s Repayment Amount shall be:

(A)	first set off against any payment then due from the relevant Seller under this Schedule 9; and

(B)	to the extent there is an excess, a refund shall be made to the relevant Seller of any previous payment or payments made by the relevant Seller under this deed and not previously refunded under paragraphs 5.2(B), 6.3(B) or 7.3(B) up to the amount of such excess; and

(C)	to the extent the excess referred to in paragraph 7.3(B) is not exhausted under that paragraph, then the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the relevant Seller under this deed.

8.	Overprovisions, Reliefs and Repayments: General

8.1	Upon any Purchaser or member of the Target Group becoming aware of the existence of a Seller’s Overprovision Amount, a Seller’s Relief Amount or a Seller’s Repayment Amount, the relevant Purchaser(s) shall give written notice to the relevant Seller(s) setting out reasonably sufficient details of such Seller’s Overprovision Amount, Seller’s Relief Amount or Seller’s Repayment Amount.

8.2	The provisions of paragraphs 5, 6 or 7 do not apply in respect of a particular Seller’s Overprovision Amount, Seller’s Relief Amount or Seller’s Repayment Amount unless any member of the Purchasers’ Group becomes aware of the existence thereof, within the period ending on or before the sixth anniversary of Completion.

8.3	Where there would otherwise be any two or more of a Seller’s Overprovision Amount, a Seller’s Relief Amount and a Seller’s Repayment Amount in respect of the same matter, the relevant Seller(s) shall be entitled to the benefit of only one such amount to the exclusion of the others.

9.	Recovery From Other Persons

9.1	If, in the event of any payment becoming due from any Seller under paragraph 2 or in respect of a Claim for breach of a Tax Warranty, a member of the Target Group either is immediately entitled at the due date for the making of that payment to recover from any person (excluding any other member of the Purchasers’ Group) any sum (including any interest) in respect of the matter that has resulted in that payment becoming due from any Seller, or within six (6) years from Completion becomes entitled to make such a recovery, then the relevant Purchaser(s) shall procure that the member of the Target Group entitled to make that recovery shall promptly notify the relevant Seller(s) of its entitlement and shall, if so required by the relevant Seller(s) and, subject to the relevant Purchaser(s) and the relevant member of the Target Group first being indemnified on an after-Tax basis (in a form reasonably satisfactory to the relevant Purchaser(s)) by the relevant Seller(s) against any Tax that may be suffered on receipt of that amount and any reasonable out of pocket costs and expenses that may be incurred in recovering that amount, take all reasonable steps to enforce that recovery (keeping the relevant Seller(s) reasonably informed of the progress of any action taken and providing the relevant Seller(s) with copies of all material correspondence and documentation) and to the extent that:

(A)	the relevant Seller(s) have not yet made a payment in respect of the matter in question, the amount due from the relevant Seller(s) in respect of that matter shall be reduced (but not below nil) by an amount (allocated between the relevant Sellers in proportion to their Relevant Proportions where there is more than one relevant Seller) equal to the sum so recovered by the member of the Target Group in respect of that matter less any Tax thereon and any reasonable costs of recovery incurred by that or any other member of the Target Group or the Purchasers’ Group (save to the extent that the amount has already been made good by any Seller(s)); and

(B)	the relevant Seller(s) have made a payment in respect of the matter in question, the relevant Purchaser(s) shall account to the relevant Seller(s) for whichever is the lesser of (allocated between the relevant Sellers in proportion to their Relevant Proportions where there is more than one relevant Seller):

(i)	any sum so recovered by the member of the Target Group in respect of that matter less any Tax thereon and any costs of recovery incurred by that or any other member of the Target Group or the Purchasers’ Group (save to the extent that the amount has already been made good by any Seller(s)); and

(ii)	the amount paid by the relevant Seller(s) in respect of that matter.

9.2	If, in addition to the provisions of this Schedule 9, the provisions of any of paragraphs 5, 6 or 7 would apply in respect of a repayment of Tax, the provisions of paragraphs 5, 6 or 7 (as applicable) and not the provisions of this Schedule 9 shall apply in relation to that repayment of Tax.

10.	Tax Authority Claims Procedure

10.1	If the relevant Purchaser(s) or a member of the Target Group becomes aware of any Tax Authority Claim which may reasonably result in the relevant Purchaser(s) making a Claim against a Seller either under this Schedule 9 or for breach of any of the Tax Warranties, the relevant Purchaser(s) shall:

(A)	give, or shall procure that the relevant member of the Target Group gives, written notice of that Tax Authority Claim to the relevant Seller(s) as soon as reasonably practicable and, wherever possible, at least 15 days prior to the last date on which such Tax Authority Claim can be appealed (such written notice to include details of such Tax Authority Claim, the due date for payment and the time limits for appeal, and so far as practicable, the amount of Tax involved), and where the relevant Purchaser(s) fail to comply with this obligation, the liability of the relevant Seller(s) under this Schedule 9 in respect of such Tax Authority Claim shall be nil, except to the extent that absent the relevant Purchaser(s)’ breach of this paragraph 10.1(A) the relevant Seller(s) would have been liable under this Schedule 9; and

(B)	procure that the relevant member of the Target Group takes such action and gives such information and assistance in connection with the affairs of the member of the Target Group as the relevant Seller(s), acting jointly (if there is more than one relevant Seller), may reasonably and promptly by written notice request, to avoid, dispute, resist, appeal, compromise or defend the Tax Authority Claim, provided that the relevant Seller(s) shall severally and proportionally (in their respective Relevant Proportions) indemnify on an after-Tax basis (in a form reasonably satisfactory to the relevant Purchaser(s)) the relevant Purchaser(s) and the relevant member of the Target Group against all losses, costs, damages and expenses (including any additional liability to Tax) which the relevant Purchaser(s) or relevant member of the Target Group may suffer or incur as a result of taking such action (and which would not have arisen or been incurred but for the relevant Seller(s) having exercised any rights under this paragraph 10.1).

10.2	The actions which the relevant Seller(s) may reasonably request under paragraph 10.1(B) include the relevant member of the Target Group applying to postpone (so far as legally possible) the payment of any Tax and/or allowing the relevant Seller(s) to take on or take over at their own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Tax Authority Claim in question, provided that the Tax Authority Claim relates wholly and exclusively to a Tax Liability for which the Seller(s) are liable under a Tax Claim. If the relevant Seller(s) take on or take over the conduct of proceedings, the relevant Purchaser(s) shall provide and shall procure that the relevant member of the Target Group provides such information and assistance as the relevant Seller(s) may reasonably require in connection with the preparation for and conduct of those proceedings.

10.3	Paragraph 10.1(B) shall not apply in respect of any Tax Authority Claim:

(A)	to the extent that it would involve contesting any Disputed Claim before any court or other appellate body (excluding the Tax Authority or body which has made the Disputed Claim) unless tax counsel (of at least 10 years call) opines in writing, following disclosure of all relevant facts and circumstances, that an appeal against the Tax Authority Claim in question is more likely than not to succeed. The relevant Purchaser(s) and the relevant Seller(s) shall use reasonable endeavours to agree the appointment of such tax counsel. In the event that such appointment cannot be agreed, the relevant Seller(s) shall be entitled to appoint tax counsel at their sole discretion;

(B)	where it derives from or arises out of any dishonest or fraudulent act or omission by a Seller or a relevant member of the Target Group prior to Completion;

(C)	if within fifteen (15) Business Days following the relevant Seller(s)’ receipt of written notice of the Tax Authority Claim from the relevant Purchaser(s), the relevant Seller(s):

(i)	do not request that the relevant Purchaser(s) or the relevant member of the Target Group take any action under paragraph 10.1(B); or

(ii)	the relevant Seller(s) fail to offer to indemnify the relevant Purchaser(s) and/or the relevant member of the Target Group (as appropriate),

in which case the relevant Purchaser(s) and the relevant member of the Target Group shall (without prejudice to the Purchasers’ rights under this Schedule 9) be free to contest, pay or settle the Tax Authority Claim on such terms as it may, in its absolute discretion, consider fit;

(D)	if the relevant Sellers:

(i)	are declared insolvent or bankrupt or legal proceedings are started for the appointment of a receiver, administrator, trustee in bankruptcy, insolvency practitioner or similar officer of the relevant Seller(s); or

(ii)	are unable to pay their debts as they fall due within the meaning of any relevant insolvency or company legislation.

10.4	Neither the Purchasers nor the relevant member of the Target Group shall be required to take any action under paragraph 10.1(B) if it reasonably considers that taking such action would be reasonably likely to cause a material prejudice to the Tax affairs or bona fide commercial interests of the member of the Target Group which is the subject of the Tax Authority Claim or the Target Group as a whole or the Purchasers’ Group as a whole.

10.5	Nothing in paragraph 10.1(B) shall (i) require the Purchasers to procure, or (ii) permit the relevant Seller(s), in having conduct of any proceedings, to allow, direct or require, that a member of the Target Group:

(A)	submit any material statement, defence, claim, notice, election, filing or other document or material correspondence proposed to be submitted to any Tax Authority, court or tribunal by or at the request or direction of the relevant Seller(s) (a “Sellers’ Dispute Document”), unless the same has been submitted in draft form to the relevant Purchaser(s) before the lapse of one half of the period beginning on the later of (i) the date the relevant Purchaser(s) or a member of the Target Group provided written notice of the relevant Tax Authority Claim to the relevant Seller(s) and (ii) the date the relevant Purchaser(s) or a member of the Target Group provided written notice to the relevant Seller(s) (pursuant to the Purchasers’ obligations under this paragraph 10) of the latest document or correspondence received from or sent to the relevant Tax Authority and ending on the date on which such Sellers’ Dispute Document shall be required to be sent to the Tax Authority, court or tribunal (each such period, a “Sellers’ Dispute Review Period”), and the relevant Seller(s) have taken into account all reasonable comments of the relevant Purchaser(s) on such Sellers’ Dispute Document that are received two (2) days before the lapse of such Sellers’ Dispute Review Period; or

(B)	compromise or settle any Disputed Claim, unless the prior written agreement of the relevant Purchaser(s) is sought (such agreement not to be unreasonably withheld, conditioned or delayed);

10.6	Where the relevant Seller(s) do not take on or take over the conduct of proceedings or exercise their rights under paragraph 10.1(B) in connection with the Tax Authority Claim, the relevant Purchaser(s) shall, or shall procure that the relevant member of the Target Group shall, keep the relevant Seller(s) informed of all material matters pertaining to such Tax Authority Claim, including providing the relevant Seller(s) with copies of all material relevant information, correspondence or other written records with any Tax Authority to the extent that it relates to such Tax Authority Claim, and the opportunity to comment on any material documentation relating to such Tax Authority Claim, such comment to be submitted to the relevant Purchaser(s) at least five (5) Business Days prior to its submission to the relevant Tax Authority, which the relevant Purchaser(s) shall consider in good faith.

10.7	Where a Claim for breach of Tax Warranty, or a Claim pursuant to the Tax Covenant is made exclusively against the W&I Insurance Policy, any conduct of claims provision in that W&I Insurance Policy, and not the provisions of this Schedule 9, shall apply.

10.8	Where a Claim for breach of Tax Warranty, or a Claim pursuant to the Tax Covenant is made first against the W&I Insurance Policy but where the Sellers may reasonably be or become liable for such Claim or any part of such Claim (including, for the avoidance of doubt, any amount described in Clause 32.5) under this Schedule 9, conduct of the Claim shall be governed by the provisions of this Schedule 9 to the extent they are consistent with the obligations of the relevant Purchaser(s) and any relevant member of the Target Group under the W&I Insurance Policy.

11.	Tax Returns

11.1	For the purposes of this paragraph 11, the “relevant Seller(s)” shall mean:

(A)	in respect of any Tax Return of the Panama Target Company or its Affiliates, Wilson Sons and Ultranav; and

(B)	in respect of any Tax Return of the Brazil Target Company or its Affiliates, Wilson Sons and Ultratug.

11.2	The relevant Seller(s) shall:

(A)	prepare, or cause to be prepared, at the relevant Seller(s) cost and expense, all Tax Returns of the Target Group required to be filed under Law on or prior to the Completion Date;

(B)	be responsible for the timely filing (taking into account any extensions received from the relevant Tax Authorities) of such Tax Returns; and

(C)	prepare all documentation and deal with all matters (including correspondence) relating to such Tax Returns. To the extent that any such documentation or correspondence is to be submitted by a member of the Target Group after Completion, the relevant Purchaser shall procure that such member of the Target Group shall cause such documentation or correspondence to be signed and submitted to the appropriate Tax Authority on a timely basis without amendment or with such amendments as the relevant Seller(s) shall agree (acting jointly), provided that the relevant Purchaser shall not be obliged to procure such action in respect of any documentation or correspondence that contains information that to the best of that member of the Target Group’s knowledge is incorrect, incomplete or misleading.

11.3	The relevant Sellers shall provide the relevant Purchaser(s) with a copy of each such Tax Return where such return relates solely to Corporate Income Tax (Imposto de Renda da Pessoa Jurídica – IRPJ) and/or Social Contribution on Net Income (CSLL) Tax payables (Contribuição Social sobre o Lucro Líquido), in draft form for its review and comment no less than ten (10) days before the last date on which the return may be filed with the appropriate Tax Authority without incurring interest and penalties (“Filing Date”), and shall consider in good faith the comments from the relevant Purchaser(s).

11.4	The Purchasers shall:

(A)	prepare, or cause to be prepared, all Tax Returns of the Target Group, other than those in paragraph 11.2 above, including every Tax Return of the Target Group for any Pre-Completion Tax Period (other than those in paragraph 11.2 above) (“Pre-Completion Tax Returns”), and every Tax Return for any Straddle Period (“Straddle Tax Returns”);

(B)	provide the relevant Seller(s) with a copy of each such Pre-Completion Tax Return and Straddle Tax Return in draft form to the relevant Seller(s) at least twenty (20) Business Days before the Filing Date give the relevant Seller(s) an opportunity to make comments thereon, and properly reflect the relevant Seller(s)’ comments, to the extent such comments relate to a matter: (i) for which the relevant Seller(s) may be liable under this Agreement; or (ii) which could affect a Covenantor Liability, and provided that reflection of the Seller(s)’ comments would not result in the contravention of applicable Law; and

(C)	procure that the Target Group shall cause the completed returns mentioned in paragraph (B) to be signed and submitted to the appropriate Tax Authority on a timely basis and without amendment (save with the written consent of the relevant Seller(s) which shall not be unreasonably withheld, conditioned or delayed);

11.5	Except as set out in paragraph 11.2 above, the Purchasers shall prepare all documentation and deal with all matters (including correspondence) relating to any Pre-Completion Tax Return or Straddle Tax Return, provided that, where there is or is to be any correspondence, meeting or telephone call with any Tax Authority in relation to such Tax Returns that relate to a matter: (i) for which the relevant Seller(s) may be liable under this Agreement; or (ii) which could affect a Covenantor Liability:

(A)	the Purchasers shall promptly send copies of all such correspondence received and copies of all draft replies to the relevant Seller(s), give the relevant Seller(s) an opportunity to make comments jointly thereon a reasonable time in advance of the submission of those replies to the relevant Tax Authority and properly reflect the relevant Seller(s)’ reasonable comments, provided that reflection of the Seller(s)’ comments would not result in the contravention of applicable Law; and

(B)	the Purchasers shall give reasonable advance notice of any such meeting or call to the relevant Seller(s), and the relevant Seller(s) shall each be entitled to nominate an individual to attend and not participate in such meeting or call.

11.6	Without prejudice to the foregoing provisions of this paragraph 11, the parties acknowledge and agree that, in preparing any Tax Return in accordance with paragraphs 11.2 or 11.4, and preparing any documentation and dealing with any matter in relation to any Tax Return in accordance with paragraphs 11.2(C) and 11.5, documentation will be prepared and the returns or matter will be dealt with (as the case may be) in accordance with the past practice of the member of the Target Group in question, provided that the Purchasers or any member of the Target Group shall not be obliged to do anything that is not to the best of the relevant member of the Target Group’s knowledge correct and complete, or that would be reasonably likely to cause a material prejudice to the Tax affairs or bona fide commercial interests of the Purchasers’ Group.

11.7	The Purchasers shall procure that the Target Group shall afford such access to their personnel, books, accounts and records and provide such assistance as is necessary and reasonable to enable the relevant Seller(s) to exercise its rights, and fulfil its obligations, under this paragraph 11.

11.8	The relevant Seller(s) shall procure that the relevant members of the Sellers’ Group shall afford such access to their personnel, books, accounts, records and Representatives, and provide such assistance as is reasonable to enable the Purchasers to exercise their rights, and fulfil their obligations, under this paragraph 11.

11.9	The Purchasers shall not, and shall procure that each member of the Target Group shall not, amend or withdraw any return mentioned in paragraphs 11.2 and 11.4 or submitted in accordance with paragraphs 11.2 and 11.4, or make any representation, claim or filing that is inconsistent therewith, save with the written consent of the relevant Seller(s) (which shall not be unreasonably withheld, conditioned or delayed) or pursuant to a notice issued by a Tax Authority requiring the same under sufferance of penalty.

11.10	Where there is conflict between the foregoing provisions of this paragraph 11 and the provisions of paragraph 4 or paragraph 10, the provisions of paragraph 4 or paragraph 10 take precedence over the foregoing provisions of this paragraph 11.

12.	Due Date of Payment

12.1	Where a payment falls to be made under this Schedule 9, the payment shall be made in cleared funds.

12.2	Where any action is taken to dispute, defend, resist, appeal or compromise any Tax Authority Claim (a “Disputed Claim”), the relevant Seller(s) are to pay any required sum under paragraph 2 by the date falling five (5) Business Days after the date when the amount of Tax that is the subject matter of the Disputed Claim is finally and conclusively determined, except to the extent the claim cannot be disputed, defended, resisted, appealed or compromised (as the case may be) prior to all or a portion of the Tax which is the subject matter of the Disputed Claim being paid, in which case, an amount equal to that amount of Tax shall be paid by the relevant Seller(s) (in their respective Relevant Proportions) promptly upon receipt by that Seller of a written notice from the relevant Purchaser(s) for that amount. Any such amount of Tax paid but subsequently recovered by the relevant Purchaser(s) or a member of the Target Group (together with interest paid by the Tax Authority) upon resolution of the Disputed Claim shall be repaid to the relevant Seller(s) (in their respective Relevant Proportions) forthwith, less any Tax thereon and any reasonable costs of recovery incurred by any member of the Target Group or the Purchasers’ Group, notwithstanding the other provisions in this Schedule 9.

12.3	In any other case, the due date for the making of any payment under this Schedule 9 shall be the later of the date falling five (5) Business Days after the date upon which the party liable to make the payment under this Schedule 9 has been notified of the obligation to make the payment by the party entitled to claim the payment, and:

(A)	in the case of a payment in respect of an Actual Tax Liability, the date falling on the later of:

(i)	five (5) Business Days before the last date upon which the Tax concerned can be paid without the person liable to pay it incurring a liability to interest or a charge or penalty in respect of it; and

(ii)	five (5) Business Days after the date upon which the party liable to make the payment under this deed has been notified of the obligation to make the payment by the party entitled to claim the payment;

(B)	in case of a payment in respect of a Deemed Tax Liability:

(i)	which relates to the Loss of any Accounts Relief other than a repayment of Tax, the date falling ten (10) Business Days before the date in which the relevant member of the Target Group becomes due to pay any Tax which it would not, but for such Loss, have had to pay;

(ii)	which relates to the Loss of a right to a repayment of Tax, the date falling ten (10) Business Days before the day on which such repayment (or increased repayment) of Tax would have been due and for this purpose it shall be assumed that the repayment would have become due at the earliest possible date;

(iii)	which relates to the setting off or utilisation of any Purchasers’ Relief or Purchasers’ Repayment, the date falling five (5) Business Days before the date on which the relevant member of the Target Group would, but for such setting off or utilisation (and in the absence of any other Purchasers’ Relief or Purchasers’ Repayment), have been liable to pay any Tax; and

(C)	in the case of a payment in respect of costs and expenses under paragraph 2.1(C), five (5) Business Days before the date upon which the costs and expenses fall due for payment (or, if later, ten (10) Business Days after demand therefor).

13.	Deductions From Payments, etc.

13.1	All sums payable by any Seller to any Purchaser under this Schedule 9 shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by Law and, if any such deduction or withholding is required, the relevant Seller shall provide such evidence satisfactory to the relevant Purchaser, acting reasonably, that such deduction or withholding has been made and appropriate payment made to the relevant Tax Authority.

13.2	If any deductions or withholdings for, or on account of, Tax are required by Law to be made from any of the sums payable as mentioned in paragraph 13.1 then, except to the extent that the sum constitutes interest, the relevant Seller shall be obliged to pay to the relevant Purchaser(s) such additional amount as will, after such deduction or withholding has been made, leave the relevant Purchaser(s) with the same amount as they would have been entitled to receive in the absence of any such requirement for that Seller to make a deduction or withholding.

13.3	If any sum payable by any Seller to any Purchaser under this Schedule 9 is required by Law to be brought into charge to Tax in the hands of the Purchaser, then, except to the extent that the sum constitutes interest, the relevant Seller shall pay such additional amount as shall be required to ensure that the total amount received by the relevant Purchaser(s) is equal to the amount that would have been received if the sum payable by that Seller were not required by Law to be brought into charge to Tax in the hands of the relevant Purchaser(s).

13.4	The relevant Purchaser(s) shall use reasonable endeavours to obtain and utilise a Relief in respect of any deduction or withholding in respect of which an additional amount has been paid pursuant to paragraph 13.2 and in respect of any such additional amount and, to the extent that any such Relief is obtained and utilised by the relevant Purchaser(s), the relevant Purchaser(s) shall pay to the relevant Seller, within ten Business Days of utilising such Relief, such amount as will leave the relevant Purchaser(s) in the same after-Tax position as that in which they would have been if no such deduction or withholding had been required by Law to be made in respect of the payment from that particular Seller.

14.	Secondary Liabilities

14.1	This paragraph 14 shall not apply in respect of the Completion BWT Amount or the Post-Completion Adjustment BWT Amount.

14.2	Subject to paragraph 14.7, each relevant Seller shall pay to the relevant Purchaser(s) an amount equal to the Relevant Proportion of any Tax Liability of a member of the Target Group in respect of Tax which is chargeable directly or primarily against, or arises directly or primarily in consequence of or by reference to anything done by, any person that (i) is or may be treated for the purposes of any Tax as being or having been, at any time on or before Completion, a member of the same group as, or otherwise associated or connected with, the member of the Target Group concerned; and (ii) is not a member of the Target Group or any other member of the Purchasers’ Group, provided that such person was, at the time when such thing was done, within the control of the Sellers’ Group.

14.3	Subject to paragraph 14.7, each relevant Purchaser shall pay to the relevant Seller(s) an amount equal to the Relevant Proportion of any Tax Liability of a member of the Relevant Seller Group in respect of Tax which is chargeable directly or primarily against, or arises directly or primarily in consequence of or by reference to anything done by, any member of the Purchasers’ Group. No payment shall be due under this paragraph 14.3 to the extent that, had the Tax in question been discharged by the relevant member of the Purchasers’ Group (and ignoring for this purpose any financial or time limits), the relevant Purchaser would have been entitled to make a Claim against that Seller under this Schedule 9 or under the Tax Warranties in respect of such Tax; and, in such circumstances and to that extent, such Seller shall procure that no statutory or other right to recover in respect of that Secondary Liability shall be exercised.

14.4	If a payment is due under paragraphs 14.2 or 14.3, the payer shall also pay any reasonable out-of-pocket costs and expenses reasonably and properly incurred by, in the case of a payment under paragraph 14.2, any member of the Purchasers’ Group or, in the case of a payment made under paragraph 14.3, any member of the Sellers’ Group, to the extent in either case that such costs and expenses would not have been so incurred but for any Secondary Liability which gives rise to an obligation for the payer to make a payment under paragraphs 14.2 or 14.3 or with any Tax Authority Claim therefor; or in successfully taking or defending any action under paragraphs 14.2 or 14.3.

14.5	Where a party is entitled to receive an amount under this paragraph 14 and a person is or becomes entitled, under any statutory provision or otherwise, to recover an amount in respect of the relevant Secondary Liability other than pursuant to this paragraph 14, then such party shall use, or shall procure that the relevant person uses, all reasonable endeavours to make such recovery. In the event that such recovery is made, such payments shall be made between the parties as will ensure that the aggregate amount paid by the paying party or parties under this paragraph 14 is equal to the amount that would have been so payable but for this paragraph 14.5 minus the amount of such recovery, net of any Taxes and out-of-pocket costs and expenses incurred in making such recovery (provided that such aggregate amount shall not be less than zero).

14.6	Paragraphs 10 and 13 shall apply to the covenant in this paragraph 14 as if references to the relevant Purchaser(s) were replaced with references to the relevant Seller(s) or other applicable terms (and vice versa) and “Purchasers’ Relief” were replaced with “Relief other than a Purchasers’ Relief” and making any other necessary modifications.

14.7	The exclusions in paragraph 3 shall apply to the covenants in paragraphs 14.2 and 14.3, making any necessary modifications.

15.	Notional End of Tax Period

15.1	For the purposes of determining whether a Tax Liability, Relief, or entitlement to or receipt of a repayment of Tax has arisen in respect of a period ending on or before Completion or in respect of a period commencing after Completion, a Tax Period of each member of the Target Group current at the time of Completion shall be deemed to end at that time.

16.	Cooperation on Tax Matters

16.1	Without prejudice to the foregoing provisions in this Schedule 9, the Parties shall cooperate, as and to the extent reasonably requested by another such Party, in connection with determining any Tax Liability, the preparation and filing of any Tax Return under this Schedule 9, and any audit, litigation or other proceeding or Action with respect to Taxes, in each case, relating to any member of the Target Group with regard to any Pre-Completion Tax Period. Such cooperation shall include (upon the other Party’s written request) the provision of records and information that are reasonably relevant to any such Tax matter and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

17.	Miscellaneous

17.1	No amount of any Tax Liability, Relief or repayment of Tax shall be counted more than once in either Party’s favour (whether to give rise to or increase an amount due to them or to eliminate or reduce an amount due from them) pursuant to this Schedule 9, treating for this purpose the members of the Purchasers’ Group (including the Target Group) together as one party.

17.2	Notwithstanding anything to the contrary in this Agreement, in the event of a conflict or inconsistency between the provisions of this Schedule 9 and any other provisions of this Agreement, the provisions of this Schedule 9 shall govern.

Schedule 10
The Target Companies and the Subsidiaries

Part A: The Target Companies

Company name:	Atlantic Offshore Services S.A.

Registered number:	679710

Date of incorporation:	26 October 2009

Place of incorporation:	Panama

Address of registered office:	Tower Financial Center, 16th Floor, 50th Street and Elvira Mendez, Panama City, Republic of Panama

Class of company:	Closed corporation

Issued share capital:	USD 48,343,336 comprising 5,000 ordinary shares without nominal value

Shareholder(s):	Wilson Sons S.A. (50% of the issued share capital)

Ultranav International II, S.A. (50% of the issued share capital)

Managers:	[*****]

Company name:	Wilson, Sons Ultratug Participações S.A.

Registered number:	CNPJ: 04.017.196/0001-88

Date of incorporation:	29 August 2000

Place of incorporation:	Brazil

Address of registered office:	Rua da Quitanda No. 86, 5th Floor, Room 501, Edifício Galeria, Centro, City of Rio De Janeiro, State of Rio de Janeiro, Zip Code 20.091-005, Brazil

Class of company:	Closed corporation

Issued share capital:	R$ 547,584,358 comprising 547,584,358 ordinary shares with no par value

Shareholder(s)	Wilson Sons S.A. (50% of the issued share capital)

Remolcadores Ultratug Limitada (50% of the issued share capital)

Managers:	[*****]

Part B: The Transferred Subsidiaries

Company name:	South Patagonia Services Sociedad Anónima

Registered number:	214380210013

Date of incorporation:	27 October 2000

Place of incorporation:	Uruguay

Address of registered office:	Juncal 1392, Montevideo, Uruguay

Class of company:	Closed corporation

Issued share capital:	USD 4,305,000 comprising 4,305,000 ordinary shares of USD 1.00 each

Shareholder(s):	Atlantic Offshore Services S.A. (100% of the issued share capital)

Managers:	[*****]

Company name:	Wilson, Sons Offshore S.A.

Registered number:	CNPJ: 08.376.900/0001-40

Date of incorporation:	20 September 2006

Place of incorporation:	Brazil

Address of registered office:	Rua da Quitanda No. 86, 5th Floor, Room 501, Centro, City of Rio De Janeiro, State of Rio de Janeiro, Zip Code 20.091-005, Brazil

Class of company:	Closed corporation

Issued share capital:	R$ 455,943,278 comprising 455,943,278 ordinary shares with no par value

Shareholder(s):	Wilson, Sons Ultratug Participações S.A. (100% of the issued share capital)

Managers:	[*****]

Company name:	WSUT Serviços Marítimos Ltda.

Registered number:	CNPJ: 38.438.465/0001-00

Date of incorporation:	14 September 2020

Place of incorporation:	Brazil

Address of registered office:	Rua da Quitanda No. 86, 5th Floor, Room 501, Edifíccio Galeria, Centro, City of Rio de Janeiro, State of Rio de Janeiro, Zip Code 20091-005, Brazil

Class of company:	Limited liability company

Issued share capital:	R$ 1,000 comprising 1,000 quotas of R$ 1.00 each

Shareholder(s):	Wilson, Sons Ultratug Participações S.A. (100% of the issued share capital)

Managers:	[*****]

Company name:	Magallanes Navegação Brasileira S.A.

Registered number:	CNPJ: 07.191.820/0001-57

Date of incorporation:	17 January 2005

Place of incorporation:	Brazil

Address of registered office:	Rua da Quitanda No. 86, 5th Floor, Room 501, Edifício Galeria, Centro, City of Rio de Janeiro, State of Rio de Janeiro, Zip Code 20091-005, Brazil

Class of company:	Closed corporation

Issued share capital:	R$ 193,257,897 comprising 193,257,897 ordinary shares with no par value

Shareholder(s):	Wilson, Sons Ultratug Participações S.A. (100% of the issued share capital)

Managers:	[*****]

Schedule 11
Petrobras Claim

1.	For the purpose of this Schedule 11, the following definitions shall apply:

(A)	“Defendant” means Petróleo Brasileiro S.A., being the defendant under the Petrobras Claim;

(B)	“Final Determination” means, in relation to the Petrobras Claim, that any Settlement has become unconditional or a decision of a court of competent jurisdiction has been given from which either no appeal lies or in respect of which no appeal has been made within the applicable time limit;

(C)	“Petrobras Claim” means the litigation described at document references 6.4.36.1.26 and 6.4.36.1.28.8 in the Data Room (including any related proceedings, settlement discussions, enforcement or appeals);

(D)	“Petrobras Claim Proceeds” means fifty percent (50%) of the aggregate amount of cash received by any member of the Target Group after Completion as a result of:

(i)	Final Determination of the Petrobras Claim by way of damages, compensation, settlement payment, penalty or interest or by way of reimbursement from a third party to any member of the Target Group in respect of any costs (including, for the avoidance of doubt, any related interest); or

(ii)	a sale of the Petrobras Claim to a third person (and for clarity, not to any Seller) in compliance with paragraph 3 of this Schedule 11, in each case net of any Tax on income or profits in the hands of the recipient member of the Target Group as a result of receipt of the cash; and

(E)	“Settlement” means any agreement, settlement or compromise with the Defendant in relation to the Petrobras Claim or any discontinuation of the Petrobras Claim.

2.	Following Completion, the Purchasers shall have the sole conduct, direction and control of the Petrobras Claim in the name of any relevant member of the Target Group as necessary. In connection with such conduct:

(A)	the Purchasers shall act in their sole discretion in connection with progressing, furthering, settling, compromising and/or appealing (as applicable) the Petrobras Claim, provided that the Purchasers shall:

(i)	keep the Sellers promptly and reasonably informed of any material matters and developments relating to the Petrobras Claim and/or any Settlement;

(ii)	liaise with the Sellers on a regular basis and as reasonably required regarding the conduct and defence of the Petrobras Claim;

(iii)	promptly provide the Sellers with copies of any material notices, correspondence or other documents, and reasonable details of any material oral communications, relating to the Petrobras Claim;

(iv)	provide the Sellers a reasonable opportunity to comment on any material documentation relating to the Petrobras Claim and/or any Settlement, with the Purchasers required to consider any such comments in good faith; and

(v)	take into account, in good faith, any reasonable suggestions of the Sellers related to progressing, furthering, settling, compromising and/or appealing (as applicable) the Petrobras Claim; and

(B)	the Purchasers may settle, compromise or offer to settle or compromise the Petrobras Claim, provided that the Purchasers shall not do so without the prior written consent of the Sellers (not to be unreasonably withheld, conditioned or delayed) if such Settlement would include the imposition of any term or condition that would reasonably be expected to (i) materially restrict the future activity or conduct of any Seller or any member of their respective Relevant Seller Groups, or (ii) include a finding or admission of a violation of Law on the part of the any Seller or any member of their respective Relevant Seller Groups.

3.	Sale of the Petrobras Claim; Right of First Refusal

(A)	Subject to the remainder of this paragraph 3, the Purchasers shall have the right to sell, transfer or assign for cash all rights and title to the Petrobras Claim to a bona fide third party (the “Proposed Transferee”). Any transfer in violation of this paragraph 3 shall be null and void ab initio and of no force or effect.

(B)	At least ten (10) Business Days prior to consummating any proposed sale, transfer or assignment of the Petrobras Claim to a Proposed Transferee, the Purchasers shall deliver written notice (the “Transfer Notice”) to the Sellers setting forth the material terms and conditions of the proposed transfer, including the purchase price and form of consideration, and inviting the Sellers to exercise their Right of First Refusal.

(C)	The Sellers shall have the right, but not the obligation, irrevocably exercisable by written notice delivered to the Purchasers within ten (10) Business Days following receipt of the Transfer Notice (the “Election Period”), to purchase the Petrobras Claim on the same terms and conditions set forth in the Transfer Notice but at fifty percent (50%) of the value of the proposed purchase price (the “Right of First Refusal”). For an election to be valid, the Sellers must collectively elect to purchase the entirety of the Petrobras Claim.

(D)	If the Sellers timely and irrevocably elect to exercise the Right of First Refusal, the Parties shall consummate the purchase and sale of the Petrobras Claim within ten (10) Business Days following such election and on the terms set out in the Transfer Notice unless otherwise agreed in writing between the Purchasers and the Sellers.

(E)	If the Sellers do not timely exercise the Right of First Refusal, or elect not to exercise the Right of First Refusal, the Purchasers may, during the 180-day period following the expiration of the Election Period, transfer the Petrobras Claim to the Proposed Transferee on terms no more favourable to the Proposed Transferee than those set forth in the Transfer Notice.

4.	Subject to the Purchasers complying in all material respects with its obligations pursuant to paragraph 2 above, the Sellers shall:

(A)	indemnify, on an after-Tax basis, and hold harmless in their respective Relevant Proportions the Purchasers and each other relevant member of the Purchasers’ Group against fifty percent (50%) of all reasonable costs and expenses (including reasonable legal and expert fees) incurred by the Purchasers and each other relevant member of the Purchasers’ Group as a result of complying with the requirements set out in paragraph 2 above or as a direct result of the Purchasers’ conduct of the Petrobras Claim. Any such indemnified amounts shall be paid promptly to the Purchasers’ Bank Account upon written demand and provision of reasonable supporting documentation; and

(B)	bear fifty percent (50%) of all fees and expenses of any advisers instructed by any member of the Target Group in connection with the Petrobras Claim.

5.	Within twenty (20) Business Days of the receipt by the Purchasers of any Petrobras Claim Proceeds, the Purchasers shall procure the payment to:

(A)	Wilson Sons’ Seller Bank Account of an amount equal to its Relevant Proportion of any and all Petrobras Claim Proceeds;

(B)	Ultranav’s Seller Bank Account of an amount equal to its Relevant Proportion of any and all Petrobras Claim Proceeds; and

(C)	Ultratug’s Seller Bank Account of an amount equal to its Relevant Proportion of any and all Petrobras Claim Proceeds.

6.	The Parties hereby acknowledge that more than one payment in respect of the Petrobras Claim Proceeds may be required to the extent that the Petrobras Claim Proceeds are not received pursuant to a single court judgment, payment or settlement.

7.	Notwithstanding anything to the contrary, but without prejudice to Clause 12, the Parties agree that the Sellers shall bear all Taxes arising in connection with or as a result of any payment to the Sellers in respect of the Petrobras Claim Proceeds in accordance with paragraphs 5 and 6 above.

IN WITNESS whereof this Deed has been executed and delivered as a deed on the date first before written.

Executed as a DEED	)
)
for and on behalf of WILSON SONS S.A.,	)	/s/ Luis Gustavo Bueno Machado
	)	(Authorised signatory)
a company incorporated in Brazil and	)
acting by two officers who, in accordance	)	Name: Luis Gustavo Bueno Machado
with the laws of that territory, are acting	)
under the authority of the company	)
	)	/s/ Michael Robert Connell
	)	(Authorised signatory)
)
	)	Name: Michael Robert Connell

[Senna/McLaren – Sale and Purchase Agreement (Wilson Sons signature page)]

Executed as a DEED	)
	)	/s/ Jan Vermeij Chamy
for and on behalf of ULTRANAV INTERNATIONAL II, S.A.,	)	(Authorised signatory)
)
	)	Name: Jan Vermeij Chamy
a company incorporated in Panama and	)
acting by two duly authorised legal	)
representatives and/or attorneys-in-fact	)	/s/ Francisco Larraín Echeverría
who, in accordance with the laws of that	)	(Authorised signatory)
territory, is acting under the authority of	)
the company	)	Name: Francisco Larraín Echeverría

Executed as a DEED	)
	)	/s/ Jan Vermeij Chamy
for and on behalf of REMOLCADORES ULTRATUG LIMITADA,	)	(Authorised signatory)
)
	)	Name: Jan Vermeij Chamy
a company incorporated in Chile and	)
acting by two authorised signatories who,	)
in accordance with the laws of that	)	/s/ Francisco Larraín Echeverría
territory, are acting under the authority of	)	(Authorised signatory)
the company	)
	)	Name: Francisco Larraín Echeverría

[Senna/McLaren – Sale and Purchase Agreement (Ultratug Sellers signature page)]

Executed as a DEED	)
)
for and on behalf of WILSON, SONS	)	/s/ Luis Gustavo Bueno Machado
ULTRATUG PARTICIPAÇÕES S.A.,	)	(Authorised signatory)
)
	)	Name: Luis Gustavo Bueno Machado
a company incorporated in Brazil and	)
acting by two officers who, in	)
accordance with the laws of that	)	/s/ Federico Carlos Irrgang
territory, are acting under the authority	)	(Authorised signatory)
of the company	)
	)	Name: Federico Carlos Irrgang

Executed as a DEED	)
)
for and on behalf of ATLANTIC OFFSHORE SERVICES S.A.,	)	/s/ Luis Gustavo Bueno Machado
	)	(Authorised signatory)
)
a company incorporated in Panama and	)	Name: Luis Gustavo Bueno Machado
acting by two duly authorised legal	)
representatives who, in accordance with	)
the laws of that territory, is acting under	)	/s/ Federico Carlos Irrgang
the authority of the company	)	(Authorised signatory)
)
	)	Name: Federico Carlos Irrgang

[Senna/McLaren – Sale and Purchase Agreement (Target Group signature page)]

Executed as a DEED	)
)
for and on behalf of PAN MARINE DO BRASIL LTDA.,	)	/s/ Felipe Arturo Hernandez Otaño
	)	(Authorised signatory)
)
a company incorporated in Brazil and	)	Name: Felipe Arturo Hernandez Otaño
acting by authorised signatory who, in	)
accordance with the laws of that	)
territory, is acting under the authority of	)
the company

Executed as a DEED	)
)
for and on behalf of TIDEWATER MARINE INTERNATIONAL, INC.,	)	/s/ Daniel A. Hudson
	)	(Authorised signatory)
)
a company incorporated in the Cayman	)	Name: Daniel A. Hudson
Islands and acting by authorised	)
signatory who, in accordance with the	)
laws of that territory, is acting under the	)
authority of the company	)

Executed as a DEED	)
)
for and on behalf of TIDEWATER INC.,	)	/s/ Daniel A. Hudson
	)	(Authorised signatory)
a company incorporated in the State of	)
Delaware (United States of America))		Name: Daniel A. Hudson
and acting by authorised signatory who,	)
in accordance with the laws of that	)
territory, is acting under the authority of	)
the company	)

[Senna/McLaren – Sale and Purchase Agreement (Purchasers / Guarantor signature page)]